Filed Pursuant to Rule 424(b)(3)
Registration No. 333-279314

INVESCO REAL ESTATE INCOME TRUST INC.
SUPPLEMENT NO. 2 DATED NOVEMBER 14, 2024
TO THE PROSPECTUS DATED NOVEMBER 12, 2024
This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Invesco Real Estate Income Trust Inc., dated November 12, 2024 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to the “Company,” “we,” “us,” or “our” refer to Invesco Real Estate Income Trust Inc. and its subsidiaries unless the context specifically requires otherwise.
The purposes of this Supplement are as follows:
•to disclose the transaction price for each class of our common stock available in this offering as of December 1, 2024;
•to disclose the calculation of our October 31, 2024 NAV per share for all share classes;
•to provide an update on the status of our public offering;
•to update the suitability standards for prospective investors from Missouri;
•to update our form of subscription agreement; and
•to include our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024.
December 1, 2024 Transaction Price
The transaction price for each share class of our common stock for subscriptions accepted as of December 1, 2024 (and repurchases as of November 30, 2024) is as follows:

Transaction Price (per share)
Class T	$26.9824
Class S	$27.0333
Class D	$26.9982
Class I	$27.1323
Class E	$28.6575
The December 1, 2024 transaction price for each of our share classes is equal to such class’s NAV per share as of October 31, 2024. A detailed calculation of the NAV per share is set forth below. The purchase price of our common stock for each share class equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees. The repurchase price for each share class equals the transaction price of such class.
October 31, 2024 NAV per Share

We calculate NAV per share in accordance with the valuation guidelines that have been approved by our board of directors. Our NAV per share, which is updated as of the last calendar day of each month, is posted on our website at www.inreit.com and is made available on our toll-free, automated telephone line at 833-834-4924. Please refer to “Net Asset Value Calculation and Valuation Guidelines” in the Prospectus for how our NAV is determined. The Adviser is ultimately responsible for determining our NAV. Our properties have been appraised and our commercial mortgage loans and debt have been valued in accordance with our valuation guidelines and such appraisals and valuations were prepared or reviewed by our independent valuation advisors. We have included a breakdown of the components of total NAV and NAV per share for October 31, 2024.

Our total NAV presented in the following tables includes the aggregate NAV of our Class T, Class S, Class D, Class I, Class E and Class N shares, as well as partnership interests of the Operating Partnership held by the Special Limited Partner. The following table provides a breakdown of the major components of our total NAV as of October 31, 2024:

$ in thousands, except share/unit data
Components of NAV	October 31, 2024
Investments in real estate	$806,007
Investments in unconsolidated entities	147,356
Investments in real estate-related securities	56,088
Investment in commercial loan	12,980
Investment in affiliated fund	21,358
Cash and cash equivalents	58,574
Restricted cash	5,942
Other assets	5,042
Mortgage notes, revolving credit facility and financing obligation, net	(388,511)
Subscriptions received in advance	(2,259)
Other liabilities	(21,064)
Management fee payable	(345)
Accrued stockholder servicing fees	(16)
Non-controlling interests in joint-ventures	(71,735)
Net asset value	$629,417
Number of outstanding shares/units	22,585,424
The following table provides a breakdown of our total NAV and NAV per share/unit by class as of October 31, 2024:

$ in thousands, except share/unit data
NAV Per Share/Unit	Class T Shares	Class S Shares	Class D Shares	Class I Shares	Class E Shares	Class N Shares	Third-party Operating Partnership Units(1)	Total
Net asset value	$17,014	$19,267	$23,425	$128,056	$34,832	$404,199	$2,624	$629,417
Number of outstanding shares/units	630,542	712,711	867,660	4,719,693	1,215,474	14,347,795	91,549	22,585,424
NAV Per Share/Unit as of October 31, 2024	$26.9824	$27.0333	$26.9982	$27.1323	$28.6575	$28.1715	$28.6575
(1)Includes the partnership interest of the Operating Partnership held by the Special Limited Partner.
Set forth below are the weighted averages of the key assumptions in the discounted cash flow methodology used in the October 31, 2024 valuations, based on property types.

Property Type	Discount Rate	Exit Capitalization Rate
Healthcare	7.2%	5.8%
Office	8.8%	7.3%
Industrial	7.6%	6.0%
Self-Storage	7.8%	5.8%
Multifamily	7.0%	5.5%
Student Housing	7.3%	5.8%
Retail	8.3%	7.3%
These assumptions are determined by our independent valuation advisor and reviewed by the Adviser. A change in these assumptions would impact the calculation of the value of our property investments. For example, assuming all other factors remain unchanged, the changes listed below would result in the following effects on our investment values:

		Investment Values
Input	Hypothetical Change	Healthcare	Office	Industrial	Self-Storage	Multifamily	Student Housing	Retail
Discount Rate (weighted average)	0.25% decrease	1.9%	1.8%	2.0%	1.9%	2.0%	1.9%	1.8%
Discount Rate (weighted average)	0.25% increase	(1.9)%	(1.8)%	(2.0)%	(1.8)%	(1.9)%	(1.9)%	(1.8)%
Exit Capitalization Rate (weighted average)	0.25% decrease	2.8%	2.0%	2.8%	2.7%	3.0%	2.6%	1.9%
Exit Capitalization Rate (weighted average)	0.25% increase	(2.6)%	(1.9)%	(2.6)%	(2.5)%	(2.7)%	(2.4)%	(1.8)%
Status of our Public Offering
We are currently offering on a continuous basis up to $3.0 billion in shares of common stock, consisting of up to $2.4 billion in shares in our primary offering and up to $0.6 billion in shares pursuant to our distribution reinvestment plan. As of November 11, 2024, we have issued and sold in our public offering (1) 7,083,674 shares of our common stock (consisting of 271,750 Class T shares, 372,721 Class S shares, 541,996 Class D shares, 3,871,765 Class I shares and 2,025,442 Class E shares) in the primary offering for total proceeds of $212.2 million and (2) 113,041 shares of our common stock (consisting of 11,860 Class T shares, 10,213 Class S shares, 21,566 Class D shares, 50,532 Class I shares and 18,870 Class E shares) pursuant to our distribution reinvestment plan for a total value of $3.3 million. As of October 31, 2024, our aggregate NAV was $629.4 million. We intend to continue selling shares in our public offering on a monthly basis.
Missouri Suitability Standards
The following modifies the Missouri-specific suitability standard on page ii of the Prospectus.

"Missouri Investors. No more than ten percent (10%) of any one (1) Missouri investor's liquid net worth shall be invested in the securities being registered in this offering."
Subscription Agreement
The Form of Subscription Agreement included in Appendix B of the Prospectus is hereby amended and replaced with the Form of Subscription Agreement attached to this Supplement as Appendix A.
Quarterly Report on Form 10-Q
The Prospectus is hereby supplemented with our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, excluding exhibits, that were filed with the SEC on November 13, 2024, a copy of which is attached to this Supplement as Appendix B.

APPENDIX A: FORM OF SUBSCRIPTION AGREEMENT

Invesco Real Estate Income Trust Inc. (INREIT)

Subscription Agreement

Investor Services 833.834.4924

Please carefully read the Prospectus (as amended, restated, or supplemented, including all appendixes and exhibits thereto, the "Prospectus") regarding the public offering of Class T shares, Class S shares, Class D shares, Class I shares and Class E shares of common stock (the "shares") of Invesco Real Estate Income Trust Inc. (the "Company"), before deciding to complete and sign this subscription agreement.

PLEASE USE BLUE OR BLACK INK | **PLEASE PRINT CLEARLY IN BLOCK CAPITAL LETTERS**

1 | Investment *(Required: $ Amount / Share Class / Wire or Check / Existing Account)*

A. Subscription Information

Total Investment: $ ________

- Class T Shares
  - Select to waive selling commissions for Class T
- Class S Shares
  - Select to waive selling commissions for Class S
- Class D Shares
  - Select to waive selling commissions for Class D
- Class I Shares
- Class E Shares
- This is my initial investment. Minimum initial investment is $2,500 for Class D, S, T and E shares and $1,000,000 (unless waived) for Class I shares. The Prospectus contains additional information regarding these share classes, including the different fees which are payable with respect to each class.
- This is an additional investment ($500 minimum for all share classes)
  Existing Account: ________

B. Payment will be made via:

- Enclosed Check
- Wired Funds

C. Relationship

- Check here if you are an affiliate of Invesco Ltd., an employee of Invesco Ltd., a Company officer or director, or an Immediate Family Member of a Company officer or director.
- Check here if you are a registered representative or an Immediate Family Member[1] of a registered representative and are waiving upfront selling commissions.

D. Payment Instructions

Checks should be attached to this agreement and made payable to: Invesco Real Estate Income Trust Inc.

* *We do not accept cash, cashier's checks/official bank checks, starter checks, foreign checks, money orders, third-party checks, or traveler's checks.*

Wire	(Mail Address)	(Overnight Address)
Wire to: UMB **Name:** SS&C GIDS, Inc. as Agent for Invesco Universal **ABA Routing Number:** **DDA:** **Reference:** FBO (Investor's Name) or Existing Account Number		

1 "Immediate Family Member" means the child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, or mother-, father-, son-, daughter-, brother-, or sister-in-law of an officer or director, and includes adoptive relationships.

B-1

PLEASE USE BLUE OR BLACK INK PLEASE PRINT CLEARLY IN BLOCK CAPITAL LETTERS

2 | Type of Ownership *(Required: Please select one ownership type and attach all applicable documentation)*

A. Non-Qualified Ownership

- Individual Ownership *(One signature required)* or
- Joint Tenants with Rights of Survivorship *(Complete Sections 3C & 3D)**
- Transfer on Death *(Optional designation. See Section 3F)*
- Community Property*
- Tenants in Common*
- UGMA / UTMA: State of:
- Trust: *(Certification / Trust Documents required. See Section 3E for additional requirements)*
- Corporation / LLC / Partnership: *(Corporate Resolution, LLC or Partnership Agreement required)*
- Other:

B. Qualified Ownership *(All IRA/Retirement accounts require a 3rd party custodian; Section 4 must be completed)*

- Traditional IRA
- Roth IRA
- SEP IRA
- Simple IRA
- Retirement Plan *(Certification of Investment Powers Form or Plan Documents required)*
- Governmental Plan
- Church Plan
- Medical Plan Trust
- Other:

**All parties must sign*

3 | Investor Information *(Required: Part A & B must be completed / Parts C- F are dependent on investor profile)*

A. Investor/Primary Information *(Investor/Trustee/Administrator/UTMA/UGMA Minor's Name)*

First Name: MI: Last Name:

Date of Birth (MM/DD/YYYY): / /

Social Security Number / TIN

If non-resident alien, investor must submit an original, copy, or electronic version of the appropriate Form W-8 (W-8BEN, W-8ECI, W-8EXP or W-8IMY)

- U.S. Citizen
- Non U.S. Citizen
- Resident Alien
- Non-Resident Alien

Country of Citizenship

B. Investor/Primary Contact Information

Residential Address (P.O. Boxes NOT Accepted):

City State ZIP

Email Address:

Phone Number: - -

B-2

PLEASE USE BLUE OR BLACK INK PLEASE PRINT CLEARLY IN BLOCK CAPITAL LETTERS

C. Co-Investor / Beneficial Owner Information *(If applicable)*

First Name: MI: Last Name:

Date of Birth (MM/DD/YYYY): __ __ / __ __ / __ __ __ __

Social Security Number / TIN __ __ __ __ __ __ __ __ __

If non-resident alien, investor must submit an original, copy, or electronic version of the appropriate Form W-8 (W-8BEN, W-8ECI, W-8EXP or W-8IMY)

☐ U.S. Citizen ☐ Non U.S. Citizen ☐ Resident Alien ☐ Non-Resident Alien

Country of Citizenship

D. Co-Investor/Beneficial Owner Contact Information *(Please fill out address if different from section 3B)*

Residential Address (P.O. Boxes NOT Accepted):

City State ZIP

Email Address: Phone Number: __ __ __ - __ __ __ - __ __ __ __

E. Trust / Corporation / Partnership / Pension Fund / Other *(If applicable)*
(Required: Sections 3A and 3B must be completed with Trustee(s) information if the investment is made on behalf of a Trust)

Name of Entity:

Tax ID Number or Social Security #: __ __ __ __ __ __ __ __ __

Formation Date: __ __ / __ __ / __ __ __ __

Jurisdiction (If Non-U.S.):

Entity Type:

☐ Retirement Plan

☐ Trust *(Must submit Certification / Trust Documents)*

☐ S-Corp *(Must submit Corporate Resolution)*

☐ C-Corp *(Must submit Corporate Resolution)*

☐ Partnership *(Must submit Partnership Agreement)*

☐ LLC *(Must submit LLC Agreement)*

☐ Other

Exemptions:

Exempt Payee Code

Exempt from FATCA reporting code (if any)

If non-U.S. jurisdiction, please attach a completed applicable Form W-8 (W-8BEN, W-8ECI, W-8EXP, or W-8IMY)

B-3

PLEASE USE BLUE OR BLACK INK PLEASE PRINT CLEARLY IN BLOCK CAPITAL LETTERS

F. Transfer on Death ("TOD") Beneficiary Information *(If applicable)*

Not available for residents of Louisiana. Individual or joint tenants with rights of survivorship (JTWROS) registrations only. TOD beneficiary must be an individual or entity and cannot be the JTWROS person.

Provide a complete list of your primary beneficiary(ies) and your contingent beneficiary(ies) below. A contingent beneficiary receives assets only if no primary beneficiary survives you. If you have additional beneficiaries, please attach a separate page including all of the information requested in this section.

If you outlive the beneficiary and you want that beneficiary's share to go to their descendants, check "per stirpes."

Primary Beneficiary(ies)

1. Full Name ☐ ☐ Check here if this is your spouse. ☐ Per Stirpes Percentage ___ %

☐ SSN or ☐ TIN Date of Birth (MM/DD/YYYY) Custodian Name (*Required if beneficiary is a minor)*

2. Full Name ☐ Check here if this is your spouse. ☐ Per Stirpes Percentage ___ %

☐ SSN or ☐ TIN Date of Birth (MM/DD/YYYY) Custodian Name (*Required if beneficiary is a minor)*

Total 1 0 0 %

Contingent Beneficiary(ies) *

1. Full Name ☐ ☐ Check here if this is your spouse. ☐ Per Stirpes Percentage ___ %

☐ SSN or ☐ TIN Date of Birth (MM/DD/YYYY) Custodian Name (*Required if beneficiary is a minor)*

3. Full Name ☐ Check here if this is your spouse. ☐ Per Stirpes Percentage ___ %

☐ SSN or ☐ TIN Date of Birth (MM/DD/YYYY) Custodian Name (*Required if beneficiary is a minor)*

Total 1 0 0 %

Spousal Consent – Community Property States Only *(Please sign and date, if applicable)*

If you are married and your spouse is not a joint owner and/or is not a named beneficiary of your investment, spousal consent may be required for the registration of your account in TOD form. It is the account owner's responsibility to determine if spousal consent is required. The Company is under no obligation to determine your marital status, or whether your investment is separate or community property.

Name of Spouse *(Please print)*

Signature of Spouse Date (MM/DD/YYYY)

X __ __ / __ __ / __ __ __ __

By signing this form, I affirm that (i) I am the spouse of the account owner named in section 1 and (ii) I expressly consent to the designated beneficiary(ies) in section 2 and/or attached.

B-4

PLEASE USE BLUE OR BLACK INK PLEASE PRINT CLEARLY IN BLOCK CAPITAL LETTERS

4 | Custodian Information *(Completion by Custodian required)*

Name of Custodian:

Address:

City

State

ZIP

Custodian Tax ID No.

Custodian Account Number:

Email Address:

Phone Number:

_ _

The undersigned, being the custodian of the entity invested in the Company by the investor, hereby accepts and agrees to this subscription.

If the custodian of the IRA being invested in the Company by the investor accepts and agrees to the investor's election (if applicable) to invest distributions in additional shares of the Company pursuant to the terms of the Prospectus and the DRIP described therein, please initial here.

5 | Electronic Delivery *(Optional)*

Investor, please initial box if you wish to elect this option

Co-Investor, please initial box if you wish to elect this option

Subject to availability, you may authorize the Company to provide the Prospectus (including any supplements thereto), reports, proxy statements and other information (collectively, "documents") electronically by sending the Company instructions in writing in a form acceptable to the Company to receive such documents electronically. By initialing above to consent to electronically receive documents, including your account-specific information, you authorize the Company to either (i) email documents to you directly or (ii) make them available on the Company's website and notify you by email when and where such documents are available. You must have internet access to use electronic delivery. While the Company imposes no additional charge for this service, there may be potential costs associated with electronic delivery, such as online charges. You may revoke your consent for electronic delivery at any time and the Company will resume sending you a paper copy of all required documents. However, in order for the Company to be properly notified, your revocation must be given to the Company at a reasonable time before electronic delivery has commenced. The Company will provide you with paper copies at any time upon request. Such request will not constitute revocation of your consent to receive required documents electronically.

B-5

PLEASE USE BLUE OR BLACK INK PLEASE PRINT CLEARLY IN BLOCK CAPITAL LETTERS

6 | Distribution Options

A. Distribution Reinvestment Plan Opt Out

All stockholders are automatically enrolled in the Company's distribution reinvestment plan (the "DRIP") other than residents of Alabama, California, Idaho, Kansas, Kentucky, Maryland, Massachusetts, Mississippi, Nebraska, New Jersey, North Carolina, Ohio, Oregon, Tennessee, Vermont and Washington or clients of certain participating broker-dealers that do not permit automatic enrollment in the plan. If you do not wish to be enrolled in the DRIP, check the box below.

Initial

☐ I **DO NOT** wish to participate in the DRIP.

a. Non-custodial investors: complete Section 5B below

b. Custodial investors: all cash distributions will be sent to your Custodian of record

B. Cash Distributions

Select cash distribution option below only if you do not wish to enroll in the DRIP and do not have custodial ownership of the account.

- Mail distribution check to residential address listed in Section 3B
- Wire Cash Distributions to Custodian listed in Section 4
- Direct Deposit *(if checking account; enclose voided check / if savings account; include letter from your bank)*
- Mail distribution check to a third party financial institution

Name of Financial Institution:

Mailing Address:

City State ZIP

Routing Number: Account Number:

I (we) hereby authorize the Company to deposit distributions from my (our) common stock of the Company into the account at the financial institution indicated in Section 6 or the alternative instructions below. I (we) further authorize the Company to debit my (our) account noted above in the event that the Company erroneously deposits additional funds to which I am (we are) not entitled, provided that such debit shall not exceed the original amount of the erroneous deposit. In the event that I (we) withdraw funds erroneously deposited into my (our) account before the Company reverses such deposit, I (we) agree that the Company has the right to retain any future distributions to which I am (we are) entitled until the erroneously deposited amounts are recovered by the Company. This authorization is to remain in full force and effect until the Company has received written notice from me (us) as of the termination of this authorization in time to allow reasonable opportunity to act on it, or until the Company has sent me (us) written notice of termination of this authorization.

C. Distribution Reinvestment Plan Opt In

Initial

I. ☐ I am a resident of Alabama, Idaho, Kansas, Kentucky, Maryland, Massachusetts, Nebraska, New Jersey, North Carolina, Ohio, Oregon, Vermont or Washington, which do not permit automatic enrollment in the DRIP and I **do** wish to be enrolled in the DRIP.

II. ☐ I am a client of a participating broker-dealer that does not permit automatic enrollment in the DRIP and I **do** wish to be enrolled in the DRIP.

B-6

PLEASE USE BLUE OR BLACK INK PLEASE PRINT CLEARLY IN BLOCK CAPITAL LETTERS

7 | Investor(s) Acknowledgements and Investor Signatures

The Company is required by law to obtain, verify, and record certain personal information from you or persons on your behalf in order to establish the account. Required information includes name, date of birth, permanent residential address, and social security/taxpayer identification number. The Company may also ask to see other identifying documents. If you do not provide the information, the Company may not be able to open your account. By signing the subscription agreement, you agree to provide this information and confirm that this information is true and correct. If the Company is unable to verify your identity, or that of another person(s) authorized to act on your behalf, or if the Company believes it has identified potentially criminal activity, the Company reserves the right to take action as it deems appropriate which may include closing your account.

Please separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make the representation of your behalf.

In order to induce the Company to accept this subscription, I hereby represent and warrant to the Company as follows:

Required Acknowledgments - All items listed below must be read and initialed.		Investor / Owner	Co-Investor / Joint-Owner
A	I have received a copy of the final Prospectus.		
B	I have (i) a minimum net worth (not including home, home furnishings and automobiles) of at least $250,000, or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum gross annual income of at least $70,000.		
C	If I am an entity that was formed for the purpose of purchasing Shares, each individual that owns an interest in such entity meets the general suitability requirements described above.		
D	I acknowledge that there is no public market for the Shares, and thus my investment in the Shares is not liquid.		
E	I am purchasing the Shares for my own account.		
F	I understand the transaction price per share at which my investment will be executed will be made available at www.inreit.com, via the Company's toll-free telephone line at 833-834-4924 and in a prospectus supplement filed with the SEC, available at www.sec.gov.		

B-7

PLEASE USE BLUE OR BLACK INK PLEASE PRINT CLEARLY IN BLOCK CAPITAL LETTERS

State Specific Requirements (Only applicable if your state/territory is listed)	Investor / Owner	Co-Investor / Joint-Owner
For purposes of determining whether you satisfy the standards below, your net worth is calculated excluding the value of your home, home furnishing and automobiles. For the purposes of these suitability standards, unless otherwise indicated, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.		
Alabama Residents Only: If I am an Alabama resident, my investment in Invesco Real Estate Income Trust Inc. and other affiliated public non-listed REITs may not exceed 10% of my liquid net worth.		
California Residents Only: If I am a California resident, I may not invest more than 10% of my liquid net worth in Invesco Real Estate Income Trust Inc.		
Idaho Residents Only: If I am an Idaho resident, I have either (a) a liquid net worth of $85,000 and annual gross income of $85,000 or (b) a net worth of $300,000 (excluding the value of my home, furnishings and automobiles). Additionally, my investment in Invesco Real Estate Income Trust Inc. may not exceed 10% of my liquid net worth.		
Iowa Residents Only: If I am an Iowa resident, I have either (i) a liquid net worth of $85,000 and annual gross income of $85,000 or (ii) a net worth of $300,000 (excluding the value of my home, furnishings, and automobiles). In addition, my aggregate investment in Invesco Real Estate Income Trust Inc. may not exceed 10% of my liquid net worth.		
Kansas Residents Only: If I am a Kansas resident, I acknowledge that it is recommended by the Office of the Kansas Securities Commissioner that I limit my aggregate investment in this offering and other similar investments to not more than 10% of my liquid net worth.		
Kentucky Residents Only: If I am a Kentucky resident, I may not invest, in the aggregate, more than 10% of my liquid net worth in Invesco Real Estate Income Trust Inc. or other affiliated public, non-listed REITs.		
Maine Residents Only: If I am a Maine resident, I acknowledge that the Maine Office of Securities recommends that my aggregate investment in Invesco Real Estate Income Trust Inc. and similar direct participation investments not exceed 10% of my liquid net worth. For these purposes, liquid net worth is defined as that portion of total net worth that is comprised of cash, cash equivalents and readily marketable securities.		
Massachusetts Residents Only: If I am a Massachusetts resident, my investment in Invesco Real Estate Income Trust Inc. and other illiquid direct participation programs may not exceed 10% of my liquid net worth.		
Missouri Residents Only: If I am a Missouri investor, no more than ten percent (10%) of my liquid net worth shall be invested in securities being registered in this offering.		

B-8

PLEASE USE BLUE OR BLACK INK PLEASE PRINT CLEARLY IN BLOCK CAPITAL LETTERS

Nebraska Residents Only: If I am a Nebraska resident, I must have either (a) an annual gross income of at least $70,000 and a net worth of at least $70,000, or (b) a net worth of at least $250,000. In addition, if I am not an accredited investor as defined in Regulation D under the Securities Act of 1933, as amended, I must limit my aggregate investment in Invesco Real Estate Income Trust Inc. and in the securities of other non-publicly traded programs to 10% of my net worth.		
New Jersey Residents Only: If I am a New Jersey resident, I must have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. For purposes of New Jersey's suitability standard, "liquid net worth" is defined as that portion of net worth (total assets exclusive of home furnishings, and automobiles, minus total liability) that consists of cash, cash equivalent and readily marketable securities. In addition, an investment in Invesco Real Estate Income Trust Inc., its affiliates and other non-publicly traded direct investment programs (including REITs, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed 10% of my liquid net worth.		
New Jersey Residents Only: (1) New Jersey investors are advised that the Class T, S, and D shares, as applicable, will, with limited exceptions, be subject to upfront selling commissions and/or upfront dealer manager fees of up to 3.50% of the transaction price and stockholder servicing fees, subject to certain limits, of up to 0.85% of the NAV per annum. The upfront commissions and fees will cause the per share purchase price to be greater than the initial per share NAV that will be reflected on my account statement (by broker dealers reporting a valuation calculated in accordance with FINRA Rule 2231(c)(1)(B) relating to appraised value). These upfront commissions and fees will reduce the amount of the purchase price that is available for investment and other capital needs. The stockholder servicing fees will reduce the amount of distributions that are paid with respect to the Class T, S, and D shares. (2) New Jersey investors are advised that although the investment adviser to Invesco Real Estate Income Trust Inc. advanced all of its organization and offering expenses and may elect to pay certain of its expenses, Invesco Real Estate Income Trust Inc. is obligated to reimburse such investment adviser, and this will reduce the returns available to investors.		
New Mexico Residents Only: If I am a New Mexico resident, my investment in shares of Invesco Real Estate Income Trust Inc., shares of its affiliates and other public, non-listed REITs may not exceed 10% of my liquid net worth.		
North Dakota Residents Only: If I am a North Dakota resident, I have a net worth of at least ten times my investment in Invesco Real Estate Income Trust Inc.		
Ohio Residents Only: If I am an Ohio resident, my investment in Invesco Real Estate Income Trust Inc., its affiliates, and in any other public, non-traded REIT may not exceed 10% of my liquid net worth. For purposes of Ohio's suitability standard, "liquid net worth" is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings and automobiles, minus total liabilities) comprised of cash, cash equivalents and readily marketable securities.		
Oregon Residents Only: If I am an Oregon resident, I may not invest more than 10% of my liquid net worth in Invesco Real Estate Income Trust Inc.		
Pennsylvania Residents Only: If I am a Pennsylvania resident, I may not invest more than 10% of my net worth in Invesco Real Estate Income Trust Inc.		

B-9

PLEASE USE BLUE OR BLACK INK PLEASE PRINT CLEARLY IN BLOCK CAPITAL LETTERS

Puerto Rico Residents Only: If I am a Puerto Rico resident, my investment in Invesco Real Estate Income Trust Inc., our affiliates, and other public, non-listed REITs may not exceed 10% of my liquid net worth. For purposes of Puerto Rico's suitability standard, "liquid net worth" is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) consisting of cash, cash equivalents, and readily marketable securities.		

Tennessee Residents Only: If I am a Tennessee resident, I may not invest more than 10% of my liquid net worth (exclusive of home, home furnishings and automobiles) in Invesco Real Estate Income Trust Inc.		
Vermont Residents Only: If I am a Vermont resident who is not an "accredited investors" as defined in 17 C.F.R. §230.501, I may not purchase an amount in this offering that exceeds 10% of my liquid net worth. For purposes of Vermont's suitability standard, "liquid net worth" is defined as total assets (not including home, home furnishings or automobiles) minus total liabilities.		

In the case of sales to fiduciary accounts, the minimum standards above shall be met by the beneficiary, the fiduciary, account, or, by the donor or grantor, who directly or indirectly supplies the funds to purchase the shares if the donor or grantor is the fiduciary.

If you do not have another broker-dealer or other financial intermediary introducing you to the Company, then your Shares will be held in your name on the books of the Company. Invesco Distributors, Inc. (the "Dealer Manager") will not be deemed to act as your broker of record in connection with any investment in the Company. Please see Section 7 above.

I declare that the information supplied above is true and correct and may be relied upon by the Company.

I acknowledge that the broker-dealer/financial advisor (broker-dealer/financial advisor of record) indicated in Section 8 of this subscription agreement and its designated clearing agent, if any, will have full access to my account information, including the number of Shares I own, tax information (including the Form 1099) and redemption information. Investors may change the broker-dealer/financial advisor of record at any time by contacting the Company at 833-834-4924.

Substitute IRS Form W-9 Certifications (required for U.S. investors):

I, THE UNDERSIGNED, CERTIFY, under penalties of perjury, (i) that the taxpayer identification number shown on this subscription agreement is true, correct and complete (or I am waiting for a number to be issued), (ii) that I am not subject to backup withholding either because (a) I am exempt from backup withholding, (b) I have not been notified by the Internal Revenue Service ("IRS") that I am subject to backup withholding as a result of a failure to report all interest or distributions, or (c) the IRS has notified me that I am no longer subject to backup withholding, (iii) I am a U.S. citizen or other U.S. person (including a resident alien) and (iv) the FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct.

Certification instructions. You must cross out item (ii) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. See Form W-9 instructions at *http://www.irs.gov*.

Exempt payee code (if any) ____________________

Exemption from FATCA reporting code (if any) ____________________

B-10

PLEASE USE BLUE OR BLACK INK | PLEASE PRINT CLEARLY IN BLOCK CAPITAL LETTERS

BY SIGNING THIS AGREEMENT YOU ARE NOT WAIVING ANY RIGHTS UNDER THE FEDERAL OR STATES SECURITIES LAWS.

Printed Name of Account Owner / Authorized Signatory:

Signature of Account Owner / Authorized Signatory:

X

Date: __/__/____

Printed Name of Co-Investor / Joint Owner *(If Applicable)*:

Signature of Co-Investor / Joint Owner *(If Applicable)*:

X

Date: __/__/____

Printed Name of Custodian *(If Applicable)*:

Signature of Custodian *(If Applicable)*:

X

Date: __/__/____

8 | Broker-Dealer/Financial Professional Information

A. Broker Dealer / RIA / Trust Co.

☐ Broker-Dealer ☐ RIA Name ☐ Trust Co:

Advisor Name:

Client Account Number:

Mailing Address:

City

State

ZIP

Email Address:

Phone Number: ___-___-____

Branch Number (BD Only):

Rep/CRD Number (BD Only):

The undersigned registered representative of the broker-dealer or RIA representative confirms that he/she (i) has reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) has discussed such investor's prospective purchase of Shares with such investor; (iii) has advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the Shares; (iv) has delivered the Prospectus and related supplements, if any, to such investor; (v) has reasonable grounds to believe that the investor is purchasing these Shares for his or her own account; (vi) has reasonable grounds to believe that the purchase of Shares is a suitable investment

B-11

PLEASE USE BLUE OR BLACK INK PLEASE PRINT CLEARLY IN BLOCK CAPITAL LETTERS

for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto; (vii) understands that the sale of Shares in accordance with the Prospectus is subject to any applicable enhanced standard of conduct, including, but not limited to, the "best interest" standard applicable under Rule 151-1 under the Securities Exchange Act of 1934, as amended; and (viii) has advised such investor that the Shares have not been registered and are not expected to be registered under the laws of any country or jurisdiction outside of the United States except as otherwise described in the Prospectus.

The undersigned registered representative of the broker-dealer or RIA representative further represents and certifies that, in connection with this subscription for Shares, he/she has complied with and has followed all applicable policies and procedures under their firm's existing Anti-Money Laundering Program and Customer Identification Program.

If you do not have another broker-dealer or other financial intermediary introducing you to the Company, then the account will be held in your name on the books of the Company. You understand the Dealer Manager is not a full-service broker-dealer and it is not holding securities in an account.

The Dealer Manager's primary business is to serve as wholesaler on behalf of its affiliated institutional clients. Accordingly, you understand you are not the Dealer Manager's customer for any purpose. The Dealer Manager relies upon your representations above, including that you have ensured this subscription follows all applicable policies and procedures under your broker-dealer or RIA firm's existing Anti-Money Laundering Program and Customer Identification Program.

The Dealer Manager will not monitor your investments, and has not and will not make any recommendation regarding your investments. If you (or your client) want to receive financial advice regarding a prospective investment in the Shares, contact a broker-dealer or other financial intermediary directly to provide such advice to you.

Registered Rep / Financial Advisor / RIA / Trust Co. Signature: Date:

X __ __ / __ __ / __ __ __ __

Broker-Dealer Signature (if required/applicable): Date:

X __ __ / __ __ / __ __ __ __

Branch Manager Signature (if required/applicable): Date:

X __ __ / __ __ / __ __ __ __

9 | Important Investor Information

All items on this form must be completed to process the application. Please note that the Company, its agents, and participating broker-dealers are required by law to obtain, verify, and record certain personal information obtained to establish this account. We may also ask for other identifying documents or financial information relevant to a suitability assessment. If that information is not provided, we may not be able to open the account. To invest in the Company, we only accept checks drawn from a U.S. bank account or wired funds from a U.S. financial institution (ACH network member). We do not accept money orders, traveler's checks, starter checks, foreign checks, counter checks, third-party checks, or cash.

No sale of Shares may be completed until at least five business days after you receive the final Prospectus. To be accepted, a subscription request must be made with a completed and executed subscription agreement in good order and payment of the full purchase price at least five business days prior to the first calendar day of the month (unless waived by the Dealer Manager). You will receive a written confirmation of your purchase.

All items on the subscription agreement must be completed for your subscription to be processed. Subscribers are encouraged to read the Prospectus in its entirety for a complete explanation of an investment in the Shares.

For questions, please contact Investor Services: 833.834.4924

B-12

PLEASE USE BLUE OR BLACK INK PLEASE PRINT CLEARLY IN BLOCK CAPITAL LETTERS

Important Information for Investors in the Distribution Reinvestment Plan:

If investors participating in the DRIP or making subsequent purchases of Shares experience a material adverse change in their financial condition or can no longer make the representations or warranties set forth herein, they are asked to promptly notify the Company and their broker-dealer or other financial intermediary in writing. A broker-dealer or other financial intermediary may notify the Company if an investor participating in the DRIP can no longer make the representations or warranties set forth herein, and the Company may rely on such notification to terminate such investor's participation in the DRIP.

This request in no way shifts to the investor the responsibility of the Company's sponsor, or any other person selling Shares on behalf of the Company to the investor, to make every reasonable effort to determine that the purchase of Shares is a suitable and appropriate investment based on information provided by such investor.

Important Information for Investors Purchasing Shares Under the Terms for Uniform Gifts or Transfers to Minors (UGMA / UTMA):

To the extent that shares of the Company are purchased for the benefit of a minor under UGMA /UTMA, the minor will be required to complete a Subscription Eligibility Form and Account Application at the time that he or she becomes of legal age as defined by the law of the minor's state of residency.

10 | Review / Wire Instructions

A. Instructions – Please review the checklist below to ensure that this subscription document is completed Section 1:

- Investment Amount, Share Class, Initial or Additional Investment, Relationship, Check or Wire, Existing Account Number
- KYC/AML documentation that may be required

Section 2:

- Ownership Type, Custodial Information for Qualified Accounts
- Additional Documentation as required

Section 3:

- Required: Section 3A and 3B
- Section 3C and 3D if joint owners/co-investors/co-trustees, etc.
- Section 3E and 3F are specific to account type listed

Section 4:

- Required: Must be populated and signed by Custodian

Section 5:

- Please initial if electronic delivery is requested

Section 6:

- Required: Selection must be made for Distribution Reinvestment Plan if not participating in DRIP. Please review to confirm selection

Section 7:

- Required: Must be initialed for items A-F; if joint / co-investor account, both parties must initial
- If the investor's state is listed, initials required; if joint / co-investor account both parties must initial
- Required: Account Owner / Authorized Signatory signature; if joint / co-investor account both parties must sign

B-13

PLEASE USE BLUE OR BLACK INK PLEASE PRINT CLEARLY IN BLOCK CAPITAL LETTERS

Section 8:

- Required: Must be populated and signed by Advisor / Broker Dealer / RIA / Trust Company

Final Review:

- Investor Signatures and/or Initials: Section 6 and 7
- Custodian Signature: Section 7
- Advisor / Financial Professional Signatures: Section 8

Funding:

- Does the account from which funds will be used to invest and identified in section 4 or 8 have available the amount listed in Section 1?

B-14

Appendix B
Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2024

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________________________________________________
FORM 10-Q
_______________________________________________________________

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2024
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE TRANSITION PERIOD FROM TO
Commission File Number: 000-56655
_______________________________________________________________
Invesco Real Estate Income Trust Inc.
(Exact name of Registrant as specified in its charter)
_______________________________________________________________

Maryland	83-2188696
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2300 N Field Street Suite 1200 Dallas, Texas (Address of principal executive office)	75201 (Zip Code)
Registrant’s telephone number, including area code: (972)715-7400
_______________________________________________________________

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).    Yes  ☒    No  ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    Yes  ☒    No  ☐
Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act. Yes  ☐    No  ☒
As of November 11, 2024, the issuer had the following shares outstanding: 630,905 shares of Class T common stock, 718,234 shares of Class S common stock, 880,746 shares of Class D common stock, 4,796,841 shares of Class I common stock, 1,221,370 shares of Class E common stock and 14,347,794 shares of Class N common stock.

Table of Contents

		Page
PART I	FINANCIAL INFORMATION	1

ITEM 1.	FINANCIAL STATEMENTS	1

	Unaudited Condensed Consolidated Balance Sheets as of September 30, 2024 and December 31, 2023	1

	Unaudited Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2024 and 2023	2

	Unaudited Condensed Consolidated Statements of Changes in Equity and Redeemable Equity Instruments for the three and nine months ended September 30, 2024 and 2023	3

	Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2024 and 2023	7

	Notes to Unaudited Condensed Consolidated Financial Statements	9

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	40

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK	62

ITEM 4.	CONTROLS AND PROCEDURES	63

PART II	OTHER INFORMATION	64

ITEM 1.	LEGAL PROCEEDINGS	64

ITEM 1A.	RISK FACTORS	64

ITEM 2.	UNREGISTERED SALES OF EQUITY SECURITIES, USE OF PROCEEDS AND ISSUER PURCHASES OF EQUITY SECURITIES	65

ITEM 3.	DEFAULTS UPON SENIOR SECURITIES	67

ITEM 4.	MINE SAFETY DISCLOSURES	67

ITEM 5.	OTHER INFORMATION	67

ITEM 6.	EXHIBITS	68

SIGNATURES		69

PART I. FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS
Invesco Real Estate Income Trust Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

in thousands except share amounts	September 30, 2024	December 31, 2023
ASSETS
Investments in real estate, net	$ 685,984	$ 685,603
Investments in unconsolidated entities	123,171	121,319
Investments in commercial loans, at fair value	12,972	34,626
Investments in real estate-related securities, at fair value	40,559	28,030
Investments in affiliated fund, at fair value	22,869	27,717
Intangible assets, net	19,061	20,730
Cash and cash equivalents	69,326	36,046
Restricted cash	10,324	7,326
Other assets	8,589	11,367
Total assets	$ 992,855	$ 972,764

LIABILITIES
Mortgages payable, net	$ 337,761	$ 336,744
Financing obligation, net	53,745	53,752
Due to affiliates	22,258	21,994
Accounts payable, accrued expenses and other liabilities	24,437	17,989
Total liabilities	438,201	430,479

Commitments and contingencies (See Note 17)	—	—

Class N redeemable common stock, $0.01 par value per share, 14,289,603 and 13,783,204 shares issued and outstanding, respectively	420,164	405,479
Redeemable non-controlling interest in INREIT OP	2,926	5,658

EQUITY
Preferred stock, $0.01 par value per share, 100,000,000 shares authorized; no shares and 125 shares issued and outstanding, respectively ($500.00 per share liquidation preference)	—	41
Common stock, Class T shares, $0.01 par value per share, 600,000,000 shares authorized; 628,551 and 613,405 shares issued and outstanding, respectively	6	6
Common stock, Class S shares, $0.01 par value per share, 600,000,000 shares authorized; 711,547 and 528,268 shares issued and outstanding, respectively	7	5
Common stock, Class D shares, $0.01 par value per share, 600,000,000 shares authorized; 870,916 and 832,598 shares issued and outstanding, respectively	9	8
Common stock, Class I shares, $0.01 par value per share, 600,000,000 shares authorized; 4,623,637 and 4,332,740 shares issued and outstanding, respectively	46	43
Common stock, Class E shares, $0.01 par value per share, 600,000,000 shares authorized; 1,213,198 and 1,190,589 shares issued and outstanding, respectively	12	12
Additional paid-in capital	228,311	214,297
Accumulated deficit and cumulative distributions	(149,399)	(118,388)
Total stockholders' equity	78,992	96,024
Non-controlling interests in consolidated joint ventures	52,572	35,124
Total equity	131,564	131,148
Total liabilities, redeemable equity instruments and equity	$ 992,855	$ 972,764
See accompanying notes to condensed consolidated financial statements.

Invesco Real Estate Income Trust Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
in thousands except share amounts	2024	2023	2024	2023
Revenues
Rental revenue	$ 14,694	$ 16,012	$ 43,746	$ 47,064
Income from commercial loans	1,012	1,136	3,282	3,310
Other revenue	813	915	2,218	2,393
Total revenues	16,519	18,063	49,246	52,767
Expenses
Rental property operating	6,554	6,913	18,972	19,505
General and administrative	2,180	959	4,943	3,580
Management fee - related party	515	446	1,478	1,260
Depreciation and amortization	5,733	6,203	17,676	19,733
Total expenses	14,982	14,521	43,069	44,078
Other income (expense), net
Income (loss) from unconsolidated entities, net	(952)	1,778	129	2,138
Gain (loss) on real estate-related securities, net	1,631	(448)	3,386	(525)
Income from investment in affiliated fund, net	200	493	1,356	75
Gain (loss) on derivative instruments, net	(1,382)	1,384	888	3,753
Unrealized gain on commercial loans	36	—	146	—
Impairment loss on investments in real estate	—	(1,743)	—	(1,743)
Interest income	484	—	1,259	—
Interest expense	(6,196)	(7,118)	(18,269)	(20,830)
Other income (expense), net	180	(174)	(309)	(102)
Total other income (expense), net	(5,999)	(5,828)	(11,414)	(17,234)
Net loss attributable to Invesco Real Estate Income Trust Inc.	$ (4,462)	$ (2,286)	$ (5,237)	$ (8,545)
Dividends to preferred stockholders	$ —	$ (2)	$ (4)	$ (6)
Issuance and redemption costs of redeemed preferred stock	—	—	(24)	—
Net loss attributable to non-controlling interests in consolidated joint ventures	987	29	1,484	745
Net loss attributable to non-controlling interest in INREIT OP	15	11	57	43
Net loss attributable to common stockholders	$ (3,460)	$ (2,248)	$ (3,724)	$ (7,763)

Loss per share:
Net loss per share of common stock, basic and diluted	$ (0.15)	$ (0.11)	$ (0.17)	$ (0.37)
Weighted average shares of common stock outstanding, basic and diluted	22,352,693	20,975,438	22,028,519	20,717,793
See accompanying notes to condensed consolidated financial statements.

Invesco Real Estate Income Trust Inc.
Condensed Consolidated Statements of Changes in Equity and Redeemable Equity Instruments
(Unaudited)

in thousands	Series A Preferred Stock	Class T Common Stock	Class S Common Stock	Class D Common Stock	Class I Common Stock	Class E Common Stock	Class N Common Stock	Additional Paid-in Capital	Accumulated Deficit and Cumulative Distributions	Total Stockholders' Equity	Non-controlling Interests in Consolidated Joint Ventures	Total Equity	Class N Redeemable Common Stock	Redeemable Non-controlling Interest in INREIT OP
Balance at December 31, 2023	$ 41	$ 6	$ 5	$ 8	$ 43	$ 12	$ —	$ 214,297	$ (118,388)	$ 96,024	$ 35,124	$ 131,148	$ 405,479	$ 5,658
Proceeds from issuance of common stock, net of offering costs	—	—	1	1	4	—	—	14,781	—	14,787	—	14,787	—	—
Distribution reinvestment	—	—	—	—	—	—	—	444	—	444	—	444	4,835	—
Common stock repurchased	—	—	—	—	(2)	—	—	(7,361)	—	(7,363)	—	(7,363)	—	(867)
Share-based compensation	—	—	—	—	—	—	—	19	—	19	—	19	—	—
Net income (loss)	—	—	—	—	—	—	—	—	898	898	(22)	876	—	(39)
Preferred stock dividends	—	—	—	—	—	—	—	—	(2)	(2)	—	(2)	—	—
Common stock and INREIT OP unit distributions ($0.4182 gross per share/unit)	—	—	—	—	—	—	—	—	(8,964)	(8,964)	—	(8,964)	—	(71)
Contributions from non-controlling interests	—	—	—	—	—	—	—	—	—	—	5,472	5,472	—	—
Distributions to non-controlling interests	—	—	—	—	—	—	—	—	—	—	(425)	(425)	—	—
Adjustment to carrying value of redeemable equity instruments	—	—	—	—	—	—	—	(54)	—	(54)	—	(54)	—	54
Balance at March 31, 2024	$ 41	$ 6	$ 6	$ 9	$ 45	$ 12	$ —	$ 222,126	$ (126,456)	$ 95,789	$ 40,149	$ 135,938	$ 410,314	$ 4,735
Redemption of preferred stock	(41)	—	—	—	—	—	—	—	(24)	(65)	—	(65)	—	—
Proceeds from issuance of common stock, net of offering costs	—	—	1	—	4	—	—	11,799	—	11,804	—	11,804	—	—
Distribution reinvestment	—	—	—	—	—	—	—	505	—	505	—	505	4,889	—
Common stock repurchased	—	—	—	—	(3)	—	—	(7,823)	—	(7,826)	—	(7,826)	—	(852)
Share-based compensation	—	—	—	—	—	—	—	19	—	19	—	19	—	—
Net loss	—	—	—	—	—	—	—	—	(1,134)	(1,134)	(475)	(1,609)	—	(3)
Preferred stock dividends	—	—	—	—	—	—	—	—	(2)	(2)	—	(2)	—	—
Common stock and INREIT OP unit distributions ($0.4155 gross per share/unit)	—	—	—	—	—	—	—	—	(9,091)	(9,091)	—	(9,091)	—	(59)
Contributions from non-controlling interests	—	—	—	—	—	—	—	—	—	—	8,329	8,329	—	—
Distributions to non-controlling interests	—	—	—	—	—	—	—	—	—	—	(315)	(315)	—	—
Adjustment to carrying value of redeemable equity instruments	—	—	—	—	—	—	—	(27)	—	(27)	—	(27)	—	27
Balance at June 30, 2024	$ —	$ 6	$ 7	$ 9	$ 46	$ 12	$ —	$ 226,599	$ (136,707)	$ 89,972	$ 47,688	$ 137,660	$ 415,203	$ 3,848
Proceeds from issuance of common stock, net of offering costs	—	—	—	—	2	—	—	8,668	—	8,670	—	8,670	—	—
Common stock repurchased	—	—	—	—	(2)	—	—	(7,490)	—	(7,492)	—	(7,492)	—	(875)
Distribution reinvestment	—	—	—	—	—	—	—	530	—	530	—	530	4,961	—
Share-based compensation	—	—	—	—	—	—	—	19	—	19	—	19	—	—
Net loss	—	—	—	—	—	—	—	—	(3,460)	(3,460)	(987)	(4,447)	—	(15)
Common stock and INREIT OP unit distributions ($0.4170 gross per share/unit)	—	—	—	—	—	—	—	—	(9,232)	(9,232)	—	(9,232)	—	(47)
Contributions from non-controlling interests	—	—	—	—	—	—	—	—	—	—	6,044	6,044	—	—
Distributions to non-controlling interests	—	—	—	—	—	—	—	—	—	—	(173)	(173)	—	—
Adjustment to carrying value of redeemable equity instruments	—	—	—	—	—	—	—	(15)	—	(15)	—	(15)	—	15
Balance at September 30, 2024	$ —	$ 6	$ 7	$ 9	$ 46	$ 12	$ —	$ 228,311	$ (149,399)	$ 78,992	$ 52,572	$ 131,564	$ 420,164	$ 2,926
Seeaccompanying notes to condensed consolidated financial statements.

Invesco Real Estate Income Trust Inc.
Condensed Consolidated Statements of Changes in Equity and Redeemable Equity Instruments
(Unaudited)

in thousands	Series A Preferred Stock	Class T Common Stock	Class S Common Stock	Class D Common Stock	Class I Common Stock	Class E Common Stock	Class N Common Stock	Additional Paid-in Capital	Accumulated Deficit and Cumulative Distributions	Total Stockholders' Equity	Non-controlling Interests in Consolidated Joint Ventures	Total Equity	Class N Redeemable Common Stock	Redeemable Non-controlling Interest in INREIT OP
Balance at December 31, 2022	$ 41	$ 4	$ 4	$ 6	$ 38	$ 18	$ —	$ 167,611	$ (66,856)	$ 100,866	$ 30,024	$ 130,890	$ 432,604	$ 2,797
Proceeds from issuance of common stock, net of offering costs	—	1	—	1	2	—	—	12,729	—	12,733	—	12,733	(3)	—
Distribution reinvestment	—	—	—	—	—	—	—	270	—	270	—	270	—	—
Common stock repurchased	—	—	—	—	—	(4)	—	(13,021)	—	(13,025)	—	(13,025)	—	—
Share-based compensation	—	—	—	—	—	—	—	20	—	20	—	20	—	—
Net loss	—	—	—	—	—	—	—	—	(5,448)	(5,448)	(755)	(6,203)	—	(40)
Preferred stock dividends	—	—	—	—	—	—	—	—	(2)	(2)	—	(2)	—	—
Common stock and INREIT OP unit distributions ($0.4162 gross per share/unit)	—	—	—	—	—	—	—	—	(8,500)	(8,500)	—	(8,500)	—	(78)
Issuance of Class E OP Units to non-controlling interests	—	—	—	—	—	—	—	—	—	—	—	—	—	3,976
Contributions from non-controlling interests	—	—	—	—	—	—	—	—	—	—	28	28	—	—
Distributions to non-controlling interests	—	—	—	—	—	—	—	—	—	—	(226)	(226)	—	—
Adjustment to carrying value of redeemable equity instruments	—	—	—	—	—	—	—	12,324	—	12,324	—	12,324	(12,892)	568
Balance at March 31, 2023	$ 41	$ 5	$ 4	$ 7	$ 40	$ 14	$ —	$ 179,933	$ (80,806)	$ 99,238	$ 29,071	$ 128,309	$ 419,709	$ 7,223
Proceeds from issuance of common stock, net of offering costs	—	1	—	1	2	—	—	11,199	—	11,203	—	11,203	(2)	—
Distribution reinvestment	—	—	—	—	—	—	—	324	—	324	—	324	—	—
Common stock repurchased	—	—	—	—	—	(2)	—	(10,175)	—	(10,177)	—	(10,177)	—	—
Share-based compensation	—	—	—	—	—	—	—	19	—	19	—	19	—	—
Net income (loss)	—	—	—	—	—	—	—	—	(63)	(63)	39	(24)	—	8
Preferred stock dividends	—	—	—	—	—	—	—	—	(2)	(2)	—	(2)	—	—
Common stock distributions ($0.4155 gross per share)	—	—	—	—	—	—	—	—	(8,491)	(8,491)	—	(8,491)	—	(95)
Contributions from non-controlling interests	—	—	—	—	—	—	—	—	—	—	191	191	—	—
Distributions to non-controlling interests	—	—	—	—	—	—	—	—	—	—	(177)	(177)	—	—
Adjustment to carrying value of redeemable equity instruments	—	—	—	—	—	—	—	3,923	—	3,923	—	3,923	(3,941)	18
Balance at June 30, 2023	$ 41	$ 6	$ 4	$ 8	$ 42	$ 12	$ —	$ 185,223	$ (89,362)	$ 95,974	$ 29,124	$ 125,098	$ 415,766	$ 7,154
Proceeds from issuance of common stock, net of offering costs	—	—	1	—	4	—	—	16,685	—	16,690	—	16,690	—	—
Common stock repurchased	—	—	—	—	(2)	—	—	(6,829)	—	(6,831)	—	(6,831)	—	(301)
Distribution reinvestment	—	—	—	—	—	—	—	334	—	334	—	334	3,148	—
Share-based compensation	—	—	—	—	—	—	—	20	—	20	—	20	—	—
Net loss	—	—	—	—	—	—	—	—	(2,246)	(2,246)	(29)	(2,275)	—	(11)
Preferred stock dividends	—	—	—	—	—	—	—	—	(2)	(2)	—	(2)	—	—
Common stock and INREIT OP unit distributions ($0.4170 gross per share/unit)	—	—	—	—	—	—	—	—	(8,682)	(8,682)	—	(8,682)	—	(94)
Contributions from non-controlling interests	—	—	—	—	—	—	—	—	—	—	809	809	—	—
Distributions to non-controlling interests	—	—	—	—	—	—	—	—	—	—	(196)	(196)	—	—
Adjustment to carrying value of redeemable equity instruments	—	—	—	—	—	—	—	10,970	—	10,970	—	10,970	(10,897)	(73)
Balance at September 30, 2023	$ 41	$ 6	$ 5	$ 8	$ 44	$ 12	$ —	$ 206,403	$ (100,292)	$ 106,227	$ 29,708	$ 135,935	$ 408,017	$ 6,675

See accompanying notes to condensed consolidated financial statements.

Invesco Real Estate Income Trust Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
in thousands	2024	2023
Cash flows from operating activities:
Net income (loss)	$ (5,237)	$ (8,545)
Adjustments to reconcile net loss to net cash provided by operating activities:
Management fee - related party	1,478	1,260
(Income) loss from unconsolidated entities, net	(129)	(2,138)
Impairment of investments in real estate	—	1,743
Depreciation and amortization	17,676	19,733
Share-based compensation	57	59
Straight-line rents	(498)	(911)
Amortization of below-market lease intangibles	(289)	(298)
Amortization of above-market lease intangibles	131	131
Amortization of deferred financing costs	993	1,210
Income from investment in affiliated fund, net	(1,356)	(75)
Unrealized (gain) loss on real estate-related securities, net	(2,864)	350
Unrealized gain on commercial loans	(146)	—
Realized and unrealized loss on derivative instruments, net	2,954	990
Distributions of earnings from investments in unconsolidated entities	2,203	2,202
Realized loss on sale of real estate-related securities	1,413	1,635
Other items	292	569
Change in assets and liabilities, net of assets and liabilities acquired in acquisitions:
Increase in other assets	(371)	(2,125)
(Decrease) increase in due to affiliates	(1,241)	411
(Decrease) increase in accounts payable, accrued expenses and other liabilities	(1,438)	149
Net cash provided by operating activities	13,628	16,350
Cash flows from investing activities:
Investments in unconsolidated entities	(9,538)	(709)
Distributions of capital from investments in unconsolidated entities	5,612	3,794
Investment in affiliated fund	—	(15,000)
Redemption of investment in affiliated fund	4,429	—
Distribution from affiliated fund	1,778	1,580
Origination of commercial loan	—	(13,007)
Proceeds from repayment of commercial loan	21,800	—
Acquisitions of real estate	(11,990)	—
Capital improvements to real estate	(2,891)	(6,984)
Purchase of real estate-related securities	(29,436)	(11,028)
Proceeds from sale of real estate-related securities	18,492	4,735
Net cash used in investing activities	(1,744)	(36,619)

Cash flows from financing activities:
Redemption of preferred stock	(65)	—
Proceeds from issuance of common stock	35,426	41,054
Offering costs paid	(129)	(63)

Repurchase of common stock and OP units	(25,045)	(26,913)
Subscriptions received in advance	6,204	2,196
Proceeds from revolving credit facility	—	36,100
Repayment of revolving credit facility	—	(37,900)
Borrowings from mortgages payable	260	3,227
Purchase of derivative instruments	(300)	(323)
Proceeds from the sale of derivative instruments	574	—
Payment of deferred financing costs	(250)	(600)
Payment of financing obligation	(7)	—
Common stock and INREIT OP unit distributions	(11,202)	(21,588)
Preferred stock dividends	(4)	(4)
Contributions from non-controlling interests	19,845	1,028
Distributions to non-controlling interests	(913)	(599)
Net cash provided by (used in) financing activities	24,394	(4,385)
Net change in cash and cash equivalents and restricted cash	36,278	(24,654)
Cash and cash equivalents and restricted cash, beginning of period	43,372	45,242
Cash and cash equivalents and restricted cash, end of period	$ 79,650	$ 20,588

Reconciliation of cash and cash equivalents and restricted cash to the condensed consolidated balance sheets:
Cash and cash equivalents	$ 69,326	$ 13,628
Restricted cash	10,324	6,960
Total cash and cash equivalents and restricted cash	$ 79,650	$ 20,588
Supplemental disclosures:
Interest paid	$ 17,363	$ 15,450
Income taxes paid	$ 735	$ 136
Non-cash investing and financing activities:
Issuance of Class E OP Units to non-controlling interests	$ —	$ 3,976
Issuance of Class E shares for payment of management fees	$ 1,444	$ 1,228
Accrued capital expenditures	$ 6	$ 193
Accrued preferred dividends	$ —	$ 2
Distributions payable	$ 3,078	$ 2,927
Distribution reinvestment	$ 16,164	$ 4,076
Accrued offering costs due to affiliates	$ 1,480	$ 1,598
Adjustment to carrying value of redeemable equity instruments	$ 96	$ (27,217)
Accrued common stock repurchases	$ (230)	$ 3,421
See accompanying notes to condensed consolidated financial statements.

Invesco Real Estate Income Trust Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
1.Organization and Business Purpose
Invesco Real Estate Income Trust Inc. (the “Company” or “we”) is focused on investing in stabilized, income-oriented commercial real estate in the United States. To a lesser extent, we also originate and acquire private real estate debt and invest in real estate-related securities. We own, and expect to continue to own, all or substantially all of our assets through Invesco REIT Operating Partnership L.P. (the “Operating Partnership” or “INREIT OP”), of which we are the sole general partner.
We were incorporated in October 2018 as a Maryland corporation and commenced real estate operations in September 2020. We qualified as a real estate investment trust (“REIT”) for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2020. We are externally managed by Invesco Advisers, Inc. (the “Adviser”), a registered investment adviser and an indirect, wholly-owned subsidiary of Invesco Ltd. (“Invesco”), an independent global investment management firm.
In May 2021, we registered a public offering with the Securities and Exchange Commission (“SEC”) of up to $3.0 billion in shares of common stock, consisting of up to $2.4 billion in shares in our primary offering (the “Primary Offering”) and up to $600.0 million in shares under our distribution reinvestment plan (collectively, the “Offering”). We are offering to sell any combination of five classes of shares of our common stock in the Offering: Class T shares, Class S shares, Class D shares, Class I shares and Class E shares, with a dollar value up to the maximum offering amount. The share classes have different upfront selling commissions and dealer manager fees and different ongoing stockholder servicing fees. On May 10, 2024 we filed a registration statement on Form S-11 with the SEC for a follow-on public offering, which was declared effective on November 12, 2024.
We are also conducting private offerings of up to $1.0 billion in shares of our Class N common stock (“Class N shares” or “Class N common stock”) (the “Class N Private Offering”) and up to $20.0 million in shares of our Class E common stock (the “Class E Private Offering”) (collectively, the “Private Offerings”).

In February 2023, we, through our Operating Partnership, initiated a private placement program (the “DST Program”) to issue and sell up to $3.0 billion of beneficial interests (“Interests”) in specific Delaware statutory trusts (the “DSTs”) holding real properties (the “DST Properties”), which may be sourced from our real properties or from third parties.
2.Summary of Significant Accounting Policies
Basis of Presentation
Certain disclosures included in our Annual Report on Form 10-K are not required to be included on an interim basis in our quarterly reports on Form 10-Q. We have condensed or omitted these disclosures. Therefore, this Quarterly Report on Form 10-Q should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2023.
The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and consolidate the financial statements of the Company and its controlled subsidiaries. All significant intercompany transactions, balances, revenues and expenses are eliminated upon consolidation. In the opinion of management, the condensed consolidated financial statements reflect all adjustments, consisting of normal recurring accruals, which are necessary for a fair statement of our financial condition and results of operations for the periods presented.

Consolidation
We consolidate entities in which we have a controlling financial interest. In determining whether we have a controlling financial interest in a partially owned entity, we consider whether the entity is a variable interest entity (“VIE”) and whether we are the primary beneficiary. We are the primary beneficiary of a VIE when we have both the power to direct the most significant activities impacting the economic performance of the VIE and the obligation to absorb losses or receive benefits significant to the VIE. See additional information on our VIEs in Note 14 — “Variable Interest Entities.”
For consolidated joint ventures, the non-controlling partner’s share of the assets, liabilities and operations of each joint venture is included in non-controlling interests in consolidated joint ventures and reported as equity of the Company on our condensed consolidated balance sheets. The non-controlling partner’s interest is generally calculated as the joint venture partner’s ownership percentage. Certain of the joint ventures formed by the Company provide the joint venture partner a profits interest based on certain internal rate of return hurdles being achieved. Any profits interest due to the joint venture partner is reported as net (income) loss attributable to non-controlling interests in consolidated joint ventures on our condensed consolidated statements of operations.
We apply the equity method of accounting if we have significant influence over an entity, typically when we hold 20% or more of the voting common stock (or equivalent) of an investee but do not have a controlling financial interest. In certain circumstances, such as with investments in limited liability companies or limited partnerships, we apply the equity method of accounting when we own as little as three to five percent. See Note 4 — “Investments in Unconsolidated Entities” for further information about our investments in partially owned entities.
Reclassifications
Certain prior period reported amounts have been reclassified to be consistent with the current presentation. Such reclassifications have no impact on total assets, net income or equity attributable to common stockholders.
Income Taxes
For the three and nine months ended September 30, 2024, we recorded a net tax expense of $0.1 million and $0.5 million, respectively, located within other income (expense), net on our condensed consolidated statements of operations. For the three and nine months ended September 30, 2023, we recorded a net tax expense of $0.1 million located within other income (expense), net on our condensed consolidated statements of operations. As of September 30, 2024 and December 31, 2023, we had a deferred tax asset of $0.3 million and approximately $24,000, respectively, both of which are offset by a full valuation allowance. Deferred tax assets and valuation allowances are recorded within other assets on our condensed consolidated balance sheets. As of September 30, 2024, our tax years 2020 through 2023 remain subject to examination by the United States tax authorities.
Use of Estimates
The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain amounts reported in the condensed consolidated financial statements and accompanying notes. Actual results may differ from those estimates.
Earnings (Loss) per Share
We calculate basic earnings (loss) per share (“EPS”) by dividing net earnings (loss) attributable to common stockholders for the period by the weighted average number of common shares outstanding during the period, including redeemable common stock. All classes of common stock are allocated net earnings (loss) at the same rate per share and receive the same gross distribution per share. We calculate diluted EPS considering the effect of dilutive instruments, such as unvested restrictive stock awards, by dividing net income (loss) attributable to common stockholders for the period by the weighted average number of common shares and common share equivalents outstanding (unless their effect is antidilutive) for the period.

As of September 30, 2024 and 2023, the effects of dilutive instruments on basic and diluted EPS were not material to our condensed consolidated financial statements.
Pending Accounting Pronouncements
In November 2023, the Financial Accounting Standards Board issued an accounting standards update intended to improve reportable segment disclosure requirements on an annual and interim basis. The amendments require, among other items, enhanced disclosures around significant segment expenses regularly provided to the chief operating decision maker (“CODM”), as well as the CODM's title and position. We are required to implement the amendments in our consolidated financial statements for the year ended December 31, 2024 and for interim periods thereafter. The amendments must be applied on a retrospective basis and early adoption is permitted. We are currently evaluating the impact of these amendments on our disclosures.
Significant Accounting Policies
There have been no changes to our accounting policies included in Note 2 — “Summary of Significant Accounting Policies” to the consolidated financial statements of our Annual Report on Form 10-K for the year ended December 31, 2023.
3.Investments in Real Estate, net
Investments in real estate, net consist of:

in thousands	September 30, 2024	December 31, 2023
Building and improvements	$ 572,074	$ 563,958
Land and land improvements	153,650	148,411
Furniture, fixtures and equipment	13,553	11,349
Total	739,277	723,718
Accumulated depreciation	(53,293)	(38,115)
Investments in real estate, net	$ 685,984	$ 685,603

Acquisitions
We acquired the following property during the nine months ended September 30, 2024:

$ in thousands
Property Name	Ownership Interest	Number of Properties	Segment	Acquisition Date	Purchase Price(1)
International Business 4535	100%	1	Industrial	July 2024	$ 8,730,884
(1)Purchase price is inclusive of acquisition-related costs.
The following table summarizes the allocation of the total cost for International Business 4535 acquired during the nine months ended September 30, 2024:

$ in thousands	Amount
Building and building improvements	$ 7,426,926
Land and land improvements	1,864,615
Lease intangibles(1)	955,810
Below-market lease intangibles	(1,516,467)
Total purchase price(2)	$ 8,730,884
(1)Lease intangibles consist of in-place leases and leasing commissions.
(2)Includes acquisition-related costs.

The weighted-average amortization periods for intangible assets and liabilities acquired in connection with our acquisition of International Business 4535 during the nine months ended September 30, 2024 were as follows:

	In-place lease intangibles	Leasing commissions	Below-market lease intangibles
Weighted-average amortization periods (in years)	5.30	5.30	5.30

Impairment
We did not record any impairment losses on our investments in real estate, net, for the three and nine months ended September 30, 2024. During the three and nine months ended September 30, 2023, we recognized impairment of $1.7 million related to Cortona at Forest Park at the time the asset was classified as held-for-sale, as the carrying amount exceeded the fair value, which was based on the estimated sales price, less estimated closing costs.
4.Investments in Unconsolidated Entities
As of September 30, 2024, we held five investments in unconsolidated entities that are accounted for using the equity method of accounting. The amounts reflected in the following tables (except for our share of equity and income) are based on the historical financial information of the individual unconsolidated entities. We do not record operating losses of an unconsolidated entity in excess of its investment balance unless we are liable for the obligations of the entity or are otherwise committed to provide financial support to the entity.
Our investments in unconsolidated entities as of September 30, 2024 and December 31, 2023 were as follows:

in thousands		Carrying Amount
Entity	Ownership Percentage(1)	September 30, 2024	December 31, 2023
Vida JV LLC(2)	42.5%	$ 65,299	$ 72,234
San Simeon Preferred Equity(3)	—	28,236	27,488
PTCR Holdco, LLC(4)	—	9,078	8,484
Retail GP Fund(5)	4.5% to 13.5%	20,496	13,150
Homestead Communities, LLC(6)	50.0%	62	(37)
Total		$ 123,171	$ 121,319

(1)Ownership percentage represents our entitlement to residual distributions after payments of priority returns, where applicable. Preferred equity investment ownership percentages are not presented.
(2)We formed a joint venture (the “Invesco JV”) with Invesco U.S. Income Fund L.P., an affiliate of Invesco, to acquire an interest in a portfolio of medical office buildings located throughout the United States (the “Sunbelt Medical Office Portfolio”). As of September 30, 2024, the Invesco JV owned an 85% interest in a joint venture (“Vida JV LLC”) with an unaffiliated third party. As of September 30, 2024, Vida JV LLC owned a portfolio of twenty medical office buildings.
(3)We own a preferred membership interest in San Simeon Holdings LLC (“San Simeon Preferred Equity”), a limited liability company that owns a multifamily property. The common member of San Simeon Preferred Equity had two one-year options that would extend the mandatory redemption date of our preferred membership interest to December 15, 2025. The original mandatory redemption was due to occur on December 15, 2023. However, on December 15, 2023, San Simeon Preferred Equity exercised the first extension option which makes our preferred membership interest mandatorily redeemable on December 15, 2024. The common member of San Simeon Preferred Equity has one remaining one-year extension. As of September 30, 2024, the investment yields a preferred return rate of 7.25%, which includes both the current pay and the deferred pay rates, as well as a preferred accrued return of 4.00% due upon redemption.
(4)We hold an 85% ownership interest in a consolidated joint venture, ITP Investments LLC (“ITP LLC”). ITP LLC holds a preferred equity investment in PTCR Holdco, LLC, a fully integrated retail platform operating company.
(5)ITP LLC has a 90% interest in PT Co-GP Fund, LLC (“Retail GP Fund”), which was formed to invest in retail properties through non-controlling general partner interests. ITP LLC holds non-controlling general partner interests through its interest in the Retail GP Fund ranging from 4.5% to 13.5% in fourteen retail properties.
(6)We hold a 50% ownership interest in a real estate operating company focused on the aggregation and asset management of manufactured housing through a joint venture, Homestead Communities, LLC (“Homestead”). Invesco U.S. Income Fund L.P, an affiliate of Invesco, owns the remaining 50% ownership interest. An unaffiliated third party has a promote incentive that could dilute our ownership percentage if certain performance milestones are exceeded.
Our share of the unconsolidated entities’ income (loss) for the three and nine months ended September 30, 2024 and 2023 were as follows:

	Company’s Share of Unconsolidated Entities' Income (Loss)
in thousands	Three Months Ended September 30,		Nine Months Ended September 30,
Entity	2024	2023	2024	2023
Vida JV LLC	$ (1,439)	$ (354)	$ (2,345)	$ (1,253)
San Simeon Preferred Equity	798	748	2,353	2,196
PTCR Holdco, LLC	271	272	808	806
Retail GP Fund	(508)	1,170	(648)	711
Homestead Communities, LLC	(74)	(58)	(39)	(322)
Total	$ (952)	$ 1,778	$ 129	$ 2,138
The following tables provide summarized balance sheets of our investments in unconsolidated entities:

	September 30, 2024			December 31, 2023
in thousands	Total assets	Total liabilities	Total equity	Total assets	Total liabilities	Total equity
Vida JV LLC	$ 384,848	(231,741)	$ 153,107	$ 391,584	(222,238)	$ 169,346
San Simeon Preferred Equity	130,947	(76,145)	54,802	128,759	(77,428)	51,331
Retail GP Fund	996,875	(542,754)	454,121	502,642	(278,012)	224,630
Other	3,939	(3,454)	485	5,320	(3,244)	2,076

The following tables provide summarized operating data of our investments in unconsolidated entities:

	Three Months Ended September 30, 2024		Three Months Ended September 30, 2023
in thousands	Revenue	Net income (loss)	Revenue	Net income (loss)
Vida JV LLC	$ 9,873	$ 3,382	$ 9,535	$ (831)
San Simeon Preferred Equity	2,835	638	2,709	236
Retail GP Fund	36,426	(7,041)	16,881	4,057
Other	5,115	696	4,030	(497)
Total	$ 54,249	$ (2,325)	$ 33,155	$ 2,965

	Nine Months Ended September 30, 2024		Nine Months Ended September 30, 2023
in thousands	Revenue	Net income (loss)	Revenue	Net income (loss)
Vida JV LLC	$ 29,224	$ 5,506	$ 28,246	$ (2,938)
San Simeon Preferred Equity	8,329	1,767	7,872	1,183
Retail GP Fund	61,051	(7,885)	43,317	3,659
Other	10,105	(813)	11,023	(1,499)
Total	$ 108,709	$ (1,425)	$ 90,458	$ 405

Impairment
We did not record any impairment losses on our investments in unconsolidated entities for the three and nine months ended September 30, 2024 and 2023, respectively.
5.Investments in Commercial Loans
The following tables summarizes our investments in commercial loans as of September 30, 2024 and December 31, 2023:

				Current Principal Balance		Fair Value
in thousands	Origination Date	Loan Type	Interest Rate(1)	September 30, 2024	December 31, 2023	September 30, 2024	December 31, 2023	Maturity Date
9801 Blue Grass Loan	9/1/2022	Mezzanine	N/A	$ —	$ 21,800	$ —	$ 21,689	9/9/2024
5805 N Jackson Gap Loan	1/20/2023	Mezzanine	13.10%	13,007	13,007	12,972	12,937	2/9/2025
Total				$ 13,007	$ 34,807	$ 12,972	$ 34,626
(1)Represents the interest rate as of September 30, 2024. Loans earn interest at Secured Overnight Financing Rate (“SOFR”) plus a spread.

During the quarter ended September 30, 2024, the commercial loan issued to 9801 Blue Grass, was repaid at par value upon maturity. The loan had an interest rate of 12.57% as of December 31, 2023.
We elected the fair value option for our commercial loans and, accordingly, there are no capitalized origination costs or fees associated with our loans.
6.Investments in Real Estate-Related Securities
The following tables summarize our investments in real estate-related securities by asset type:

September 30, 2024
in thousands	Principal Balance	Unamortized Premium (Discount)	Amortized Cost / Cost(1)	Unrealized Gain (Loss), Net	Fair Value	Period-end Weighted Average Yield	Weighted-Average Maturity Date
Non-agency CMBS	$ 35,500	$ (1,196)	$ 34,304	$ 47	$ 34,351	7.80%	8/9/2025
Common stock of REITs	N/A	N/A	5,544	664	6,208	4.19%	N/A
Total	$ 35,500	$ (1,196)	$ 39,848	$ 711	$ 40,559

	December 31, 2023
in thousands	Principal Balance	Unamortized Premium (Discount)	Amortized Cost / Cost(1)	Unrealized Gain (Loss), Net	Fair Value	Period-end Weighted Average Yield	Weighted-Average Maturity Date
Non-agency CMBS	$ 25,202	$ (1,160)	$ 24,042	$ (741)	$ 23,301	7.26%	2/13/2039
Preferred stock of REITs	N/A	N/A	2,107	(171)	1,936	6.71%	N/A
Common stock of REITs	N/A	N/A	4,034	(1,241)	2,793	5.51%	N/A
Total	$ 25,202	$ (1,160)	$ 30,183	$ (2,153)	$ 28,030
(1)For non-agency CMBS, the amount presented represents amortized cost. For preferred and common stock of REITs, the amount presented represents cost.
7.Intangibles
The gross carrying amount and accumulated amortization of our intangible assets and liabilities are:

September 30, 2024
in thousands	Total Cost	Accumulated Amortization	Intangible Assets, net
Intangible assets, net:
In-place lease intangibles	$ 47,876	$ (34,100)	$ 13,776
Leasing commissions	5,816	(1,984)	3,832
Above-market lease intangibles	1,951	(498)	1,453
Total intangible assets, net	$ 55,643	$ (36,582)	$ 19,061

	Total Cost	Accumulated Amortization	Intangible Liabilities, net
Intangible liabilities, net:
Below-market lease intangibles	$ 4,243	$ (1,244)	$ 2,999
Total intangible liabilities, net	$ 4,243	$ (1,244)	$ 2,999

December 31, 2023
in thousands	Total Cost	Accumulated Amortization	Intangible Assets, net
Intangible assets, net:
In-place lease intangibles	$ 46,969	$ (32,085)	$ 14,884
Leasing commissions	5,768	(1,506)	4,262
Above-market lease intangibles	1,951	(367)	1,584
Total intangible assets, net	$ 54,688	$ (33,958)	$ 20,730

	Total Cost	Accumulated Amortization	Intangible Liabilities, net
Intangible liabilities, net:
Below-market lease intangibles	$ 2,726	$ (956)	$ 1,770
Total intangible liabilities, net	$ 2,726	$ (956)	$ 1,770
The estimated future amortization of our intangibles for each of the next five years and thereafter as of September 30, 2024 is:

in thousands	In-place Lease Intangibles	Leasing Commissions	Above-market Lease Intangibles	Below-market Lease Intangibles
2024 (remainder)	$ 559	$ 155	$ 44	$ (212)
2025	2,282	621	176	(647)
2026	2,244	620	176	(647)
2027	1,897	540	176	(560)
2028	1,765	505	176	(495)
2029	1,337	349	164	(319)
Thereafter	3,692	1,042	541	(119)
	$ 13,776	$ 3,832	$ 1,453	$ (2,999)

8.Other Assets
The following table summarizes the components of other assets:

in thousands	September 30, 2024	December 31, 2023
Deferred rent	$ 3,492	$ 2,994
Derivative instruments	1,590	4,818
Prepaid expenses	1,463	713
Capitalized tax abatement, net(1)	1,238	1,363
Receivables, net	132	688
Deposits	61	—
Other	613	791
Total	$ 8,589	$ 11,367
(1)We obtained a tax abatement in conjunction with our purchase of the 3101 Agler property with an expiration date of December 31, 2031. We are amortizing the tax abatement over its remaining useful life as a component of property operating expenses in the condensed consolidated statements of operations. As of September 30, 2024, accumulated amortization of the capitalized tax abatement was $0.4 million.
Derivative Instruments
We are exposed to certain risks arising from both our business operations and economic conditions. We principally manage our exposures to a wide variety of business and operational risks through management of our core business activities. We manage economic risks, including interest rate risk, primarily by managing the amount, sources, and duration of our investments, borrowings, and the use of derivative financial instruments. Specifically, we use derivative financial instruments to manage exposures that arise from business activities that result in the payment of future known and uncertain cash amounts, the value of which are determined by interest rates. Our derivative financial instruments are used to manage differences in the amount, timing, and duration of our known or expected cash payments principally related to our borrowings.
The following table summarizes changes to the notional amount of our derivative instruments in 2024:

in thousands	Notional Amount as of December 31, 2023	Additions	Termination or Expiration	Notional Amount as of September 30, 2024
Interest rate caps	$ 178,500	$ 35,000	$ (60,000)	$ 153,500
Interest rate swap	52,500	—	—	52,500
Total	$ 231,000	$ 35,000	$ (60,000)	$ 206,000
The following tables summarize the notional amount and other information related to our interest rate caps and interest rate swap as of September 30, 2024 and December 31, 2023:

	September 30, 2024
in thousands	Number of Instruments	Notional Amount(1)	Fixed Amount	Fair Value	Weighted Average Strike Rate/Fixed Rate	Weighted Average Remaining Term In Years
Interest rate caps	3	$ 153,500	$ 2,108	$ 832	3.08%	0.47
Interest rate swap	1	52,500	N/A	758	2.73%	2.58
Total	4	$ 206,000	$ 2,108	$ 1,590

	December 31, 2023
in thousands	Number of Instruments	Notional Amount(1)	Fixed Amount	Fair Value	Weighted Average Strike Rate/Fixed Rate	Weighted Average Remaining Term In Years
Interest rate caps	4	$ 178,500	$ 2,601	$ 3,320	2.64%	1.14
Interest rate swap	1	52,500	N/A	1,498	2.73%	3.33
Total	5	$ 231,000	$ 2,601	$ 4,818
(1)The notional amount represents the amount of the mortgage note borrowings that we are hedging. It does not represent our exposure to credit, interest rate or market risks.
The following tables summarize the effect of interest rate caps and interest rate swaps reported in gain (loss) on derivative instruments, net on the condensed consolidated statements of operations for the three months ended September 30, 2024 and 2023:

Three Months Ended September 30, 2024
in thousands	Realized gain (loss) on derivative instruments, net	Contractual net interest income (expense)	Unrealized gain (loss), net	Gain (loss) on derivative instruments, net
Interest rate caps	$ (176)	$ 887	$ (1,026)	$ (315)
Interest rate swap	—	351	(1,418)	(1,067)
Total	$ (176)	$ 1,238	$ (2,444)	$ (1,382)

Three Months Ended September 30, 2023
in thousands	Realized gain (loss) on derivative instruments, net	Contractual net interest income (expense)	Unrealized gain (loss), net	Gain (loss) on derivative instruments, net
Interest rate caps	$ —	$ 1,496	$ (949)	$ 547
Interest rate swap	—	332	505	837
Total	$ —	$ 1,828	$ (444)	$ 1,384

The following tables summarize the effect of interest rate caps and interest rate swaps reported in gain (loss) on derivative instruments, net on the condensed consolidated statements of operations for the nine months ended September 30, 2024, and 2023:

Nine Months Ended September 30, 2024
in thousands	Realized gain (loss) on derivative instruments, net	Contractual net interest income (expense)	Unrealized gain (loss), net	Gain (loss) on derivative instruments, net
Interest rate caps	$ (122)	$ 2,796	$ (2,092)	$ 582
Interest rate swap	—	1,046	(740)	306
Total	$ (122)	$ 3,842	$ (2,832)	$ 888

Nine Months Ended September 30, 2023
in thousands	Realized gain (loss) on derivative instruments, net	Contractual net interest income (expense)	Unrealized gain (loss), net	Gain (loss) on derivative instruments, net
Interest rate caps	$ —	$ 3,997	$ (1,798)	$ 2,199
Interest rate swap	—	746	808	1,554
Total	$ —	$ 4,743	$ (990)	$ 3,753

9.Borrowings
Revolving Credit Facility
In September 2023, INREIT OP entered into an amendment to the existing Revolving Credit Facility with Bank of America, N.A. (“Bank of America”). The interest rate and spread terms remained identical to the terms outlined below. As a result of the amendment, the aggregate commitments were reduced to $100.0 million with an ability to request an increase up to $150.0 million in aggregate commitments. The amendment extended the maturity date to September 6, 2024 and granted an option to extend the term to September 5, 2025, subject to certain conditions. In July 2024, we exercised this extension right, extending the term of the Revolving Credit Facility to September 5, 2025. On October 11, 2024, we entered into a fifth amendment to the Revolving Credit Facility to provide for, among other things, a reduction in borrowing limitations from properties in the Company's DST Program in exchange for an incremental commitment by Invesco Realty, Inc. to provide up to $35.0 million of capital to the Company to repay outstanding obligations under the Revolving Credit Facility in the event of default, but is not available to fund our operating or investing activities.
Borrowings under the Revolving Credit Facility carry interest at a rate equal to (i) SOFR, (ii) SOFR with an interest period of one, three or six-months, or (iii) a Base Rate, where the base rate is the highest of (a) federal funds rate plus 0.5%, (b) the rate of interest as publicly announced by Bank of America N.A. as its “prime rate”, (c) SOFR with an interest period of one month plus 1.0%, or (d) 1.0%, in each case, plus an applicable margin that is based on our leverage ratio.
As of September 30, 2024 and December 31, 2023, the Company did not have an outstanding principal balance on its revolving credit facility. The weighted-average interest rate for the three and nine months ended September 30, 2024 was 7.08% and 7.10%, respectively. The weighted-average interest rate for the three and nine months ended September 30, 2023 was 6.99% and 6.62%, respectively. As of September 30, 2024, the borrowing capacity on the Revolving Credit Facility was $75.3 million. The borrowing capacity is less than the difference between the current facility capacity of $100.0 million and the current principal outstanding balance as the calculation of borrowing capacity is limited by the aggregate fair value and cash flows of our unencumbered properties.
As of September 30, 2024, we were in compliance with all loan covenants in our revolving credit facility agreement.
Mortgage Notes Payable, Net
The following table summarizes certain characteristics of our mortgage notes that are secured by the Company’s properties:

in thousands					Principal Balance Outstanding
Indebtedness	Interest Rate(1)	Initial Maturity Date	Extended Maturity Date(6)	Maximum Principal Amount	September 30, 2024	December 31, 2023
Bixby Kennesaw	S + 1.71%(2)	9/24/2026	N/A	$ 53,000	$ 53,000	$ 53,000
The Carmin	S + 1.75%(3)	1/1/2025	1/1/2027	$ 65,500	65,500	65,500
Cortlandt Crossing	3.13%	3/1/2027	N/A	$ 39,660	39,660	39,660
Everly Roseland	S + 1.45%(4)	4/28/2027	4/28/2029	$ 113,500	111,134	110,874
Midwest Industrial Portfolio	4.44% and S + applicable margin(5)	7/5/2027	N/A	$ 70,000	70,000	70,000
Total mortgages payable					339,294	339,034
Deferred financing costs, net					(1,533)	(2,290)
Mortgage notes payable, net					$ 337,761	$ 336,744
(1)The term “S” refers to the relevant floating benchmark rate, SOFR.
(2)The weighted-average interest rate for the three and nine months ended September 30, 2024 was 7.03% and 7.04%, respectively. The weighted-average interest rate for the three and nine months ended September 30, 2023 was 6.87% and 6.48%, respectively.
(3)The weighted-average interest rate for the three and nine months ended September 30, 2024 was 7.09% and 7.08%, respectively. The weighted-average interest rate for the three and nine months ended September 30, 2023 was 6.81% and 6.33%, respectively.
(4)The weighted-average interest rate for the three and nine months ended September 30, 2024 was 6.75% and 6.77%, respectively. The weighted-average interest rate for the three and nine months ended September 30, 2023 was 6.70% and 6.38%, respectively.

(5)The mortgage note secured by Meridian Business 940, Capital Park 2919, 3101 Agler and Earth City 13330 (collectively the “Midwest Industrial Portfolio”) bears interest at two rates. Of the $70.0 million principal balance, $35.0 million bears interest at a fixed rate of 4.44%, and $35.0 million bears interest at a floating rate of the greater of (a) 2.20% or (b) the sum of 1.70% plus SOFR. The weighted-average interest rate of the combined $70.0 million principal balance for the three and nine months ended September 30, 2024 was 5.71% and 5.73%, respectively, and 5.66% and 5.62% for the three and nine months ended September 30, 2023, respectively.
(6)We may elect to extend the maturity date upon meeting certain conditions, which may include payment of a non-refundable extension fee.
As of September 30, 2024, we were in compliance with all loan covenants in our mortgage note agreements.
Financing Obligation, Net
In connection with The Carmin property, as of September 30, 2024, we hold a financing obligation on our condensed consolidated balance sheets of $53.7 million, net of debt issuance costs.
The following table presents the future principal payments due under our outstanding borrowings as of September 30, 2024:

in thousands
Year	Revolving Credit Facility	Mortgages Payable	Financing Obligation	Total
2024 (remaining)	$ —	$ —	$ 2	$ 2
2025	—	65,500	9	65,509
2026	—	53,000	12	53,012
2027	—	220,794	15	220,809
2028	—	—	18	18
2029	—	—	21	21
Thereafter	—	—	36,270	36,270
Total	$ —	$ 339,294	$ 36,347	$ 375,641

10.Accounts Payable, Accrued Expenses and Other Liabilities
The following table summarizes the components of accounts payable, accrued expenses and other liabilities:

in thousands	September 30, 2024	December 31, 2023
Subscriptions received in advance	$ 6,204	$ 3,503
Common stock repurchases	5,688	5,458
Real estate taxes payable	4,173	2,121
Intangible liabilities, net	2,999	1,770
Accrued interest expense	1,480	1,566
Tenant security deposits	1,371	1,293
Prepaid rental income	1,300	441
Accounts payable and accrued expenses	637	1,359
Distributions payable	585	478
Total	$ 24,437	$ 17,989

11.Class N Redeemable Common Stock
The following table details our Class N redeemable common stock activity with Massachusetts Mutual Life Insurance Company (“MassMutual”):

	As of September 30, 2024		As of December 31, 2023
in thousands, except share amounts	Shares	Amount	Shares	Amount
Class N Redeemable Common Stock issued	16,827,393	$ 495,984	16,320,994	$ 481,299
Class N Redeemable Common Stock repurchased	2,537,790	$ 74,795	2,537,790	$ 74,795
For the three and nine months ended September 30, 2024, there was no adjustment to the value of the Class N shares held by MassMutual to our September 30, 2024 NAV per Class N share. For the three and nine months ended September 30, 2023, we recorded a decrease to Class N redeemable common stock and an increase to additional paid-in capital of $10.9 million and $27.7 million, respectively, to adjust the value of the Class N shares held by MassMutual to our September 30, 2023 NAV per Class N share. The change in the redemption value does not affect income available to common stockholders.
MassMutual committed to purchase $400.0 million of Class N common stock in our Class N Private Offering and fully met its commitment as of December 31, 2022.
On October 15, 2024, the Company and MassMutual entered into Amendment No. 2 to the Subscription Agreement, dated as of July 29, 2021 as amended by Amendment No. 1 on December 9, 2022 (as amended, the “Subscription Agreement”) with MassMutual (“Amendment No. 2”). Amendment No. 2 extends the commencement date of MassMutual’s liquidity rights from January 1, 2025 to January 1, 2026 and our ability to recycle MassMutual’s capital from December 31, 2024 to June 30, 2025.
Through June 30, 2025, we may choose to repurchase Class N shares from MassMutual on a monthly basis, subject to thresholds on a monthly basis at the then current Class N transaction price in an amount with an aggregate repurchase price no greater than (1) the aggregate purchase price paid by MassMutual for Class N shares less (2) $200.0 million less (3) the aggregate repurchase price paid to MassMutual by the Company. In any month, however, MassMutual may require us to make or elect to forego the next monthly repurchase. Under the terms of MassMutual’s subscription agreements, through June 30, 2025, we may require MassMutual to purchase additional Class N shares, in an amount equal to the aggregate purchase price paid by MassMutual for Class N shares that were subsequently repurchased by us.
Beginning January 1, 2026 and continuing until we have repurchased $200.0 million of MassMutual Shares, we are required to repurchase MassMutual shares on a monthly basis, subject to thresholds based on monthly net offering proceeds. In any month, MassMutual may choose to waive our obligation to repurchase shares. We are required to limit repurchases to ensure that the aggregate NAV of MassMutual shares is at least $50.0 million.
Beginning January 1, 2026, MassMutual holds the right to request that we repurchase MassMutual shares on a monthly basis, subject to thresholds based on monthly net offering proceeds and the Company’s NAV. This right to request that we repurchase MassMutual shares is in addition to the requirement to repurchase MassMutual shares described in the preceding paragraph.
Exchange Rights and Registration Agreement
We have entered into an exchange rights and registration agreement with MassMutual (the “Registration Rights Agreement”). After September 28, 2025, MassMutual may require us to exchange all or a portion of its Class N shares for any class of shares of our common stock being sold in the Primary Offering and file and maintain an effective registration statement with the SEC (for no longer than three years) registering the offer and sale of the new shares issued in the exchange. MassMutual's rights under the Registration Rights Agreement will terminate when its shares of our common stock have an aggregate NAV of less than $20.0 million.

12.Equity and Redeemable Non-controlling Interest
Preferred Stock
On June 30, 2024, we redeemed all issued and outstanding shares of our Series A Preferred Stock for approximately $62,500, plus accrued and unpaid dividends. The cash redemption price for each share of Series A Preferred Stock was $500.00. The excess of the consideration transferred over carrying value was accounted for as a deemed dividend and resulted in a reduction of approximately $24,000 in net income (loss) attributable to common stockholders during the nine months ended September 30, 2024. Prior to redemption, holders of our Series A Preferred Stock were entitled to receive dividends at an annual rate of 12.5% of the liquidation preference of $500.00 per share or $62.50 per annum. Dividends were cumulative and payable quarterly in arrears.
Common Stock
The following tables detail the movement in the Company’s outstanding shares of common stock:

	Nine Months Ended September 30, 2024
	Class T Shares	Class S Shares	Class D Shares	Class I Shares	Class E Shares	Class N Shares	Total
Balance at December 31, 2023	613,405	528,268	832,598	4,332,740	1,190,589	13,783,204	21,280,804
Issuance of common stock	7,631	115,782	32,613	371,514	15,742	—	543,282
Common stock repurchased	(226)	—	(262)	(242,673)	(15,463)	—	(258,624)
Distribution reinvestment	1,985	1,615	3,677	5,690	2,506	164,658	180,131
Balance at March 31, 2024	622,795	645,665	868,626	4,467,271	1,193,374	13,947,862	21,745,593
Issuance of common stock	3,665	32,743	11,187	379,827	16,418	—	443,840
Common stock repurchased	(257)	—	(18,190)	(252,147)	(8,542)	—	(279,136)
Exchange of common stock	—	—	—	(574)	547	—	(27)
Distribution reinvestment	2,065	2,806	3,852	6,686	2,512	169,005	186,926
Balance at June 30, 2024	628,268	681,214	865,475	4,601,063	1,204,309	14,116,867	22,097,196
Issuance of common stock	1,721	43,634	7,599	245,305	21,750	—	320,009
Common stock repurchased	(3,485)	(16,467)	(5,997)	(230,174)	(15,383)	—	(271,506)
Distribution reinvestment	2,047	3,166	3,839	7,443	2,522	172,736	191,753
Balance at September 30, 2024	628,551	711,547	870,916	4,623,637	1,213,198	14,289,603	22,337,452

	Nine Months Ended September 30, 2023
	Class T Shares	Class S Shares	Class D Shares	Class I Shares	Class E Shares	Class N Shares	Total
Balance at December 31, 2022	449,680	351,856	604,538	3,764,505	1,827,018	13,523,324	20,520,921
Issuance of common stock	83,872	—	53,224	265,404	13,601	—	416,101
Common stock repurchased	—	—	—	—	(401,116)	—	(401,116)
Distribution reinvestment	474	—	1,133	4,436	2,430	—	8,473
Balance at March 31, 2023	534,026	351,856	658,895	4,034,345	1,441,933	13,523,324	20,544,379
Issuance of common stock	36,963	13,951	93,684	235,524	15,596	—	395,718
Common stock repurchased	—	—	—	(39,210)	(284,496)	—	(323,706)
Distribution reinvestment	1,193	—	1,938	4,846	2,543	—	10,520
Balance at June 30, 2023	572,182	365,807	754,517	4,235,505	1,175,576	13,523,324	20,626,911
Issuance of common stock	18,462	96,942	34,096	408,889	14,796	—	573,185
Common stock repurchased	(503)	—	(1,373)	(221,839)	(5,640)	—	(229,355)
Distribution reinvestment	1,600	195	2,486	4,109	2,624	102,368	113,382
Balance at September 30, 2023	591,741	462,944	789,726	4,426,664	1,187,356	13,625,692	21,084,123

Distributions
We generally intend to distribute substantially all of our taxable income to our stockholders each year to comply with the REIT provisions of the Internal Revenue Code. Taxable income does not necessarily equal net income as calculated in accordance with GAAP.
For the three and nine months ended September 30, 2024, we declared distributions of $9.3 million and $27.5 million, respectively. For the three and nine months ended September 30, 2023, we declared distributions of $8.8 million and $25.9 million, respectively. We accrued $2.5 million for distributions payable to related parties as a component of due to affiliates in our condensed consolidated balance sheets as of September 30, 2024 and December 31, 2023, respectively. Additionally, as of September 30, 2024 and December 31, 2023, we accrued $0.6 million and $0.5 million, respectively, for distributions payable to third parties as a component of accounts payable, accrued expenses and other liabilities in our condensed consolidated balance sheets.
The following tables detail the aggregate distributions declared per share for each applicable class of stock for the three and nine months ended September 30, 2024 and 2023:

Three Months Ended September 30, 2024
	Series A Preferred Stock	Class T Common Stock	Class S Common Stock	Class D Common Stock	Class I Common Stock	Class E Common Stock	Class N Common Stock
Aggregate distributions declared per share	$ —	$ 0.4170	$ 0.4170	$ 0.4170	$ 0.4170	$ 0.4170	$ 0.4170
Stockholder servicing fee per share(1)	—	(0.0259)	(0.0295)	(0.0103)	—	—	—
Net distributions declared per share	$ —	$ 0.3911	$ 0.3875	$ 0.4067	$ 0.4170	$ 0.4170	$ 0.4170

Three Months Ended September 30, 2023
	Series A Preferred Stock	Class T Common Stock	Class S Common Stock	Class D Common Stock	Class I Common Stock	Class E Common Stock	Class N Common Stock
Aggregate distributions declared per share	$ —	$ 0.4170	$ 0.4170	$ 0.4170	$ 0.4170	$ 0.4170	$ 0.4170
Stockholder servicing fee per share(1)	—	(0.0255)	(0.0101)	(0.0102)	—	—	—
Net distributions declared per share	$ —	$ 0.3915	$ 0.4069	$ 0.4068	$ 0.4170	$ 0.4170	$ 0.4170

Nine Months Ended September 30, 2024
	Series A Preferred Stock	Class T Common Stock	Class S Common Stock	Class D Common Stock	Class I Common Stock	Class E Common Stock	Class N Common Stock
Aggregate distributions declared per share	$ 31.2500	$ 1.2507	$ 1.2507	$ 1.2507	$ 1.2507	$ 1.2507	$ 1.2507
Stockholder servicing fee per share(1)	—	(0.0774)	(0.0806)	(0.0310)	—	—	—
Net distributions declared per share	$ 31.2500	$ 1.1733	$ 1.1701	$ 1.2197	$ 1.2507	$ 1.2507	$ 1.2507

Nine Months Ended September 30, 2023
	Series A Preferred Stock	Class T Common Stock	Class S Common Stock	Class D Common Stock	Class I Common Stock	Class E Common Stock	Class N Common Stock
Aggregate distributions declared per share	$ 31.2500	$ 1.2487	$ 1.2487	$ 1.2487	$ 1.2487	$ 1.2487	$ 1.2487
Stockholder servicing fee per share(1)	—	(0.0684)	(0.0109)	(0.0285)	—	—	—
Net distributions declared per share	$ 31.2500	$ 1.1803	$ 1.2378	$ 1.2202	$ 1.2487	$ 1.2487	$ 1.2487
(1)See Note 16 — “Related Party Transactions” for a discussion of our stockholder servicing fee.
Redeemable Non-controlling Interest in INREIT OP
In connection with its performance participation interest, Invesco REIT Special Limited Partner L.L.C. (“the Special Limited Partner”), a wholly-owned subsidiary of Invesco, holds Class E units in INREIT OP. See Note 16 — “Related Party Transactions” for further details of the Special Limited Partner’s performance participation interest. Because the Special Limited Partner has the ability to redeem its Class E units for cash, at its election, we have classified these Class E units as redeemable non-controlling interest in INREIT OP on our condensed consolidated balance sheets. The redeemable non-controlling interest in INREIT OP is recorded at the greater of the carrying amount, adjusted for its share of the allocation of income or loss and dividends, or the redemption value, which is equivalent to fair value, of such units at the end of each measurement period. For the three and nine months ended September 30, 2024, we recorded an allocation adjustment of approximately $15,000 and $0.1 million, respectively, from additional paid-in capital to redeemable non-controlling interest in INREIT OP on our condensed consolidated balance sheets. For the three and nine months ended September 30, 2023, we recorded an allocation adjustment of $0.1 million and $0.5 million, respectively, from additional paid-in capital to redeemable non-controlling interest in INREIT OP on our condensed consolidated balance sheets.
The following table details the non-controlling interest activity related to the Special Limited Partner:

	Three Months Ended September 30,		Nine Months Ended September 30,
in thousands	2024	2023	2024	2023
Net loss allocated	$ (15)	$ (11)	$ (57)	$ (43)
Distributions	$ 47	$ 94	$ 177	$ 267
Adjustment to carrying value	$ 15	$ (73)	$ 96	$ 514

As of September 30, 2024 and December 31, 2023, distributions payable to the Special Limited Partner were approximately $14,000 and $26,000, respectively.
Distribution Reinvestment Plan
We have adopted a distribution reinvestment plan whereby stockholders will have their cash distributions automatically reinvested in additional shares of common stock unless they elect to receive their distributions in cash. The per share purchase price for shares purchased under the distribution reinvestment plan will be equal to the offering price before upfront selling commissions and dealer manager fees (the “transaction price”) at the time the distribution is payable.
Share Repurchase Plan
We have adopted a share repurchase plan. On a monthly basis, our stockholders may request that we repurchase all or any portion of their shares. We may choose, in our discretion, to repurchase all, some or none of the shares that have been requested to be repurchased at the end of any month, subject to any limitations in the share repurchase plan. For the three and nine months ended September 30, 2024, we repurchased 257,652 and 778,489 shares of common stock for $7.1 million and $21.8 million, respectively, and fulfilled all repurchase requests that were made. For the three and nine months ended September 30, 2023, we repurchased 223,715 and 948,536 shares of common stock for $6.7 million and $29.9 million, respectively, and fulfilled all repurchase requests that were made.
13.Fair Value Measurements
A three-level valuation hierarchy exists for disclosure of fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. Observable inputs reflect readily obtainable data from independent sources, while unobservable inputs reflect our market assumptions. The three levels are defined as follows:
Level 1 — quoted prices are available in active markets for identical investments as of the measurement date. We do not adjust the quoted price for these investments.
Level 2 — quoted prices are available in markets that are not active or model inputs are based on inputs that are either directly or indirectly observable as of the measurement date.
Level 3 — pricing inputs are unobservable and include instances where there is minimal, if any, market activity for the investment. These inputs require significant judgment or estimation by management or third parties when determining fair value and generally represent anything that does not meet the criteria of Levels 1 and 2. Due to the inherent uncertainty of these estimates, these values may differ materially from the values that would have been used had a ready market for these investments existed.
Certain investments that are measured at fair value using NAV per share as a practical expedient are not required to be categorized in the fair value hierarchy tables. The total fair value of these investments is included in the tables below to permit reconciliation of the fair value hierarchy to amounts presented on our condensed consolidated balance sheets. As of September 30, 2024 and December 31, 2023, none of these investments were expected to be sold at a value materially different than NAV.

Valuation of Assets Measured at Fair Value
The following table details our financial instruments measured at fair value on a recurring basis:

	September 30, 2024
	Fair Value Measurements Using:
in thousands	Level 1	Level 2	Level 3	NAV as a Practical Expedient	Total at Fair Value
Investments in real estate-related securities	$ 6,207	$ 34,352	$ —	$ —	$ 40,559
Investments in commercial loans	—	—	12,972	—	12,972
Investment in affiliated fund	—	—	—	22,869	22,869
Interest rate caps	—	832	—	—	832
Interest rate swap	—	758	—	—	758
Total	$ 6,207	$ 35,942	$ 12,972	$ 22,869	$ 77,990

	December 31, 2023
	Fair Value Measurements Using:
in thousands	Level 1	Level 2	Level 3	NAV as a Practical Expedient	Total at Fair Value
Investments in real estate-related securities	$ 4,729	$ 23,301	$ —	$ —	$ 28,030
Investments in commercial loans	—	—	34,626	—	34,626
Investment in affiliated fund	—	—	—	27,717	27,717
Interest rate caps	—	3,320	—	—	3,320
Interest rate swap	—	1,498	—	—	1,498
Total	$ 4,729	$ 28,119	$ 34,626	$ 27,717	$ 95,191
Investments in commercial loan consists of one floating rate mezzanine loan that we originated. The commercial loan is carried at fair value based on significant unobservable inputs. The following table details our investment in the commercial loan:

in thousands	Investments in Commercial Loans
Balance as of December 31, 2023	$ 34,626
Net unrealized gain	146
Loan repayment	(21,800)
Balance as of September 30, 2024	$ 12,972
The following table shows the significant unobservable inputs related to the Level 3 fair value measurement of our investment in the commercial loan as of September 30, 2024.

Type	Asset Class	Valuation Technique	Unobservable Input	Weighted Average Rate
Commercial loan	Industrial	Discounted cash flow	Discount rate	8.50%
The discount rate above is subject to change based on changes in economic and market conditions both current and anticipated, in addition to changes in use or timing of exit if applicable. These rates are also based on the location, type and nature of each property and related industry publications. Changes in discount rates result in increases or decreases in the fair values of these investments. The discount rates encompass, among other things, uncertainties in the valuation models with respect to terminal capitalization rates and the amount and timing of cash flows. It is not possible for us to predict the effect of future economic or market conditions based on our estimated fair values.

Valuation of Liabilities Not Carried at Fair Value
The following table presents the principal balance and estimated fair value of our liabilities that are not carried at fair value on the condensed consolidated balance sheets:

	September 30, 2024		December 31, 2023
in thousands	Principal Balance	Estimated Fair Value	Principal Balance	Estimated Fair Value
Mortgage notes payable	$ 339,294	$ 335,089	$ 339,034	$ 333,605
Total	$ 339,294	$ 335,089	$ 339,034	$ 333,605
The fair value of our borrowings is estimated by modeling the cash flows required by our debt agreements and discounting them back to present value using the appropriate discount rate. Additionally, we consider current market rates and conditions by evaluating similar borrowing agreements with comparable loan-to-value ratios and credit profiles. The inputs used in determining the fair value of our borrowings are considered Level 3.
14.Variable Interest Entities

Unconsolidated Variable Interest Entities
Included in our investments as of September 30, 2024 is Homestead, an unconsolidated real estate operating company, which is a VIE where we are not the primary beneficiary. We hold a 50% ownership in a joint venture with an affiliated Invesco fund which owns the remaining 50% ownership interest. An unaffiliated third party has a promote incentive that could dilute our ownership percentage if certain performance milestones are exceeded. This investment was deemed a VIE primarily based on the fact that the equity investors at risk lacked the ability to make decisions that significantly impacted the economic performance of the entity. We have determined that we are not the primary beneficiary of this VIE based on the fact that we have shared power of this entity and therefore do not have a controlling financial interest. As of September 30, 2024, our investment in this VIE is approximately $62,000, which is included in investments in unconsolidated entities on our condensed consolidated balance sheets. Our maximum future exposure to loss as a result of our involvement with this VIE is estimated to be $2.7 million, which is the capital commitment obligation. We have not provided financial support to this VIE that we were not previously contractually required to provide. All future costs will be funded with capital contributions from us and Invesco U.S. Income Fund L.P., an affiliate of Invesco, in accordance with our respective ownership percentages.
Included in our investments as of September 30, 2024 is San Simeon Preferred Equity, a limited liability company that owns a multifamily property, which is a VIE where we are not the primary beneficiary. The investment is structured as a preferred membership interest and our membership interest is structured to receive a fixed return. We do not participate in any economic upside or downside of San Simeon Preferred Equity. Further, because there is a mandatory redemption feature associated with our preferred membership interest, our future involvement with San Simeon Preferred Equity is limited. We have concluded that San Simeon Preferred Equity is a VIE primarily based on the fact that the at risk equity investors lack the power over the entity’s most significant activities. We have determined that we are not the primary beneficiary because we do not have the power to direct the activities that most significantly impact San Simeon Preferred Equity’s economic performance. As of September 30, 2024, our investment in this VIE is $28.2 million, which is included in investments in unconsolidated entities on our condensed consolidated balance sheets. We have not provided financial support to this VIE that we were not previously contractually required to provide. Our economic risk with respect to our investment is limited to our membership interest.

Included in our investments as of September 30, 2024 is Retail GP Fund, an unconsolidated limited liability company formed to invest in retail properties, which is a VIE of which we are not the primary beneficiary. We hold an 85% ownership interest in ITP LLC. ITP LLC has a 90% interest in Retail GP Fund. However, major decisions require unanimous approval between ITP LLC and the other 10% member of the Retail GP Fund, effectively rendering our voting rights to 50% for any major decisions that would most significantly impact Retail GP Fund’s economic performance. Thus, the voting rights of ITP LLC are not proportional to its obligations to absorb gains and losses while substantially all of the Retail GP Fund’s activities are conducted on behalf of ITP LLC. As such, we have concluded that the Retail GP Fund is a VIE. We are not the primary beneficiary as we share the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance due to the fact that a unanimous approval of major decisions is required. As of September 30, 2024, our investment in this VIE is $20.5 million, which is included in investments in unconsolidated entities on our condensed consolidated balance sheets. We have not provided financial support to this VIE that we were not previously contractually required to provide. Our economic risk is limited to our contributions made in our investment.
Consolidated Variable Interest Entities
Included within our condensed consolidated financial statements as of September 30, 2024 is a VIE for which we are the primary beneficiary. The entity was established in connection with our DST Program. See additional information on the DST Program in Note 15 — “DST Program.” Our involvement with this entity is through our majority ownership and a master lease agreement between the VIE and the Company. The entity was deemed a VIE primarily because any equity ownership in the entity does not provide the equity owners voting rights. We determined that we were the primary beneficiary as (1) the VIE has limited ongoing significant activities and the Company was responsible for the key decisions of the VIE that were made at formation and has the power to direct the remaining activities of the VIE such as the ability to exercise a fair market value purchase option and (2) the Company has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE through the Company’s variable interests.
The majority of the operations of the VIE are funded with cash flows from the master lease between the VIE and a wholly-owned subsidiary of the Operating Partnership. We have not provided any financial support to the VIE other than the interests described below.
15.DST Program

In February 2023, we, through our Operating Partnership, initiated the DST Program to issue and sell up to a maximum aggregate offering amount of $3.0 billion of beneficial interests in specific DSTs holding the DST Properties. Under the DST Program, each DST Property may be sourced from our real properties or from third parties, will be held in a separate DST, and will be leased by a wholly-owned subsidiary of the Operating Partnership in accordance with a master lease agreement. Each master lease agreement will be guaranteed by the Operating Partnership, which will retain a fair market value purchase option (the “FMV Option”) giving it the right, but not the obligation, to acquire the interests in the applicable DST from the investors any time after two years from the closing of the applicable DST offering in exchange for units of the Operating Partnership (“OP Units”) or cash, at our sole discretion. After a one-year holding period, investors who receive OP Units under the FMV Option generally have the right to cause the Operating Partnership to redeem all or a portion of their OP Units for, at our sole discretion, shares of common stock, cash, or a combination of both.

The sale of beneficial interests in the DST are accounted for as sales of equity interests. As of September 30, 2024, we have raised $25.9 million related to the DST Program which is included in non-controlling interests on our condensed consolidated balance sheets.

As of September 30, 2024, the 13034 Excelsior and 5201 Industry properties are included in our DST Program and are included in investments in real estate, net in our condensed consolidated financial statements.

Under the master lease, we are responsible for subleasing the DST Properties to tenants and for covering all costs associated with operating the underlying DST Properties. The rental revenues and operating property expenses associated with the underlying property are included in the respective line items on our condensed consolidated statements of operations. The net amount we receive from the underlying DST Properties may be more or less than the amount we pay to the investors in the relevant DST and could fluctuate over time.

16.Related Party Transactions
Due to Affiliates
The following table details the components of due to affiliates:

in thousands	September 30, 2024	December 31, 2023
Advanced general and administrative expenses	$ 8,348	$ 9,448
Advanced offering costs	6,895	6,134
Accrued stockholder servicing fee	2,502	2,112
Distributions payable	2,493	2,501
Advanced organization expenses	1,474	1,474
Accrued management fee	342	309
Accrued affiliate service provider expenses	204	16
Total	$ 22,258	$ 21,994
Management Fee and Performance Participation Interest
We are externally managed by the Adviser, a registered investment adviser and an indirect, wholly-owned subsidiary of Invesco. The Adviser is at all times subject to the supervision and oversight of our board of directors and has only such functions and authority as we delegate to it.
We pay the Adviser a management fee equal to 1.0% of NAV for Class T shares, Class S shares, Class D shares and Class I shares per annum calculated and payable monthly. We will not pay a management fee on Class E shares. Commencing on January 16, 2030, ten years after the commencement of the Class N Private Offering, we will pay the Adviser a management fee equal to 1.0% of NAV for Class N shares per annum payable monthly. In addition, we will pay the Adviser 1.0% per annum payable monthly of the total consideration received by us for selling interests in the DST Program to third-party investors, which will be allocated among each class of shares based on each class’s relative percentage of aggregate NAV. The Adviser may elect to receive its management fee in cash, shares of our Class I common stock, shares of our Class E common stock, INREIT OP Class I units or INREIT OP Class E units. During the three and nine months ended September 30, 2024, we incurred management fees of $0.5 million and $1.5 million, respectively. During the three and nine months ended September 30, 2023, we incurred management fees of $0.4 million and $1.3 million, respectively. As of September 30, 2024 and December 31, 2023, we accrued $0.3 million of management fees, respectively, as components of due to affiliates on our condensed consolidated balance sheets. During the three and nine months ended September 30, 2024, we issued 17,341 and 48,992 Class E shares, respectively, as payment for the management fees earned. During the three and nine months ended September 30, 2023, we issued 13,800 and 38,523 Class E shares, respectively, as payment for the management fees earned. The shares issued to the Adviser for payment of the management fee were issued at the applicable NAV per share at the end of each month for which the fee was earned. During the three and nine months ended September 30, 2024, the Adviser submitted 13,853 and 30,774 Class E shares for repurchase by the Company, for total repurchase amounts of $0.4 million and $0.9 million, respectively. During the three and nine months ended September 30, 2023, the Adviser submitted 5,640 Class E shares for repurchase by the Company, for a total repurchase amount of $0.2 million.

The Special Limited Partner holds a performance participation interest in INREIT OP that entitles it to receive an allocation from INREIT OP equal to (1) with respect to all INREIT OP units other than Class N units and Class E units, 12.5% of the Total Return, subject to a 6.0% Hurdle Amount and a High Water Mark, with a Catch-Up (each such term as defined in the limited partnership agreement of INREIT OP), and (2) with respect to Class N units, 10.0% of the Class N Total Return, subject to a 7.0% Class N Hurdle Amount and a Class N High Water Mark, with a Catch-Up (each such term as defined in the limited partnership agreement of INREIT OP). The performance participation interest is calculated and payable on an annual basis. The Special Limited Partner may elect to receive payment of the performance participation interest in cash, INREIT OP Class I units or INREIT OP Class E units. For the three and nine months ended September 30, 2024 and 2023, the Special Limited Partner did not earn a performance participation interest. During the three and nine months ended September 30, 2024, the Special Limited Partner submitted 30,005 and 87,970 Class E units for repurchase by the Company, for total repurchase amounts of $0.9 million and $2.6 million, respectively. During the three and nine months ended September 30, 2023, the Special Limited Partner submitted 9,661 Class E units for repurchase by the Company, for a total repurchase amount of $0.3 million.

Reimbursement of Expenses Incurred by Adviser
During the three and nine months ended September 30, 2024, we incurred $0.2 million and $0.8 million, respectively, for expenses incurred by the Adviser. During the three and nine months ended September 30, 2023, we incurred $0.2 million and $0.7 million, respectively, for expenses incurred by the Adviser.
Stockholder Servicing Fees and Other Selling Commissions
Invesco Distributors, Inc. (“the Dealer Manager”) is entitled to receive selling commissions, dealer manager fees and stockholder servicing fees for Class T, Class S and Class D shares sold in the Offering. The Dealer Manager reallows (pays) all or a portion of the stockholder servicing fees to participating broker-dealers and servicing broker-dealers for ongoing stockholder services performed by such broker-dealers and will waive stockholder servicing fees to the extent a broker-dealer is not eligible to receive it for failure to provide such services.
We accrue the full amount of stockholder servicing fees payable as an offering cost at the time each Class T, Class S and Class D share is sold during the Primary Offering. As of September 30, 2024 and December 31, 2023, we have paid $0.5 million and $0.3 million, respectively, of commissions, dealer manager fees and stockholder servicing fees with respect to the outstanding Class T, Class S and Class D shares.
The following table presents the upfront selling commissions, dealer manager fees and ongoing stockholder servicing fees per annum for each class of shares sold in the Offering:

	Class T Shares	Class S Shares	Class D Shares	Class I Shares	Class E Shares
Maximum Upfront Selling Commissions (% of Transaction Price)	up to 3.0%(1)	up to 3.5%	up to 1.5%	—	—
Maximum Upfront Dealer Manager Fees (% of Transaction Price)	0.5%(1)	—	—	—	—
Stockholder Servicing Fee (% of NAV)	0.85%(2)	0.85%	0.25%	—	—
(1)For Class T shares sold in the Offering (other than as part of our distribution reinvestment plan), investors will pay upfront selling commissions of up to 3.0% of the transaction price and upfront dealer manager fees of 0.5% of the transaction price, however such amounts may vary at certain participating broker-dealers, provided that the sum will not exceed 3.5% of the transaction price.
(2)Consists of a representative stockholder servicing fee (0.65% per annum) and a dealer stockholder servicing fee (0.20% per annum).

We will cease paying the stockholder servicing fee with respect to any Class T share, Class S share or Class D share held in a stockholder’s account at the end of the month in which the Dealer Manager, in conjunction with the transfer agent, determines that total upfront selling commissions, dealer manager fees and stockholder servicing fees paid with respect to the shares held by such stockholder within such account would exceed, in the aggregate, 8.75% (or, in the case of Class T shares sold through certain participating broker-dealers, a lower limit as set forth in the applicable agreement between the Dealer Manager and a participating broker-dealer at the time such Class T shares were issued) of the gross proceeds from the sale of such shares (including the gross proceeds of any shares issued under our distribution reinvestment plan upon the reinvestment of distributions paid with respect thereto or with respect to any shares issued under our distribution reinvestment plan directly or indirectly attributable to such shares). At the end of such month, each such Class T share, Class S share or Class D share will convert into a number of Class I shares (including any fractional shares), with an equivalent aggregate NAV as such share.

DST Program Fees and Expenses
Invesco Real Estate Exchange LLC, an indirect wholly owned subsidiary of the Company (the “DST Sponsor”), pays the Dealer Manager upfront selling commissions of up to 5.0% of Interests sold, upfront dealer manager fees of up to 1.0% of Interests sold and placement fees of up to 1.0% of the Interests sold, some or all of which may be waived or reallowed to participating broker-dealers. For the three and nine months ended September 30, 2024, we incurred upfront selling commissions, upfront dealer manager and placement fees of $0.1 million and $0.2 million, respectively. For the three and nine months ended September 30, 2023, we did not incur any upfront selling commissions, upfront dealer manager or placement fees.
An affiliate of Invesco currently receives an organizational and offering expense reimbursement of 0.5% of Interests sold. For the three and nine months ended September 30, 2024, we incurred organizational and offering expense reimbursement fees of approximately $31,000 and $0.1 million, respectively. For the three and nine months ended September 30, 2023, we incurred organizational and offering expense reimbursement fees of approximately $4,000.
Our Operating Partnership receives a closing cost reimbursement equal to 0.5% of Interests sold. For the three and nine months ended September 30, 2024, we recorded income from closing cost reimbursements of approximately $31,000 and $0.1 million, respectively. For the three and nine months ended September 30, 2023, we recorded income from closing cost reimbursements of approximately $4,000.
Invesco DST Manager LLC, which is indirectly owned by the Adviser and is an affiliate of the Sponsor, serves as the manager for the DST Program and receives a management fee equal to 0.15% per annum of Interests sold. The Dealer Manager receives an investor servicing fee equal to 0.25% per annum of Interests sold. For the three and nine months ended September 30, 2024, the expense incurred for management and investor servicing fees was approximately $17,000 and $50,000, respectively. For the three and nine months ended September 30, 2023, we did not incur any management or investor servicing fees.
See additional information on the DST Program in Note 15 — “DST Program.”
Related Party Share Ownership
The table below shows the amount of shares and the total purchase price of those shares, which are held by affiliates as of September 30, 2024.

in thousands, except share amounts	Class T Shares	Class S Shares	Class D Shares	Class I Shares	Class E Shares	Class N Shares	Total Purchase Price
MassMutual	—	—	—	—	—	14,289,602	$ 421,189
Invesco Global Property Plus Fund	—	—	—	1,193,393	834,416	—	57,500
Invesco Realty, Inc.	351,856	351,856	351,856	311,283	—	—	39,016
Members of our board of directors and employees of our Adviser(1)	—	—	—	—	116,395	—	3,215
	351,856	351,856	351,856	1,504,676	950,811	14,289,602	$ 520,920

(1)Members of our board of directors and employees of our Adviser are made up of officers of the Company or employees who serve on the Company’s steering committee.
Organization and Offering Expenses
The Adviser advanced all of our organization and offering expenses (other than upfront selling commissions, dealer manager fees and ongoing stockholder servicing fees) incurred through December 31, 2022. We will begin reimbursement of advanced organization and offering expenses on the earlier of (1) the date that our NAV reaches $1.0 billion and (2) December 31, 2027. We will reimburse the Adviser for all of our advanced expenses ratably over the 60 months following such date. In January 2023, we began reimbursing the Adviser on a quarterly basis for organization and offering expenses incurred subsequent to December 31, 2022. As of September 30, 2024 and December 31, 2023, the Adviser and its affiliates have advanced organization costs and offering expenses of $8.4 million and $7.6 million, respectively, on our behalf in connection with the Offering and Private Offerings that are recorded as a component of due to affiliates on our condensed consolidated balance sheets.
Operating Expenses Reimbursement
The Adviser has advanced all of our operating expenses (excluding the organizational and offering expenses discussed above) on our behalf through December 31, 2021. From January 2022 to September 2022, we began ratably reimbursing the Adviser over 60 months for the operating expenses incurred prior to December 31, 2021 and will recommence reimbursements to the Adviser following the earlier of (1) the date that our NAV reaches $1.0 billion and (2) December 31, 2027. In January 2022, we began reimbursing the Adviser on a quarterly basis for operating expenses incurred subsequent to December 31, 2021. As of September 30, 2024 and December 31, 2023, the Adviser advanced on our behalf $8.3 million and $9.4 million, respectively, for general and administrative expenses. The amount due to the Adviser is recorded as a component of due to affiliates on our condensed consolidated balance sheets.
Under our charter, we may reimburse the Adviser, at the end of each fiscal quarter, for total operating expenses paid by the Adviser. However, we may not reimburse the Adviser at the end of any fiscal quarter for total operating expenses (as defined in our charter) that, in the four consecutive fiscal quarters then ended, exceed the greater of 2% of average invested assets or 25% of net income determined without reduction for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of our assets for that period (the “2%/25% Guidelines”).
We may reimburse the Adviser for expenses in excess of the 2%/25% Guidelines if a majority of our independent directors determines that such excess expenses (an “Excess Amount”) are justified based on unusual and non-recurring factors. Operating expenses for the four consecutive fiscal quarters ended September 30, 2024 did not exceed the charter-imposed limitation.
Accrued Affiliate Service Provider Expenses
We have engaged and expect to continue to engage Pine Tree Commercial Realty, LLC (“Pine Tree”), a wholly owned subsidiary of PTCR Holdco, LLC, in which we have a preferred equity investment, to provide property management services (including leasing, revenue management, accounting, legal and contract management, expense management and capital expenditure project services) for Cortlandt Crossing. The cost for such services is a percentage of the gross receipts and project costs, respectively.
During the three and nine months ended September 30, 2024, we incurred approximately $44,000 and $0.1 million, respectively, of expenses due to Pine Tree for services in connection with the property management of Cortlandt Crossing. During the three and nine months ended September 30, 2023, we incurred approximately $35,000 and $0.1 million, respectively, of expenses due to Pine Tree for services in connection with the property management of Cortlandt Crossing. All property management fees paid to Pine Tree are included in rental property operating expenses on our condensed consolidated statements of operations.
Co-Investments with Affiliated Products

We formed a joint venture with Invesco U.S. Income Fund L.P., an affiliate of Invesco, to acquire an 85% interest in the Sunbelt Medical Office Portfolio. INREIT OP and Invesco U.S. Income Fund L.P. each hold a 50% interest in the joint venture.
We hold a 50% ownership interest in a real estate operating company focused on the aggregation and asset management of manufactured housing through Homestead Communities, LLC. Invesco U.S. Income Fund L.P. owns the remaining 50% ownership interest.
We hold our interest in Everly Roseland through a 60% consolidated ownership interest in Everly Roseland Co-Invest, a co-investment between INREIT OP and Invesco Real Estate Atlas US Everly LLC, an affiliate of Invesco and a majority owned subsidiary of Invesco Global Property Plus Fund (“IGP+”). The Everly Roseland Co-Invest holds a 95% consolidated ownership interest in a joint venture with a third-party.
See additional discussion in Note 4 — “Investments in Unconsolidated Entities.”
Investment in Affiliated Fund
As of September 30, 2024, we have an investment of $22.9 million in Invesco Commercial Mortgage Income - U.S. Fund, L.P. (“CMI”), an affiliate of Invesco managed by our Adviser. CMI invests primarily in mortgage loans that are collateralized by commercial and residential real estate throughout the United States.
Other
As of September 30, 2024, we have a commitment of $30.0 million from Invesco Realty, Inc. that collateralizes our Revolving Credit Facility. On October 11, 2024, an incremental commitment was made by Invesco Realty, Inc. to provide up to $35.0 million of capital to the Company under the Revolving Credit Facility pursuant to and in accordance with the terms of an incremental credit support subscription agreement bringing their total commitment to $65.0 million. We may be required to call capital under this commitment to repay outstanding obligations under our Revolving Credit Facility in the event of default, however this commitment is not available to fund our operating or investing activities. As of September 30, 2024, we have not called any of the commitment.
MassMutual, an affiliate of Invesco, is the sole holder of our Class N redeemable common stock. See additional information on MassMutual’s investment in the Company in Note 11 — “Class N Redeemable Common Stock.”
17.Commitments and Contingencies
Commitments and contingencies may arise in the ordinary course of business. As of September 30, 2024, we have no material off-balance sheet commitments and contingencies.
From time to time, we may be involved in various claims and legal actions arising in the ordinary course of business. As of September 30, 2024, we were not subject to any material litigation or aware of any pending or threatened material litigation.
18.Tenant Leases
Our real estate properties are leased to tenants under operating lease agreements that expire on various dates. Our tenants have the option to extend or terminate certain leases at their discretion and also have termination options that may result in additional fees due to the Company.
We recognize rental revenue on a straight-line basis over the life of the lease, including any rent steps or abatement provisions. Our tenant leases do not have material residual value guarantees or material restrictive covenants.

The following table details the components of operating lease income:

	Three Months Ended September 30,		Nine Months Ended September 30,
in thousands	2024	2023	2024	2023
Fixed lease payments	$ 13,271	$ 14,129	$ 39,155	$ 41,627
Variable lease payments	1,423	1,883	4,591	5,437
Rental revenue	$ 14,694	$ 16,012	$ 43,746	$ 47,064
Aggregate minimum annual rentals for our consolidated real estate investments through the non-cancelable lease term are as follows:

in thousands	Future Minimum
Year	Rents
2024 (remainder)	$ 3,210
2025	12,952
2026	13,171
2027	12,694
2028	11,915
2029	9,079
Thereafter	41,863
Total	$ 104,884
Certain leases provide for additional rental amounts based upon the recovery of actual operating expenses in excess of specified base amounts or contractual increases as defined in the lease agreement. These contractual contingent rentals are not included in the table above.
19.Segment Reporting
As of September 30, 2024, we operated in eight reportable segments: healthcare, office, industrial, self-storage, multifamily, student housing, grocery-anchored retail, as well as real estate debt, which includes an originated commercial loan, the preferred equity investment in San Simeon Preferred Equity and our investment in an affiliated debt fund. We allocate resources and evaluate results based on the performance of each segment individually. We believe that segment net operating income is the key performance metric that captures the unique operating characteristics of each segment. We define segment net operating income as real estate revenue, income from commercial loans, property operating expenses and the net of revenues and property operating expenses of unconsolidated entities that is allocable to our ownership interest.
The following table summarizes our total assets by segment:

in thousands	September 30, 2024	December 31, 2023
Healthcare	$ 65,299	$ 72,234
Office	29,530	30,612
Industrial	151,091	141,081
Self-Storage	98,875	100,181
Multifamily	157,282	161,303
Student Housing	224,161	229,225
Grocery-Anchored Retail	63,480	64,733
Real Estate Debt	64,147	90,019
Corporate and Other	138,990	83,376
Total assets	$ 992,855	$ 972,764

The following table summarizes our financial results by segment for the three months ended September 30, 2024:

in thousands	Healthcare	Office	Industrial	Self-Storage	Multifamily	Student Housing	Grocery-Anchored Retail	Real Estate Debt	Corporate and Other	Total
Revenues:
Rental revenue	$ —	$ 767	$ 2,141	$ 2,168	$ 2,973	$ 5,215	$ 1,430	$ —	$ —	$ 14,694
Income from commercial loans	—	—	—	—	—	—	—	1,012	—	1,012
Other revenue	—	—	89	220	66	407	—	—	31	813
Total revenues	—	767	2,230	2,388	3,039	5,622	1,430	1,012	31	16,519

Expenses:
Rental property operating	—	148	1,158	544	1,219	2,906	470	—	109	6,554
Total expenses	—	148	1,158	544	1,219	2,906	470	—	109	6,554
Income from unconsolidated entities, net	161	—	—	—	—	—	—	797	844	1,802
Income from investment in affiliated fund, net	—	—	—	—	—	—	—	200	—	200
Gain on real estate-related securities, net	—	—	—	—	—	—	—	—	1,631	1,631
Segment net operating income	$ 161	$ 619	$ 1,072	$ 1,844	$ 1,820	$ 2,716	$ 960	$ 2,009	$ 2,397	$ 13,598

Segment depreciation and amortization	$ (1,600)	$ (194)	$ (1,432)	$ (640)	$ (1,213)	$ (1,736)	$ (518)	$ —	$ (1,154)	$ (8,487)

General and administrative										(2,180)
Loss on derivative instruments, net										(1,382)
Unrealized gain on commercial loans										36
Interest income										484
Interest expense										(6,196)
Management fee - related party										(515)
Other income										180
Net loss attributable to Invesco Real Estate Income Trust Inc.										$ (4,462)
Net loss attributable to non-controlling interests in consolidated joint ventures										987

Net loss attributable to non-controlling interest in INREIT OP	15
Net loss attributable to common stockholders	$ (3,460)
The following table reconciles our segment income from unconsolidated entities to loss from unconsolidated entities, net on our condensed consolidated statement of operations for the three months ended September 30, 2024:

in thousands
Segment income from unconsolidated entities	$ 1,802
Depreciation and amortization attributable to unconsolidated entities	(2,754)
Loss from unconsolidated entities, net	$ (952)
The following table reconciles our segment depreciation and amortization to depreciation and amortization on our condensed consolidated statement of operations for the three months ended September 30, 2024:

in thousands
Segment depreciation and amortization	$ (8,487)
Depreciation and amortization attributable to unconsolidated entities	2,754
Depreciation and amortization	$ (5,733)

The following table summarizes our financial results by segment for the three months ended September 30, 2023:

in thousands	Healthcare	Office	Industrial	Self-Storage	Multifamily	Student Housing	Grocery-Anchored Retail	Real Estate Debt	Corporate and Other	Total
Revenues:
Rental revenue	$ —	$ 725	$ 2,654	$ 2,108	$ 4,223	$ 5,044	$ 1,258	$ —	$ —	$ 16,012
Income from commercial loans	—	—	—	—	—	—	—	1,136	—	1,136
Other revenue	—	—	89	236	147	430	—	—	13	915
Total revenues	—	725	2,743	2,344	4,370	5,474	1,258	1,136	13	18,063

Expenses:
Rental property operating	—	132	1,223	998	1,484	2,528	497	—	51	6,913
Total expenses	—	132	1,223	998	1,484	2,528	497	—	51	6,913
Income from unconsolidated entities, net	1,395	—	—	—	—	—	—	748	1,827	3,970
Income from investment in affiliated fund, net	—	—	—	—	—	—	—	493	—	493
Loss on real estate-related securities, net	—	—	—	—	—	—	—	—	(448)	(448)
Segment net operating income	$ 1,395	$ 593	$ 1,520	$ 1,346	$ 2,886	$ 2,946	$ 761	$ 2,377	$ 1,341	$ 15,165

Segment depreciation and amortization	$ (1,749)	$ (416)	$ (1,398)	$ (630)	$ (1,603)	$ (1,654)	$ (502)	$ —	$ (443)	$ (8,395)

General and administrative										(959)
Gain on derivative instruments, net										1,384
Impairment loss on investments in real estate										(1,743)
Interest expense										(7,118)
Management fee - related party										(446)
Other expense										(174)
Net loss attributable to Invesco Real Estate Income Trust Inc.										$ (2,286)
Dividends to preferred stockholders										$ (2)
Net loss attributable to non-controlling interests in consolidated joint ventures										29
Net loss attributable to non-controlling interest in INREIT OP										11
Net loss attributable to common stockholders										$ (2,248)
The following table reconciles our segment income from unconsolidated entities to income from unconsolidated entities, net on our condensed consolidated statement of operations for the three months ended September 30, 2023:

in thousands
Segment income from unconsolidated entities	$ 3,970
Depreciation and amortization attributable to unconsolidated entities	(2,192)
Income from unconsolidated entities, net	$ 1,778

The following table reconciles our segment depreciation and amortization to depreciation and amortization on our condensed consolidated statement of operations for the three months ended September 30, 2023:

in thousands
Segment depreciation and amortization	$ (8,395)
Depreciation and amortization attributable to unconsolidated entities	2,192
Depreciation and amortization	$ (6,203)

The following table summarizes our financial results by segment for the nine months ended September 30, 2024:

in thousands	Healthcare	Office	Industrial	Self-Storage	Multifamily	Student Housing	Grocery-Anchored Retail	Real Estate Debt	Corporate and Other	Total
Revenues:
Rental revenue	$ —	$ 2,249	$ 6,952	$ 6,387	$ 8,768	$ 15,192	$ 4,198	$ —	$ —	$ 43,746
Income from commercial loans	—	—	—	—	—	—	—	3,282	—	3,282
Other revenue	—	—	266	663	183	1,009	2	—	95	2,218
Total revenues	—	2,249	7,218	7,050	8,951	16,201	4,200	3,282	95	49,246

Expenses:
Rental property operating	—	446	2,652	3,326	3,735	7,083	1,388	—	342	18,972
Total expenses	—	446	2,652	3,326	3,735	7,083	1,388	—	342	18,972
Income from unconsolidated entities, net	2,589	—	—	—	—	—	—	2,353	2,390	7,332
Income from investment in affiliated fund, net	—	—	—	—	—	—	—	1,356	—	1,356
Gain on real estate-related securities, net	—	—	—	—	—	—	—	—	3,386	3,386
Segment net operating income	$ 2,589	$ 1,803	$ 4,566	$ 3,724	$ 5,216	$ 9,118	$ 2,812	$ 6,991	$ 5,529	$ 42,348

Segment depreciation and amortization	$ (4,934)	$ (1,026)	$ (4,192)	$ (1,915)	$ (3,773)	$ (5,207)	$ (1,563)	$ —	$ (2,269)	$ (24,879)

General and administrative										(4,943)
Gain on derivative instruments, net										888
Unrealized gain on commercial loans										146
Interest income										1,259
Interest expense										(18,269)
Management fee - related party										(1,478)
Other expense										(309)
Net loss attributable to Invesco Real Estate Income Trust Inc.										$ (5,237)

Dividends to preferred stockholders	$ (4)
Issuance and redemption costs of redeemed preferred stock	(24)
Net loss attributable to non-controlling interests in consolidated joint ventures	1,484
Net loss attributable to non-controlling interest in INREIT OP	57
Net loss attributable to common stockholders	$ (3,724)
The following table reconciles our segment income from unconsolidated entities to income from unconsolidated entities, net on our condensed consolidated statement of operations for the nine months ended September 30, 2024:

in thousands
Segment income from unconsolidated entities	$ 7,332
Depreciation and amortization attributable to unconsolidated entities	(7,203)
Income from unconsolidated entities, net	$ 129
The following table reconciles our segment depreciation and amortization to depreciation and amortization on our condensed consolidated statement of operations for the nine months ended September 30, 2024:

in thousands
Segment depreciation and amortization	$ (24,879)
Depreciation and amortization attributable to unconsolidated entities	7,203
Depreciation and amortization	$ (17,676)

The following table summarizes our financial results by segment for the nine months ended September 30, 2023:

in thousands	Healthcare	Office	Industrial	Self-Storage	Multifamily	Student Housing	Grocery-Anchored Retail	Real Estate Debt	Corporate and Other	Total
Revenues:
Rental revenue	$ —	$ 2,178	$ 8,104	$ 6,267	$ 12,378	$ 13,900	$ 4,237	$ —	$ —	$ 47,064
Income from commercial loans	—	—	—	—	—	—	—	3,310	—	3,310
Other revenue	—	—	259	702	463	956	—	—	13	2,393
Total revenues	—	2,178	8,363	6,969	12,841	14,856	4,237	3,310	13	52,767

Expenses:
Rental property operating	—	409	3,813	3,086	4,572	5,992	1,414	—	219	19,505
Total expenses	—	409	3,813	3,086	4,572	5,992	1,414	—	219	19,505
Income from unconsolidated entities, net	4,210	—	—	—	—	—	—	2,195	3,019	9,424
Income from investment in affiliated fund, net	—	—	—	—	—	—	—	75	—	75

Gain on real estate-related securities, net	—	—	—	—	—	—	—	—	(525)	(525)
Segment net operating income	$ 4,210	$ 1,769	$ 4,550	$ 3,883	$ 8,269	$ 8,864	$ 2,823	$ 5,580	$ 2,288	$ 42,236

Segment depreciation and amortization	$ (5,463)	$ (1,253)	$ (4,157)	$ (3,155)	$ (4,807)	$ (4,864)	$ (1,497)	$ —	$ (1,823)	$ (27,019)

General and administrative										(3,580)
Gain on derivative instruments, net										3,753
Impairment loss on investments in real estate										(1,743)
Interest expense										(20,830)
Management fee - related party										(1,260)
Other expense										(102)
Net loss attributable to Invesco Real Estate Income Trust Inc.										$ (8,545)
Dividends to preferred stockholders										$ (6)
Net loss attributable to non-controlling interests in consolidated joint ventures										745
Net loss attributable to non-controlling interest in INREIT OP										43
Net loss attributable to common stockholders										$ (7,763)

The following table reconciles our segment income from unconsolidated entities to income from unconsolidated entities, net on our condensed consolidated statement of operations for the nine months ended September 30, 2023:

in thousands
Segment income from unconsolidated entities	$ 9,424
Depreciation and amortization attributable to unconsolidated entities	(7,286)
Income from unconsolidated entities, net	$ 2,138
The following table reconciles our segment depreciation and amortization to depreciation and amortization on our condensed consolidated statement of operations for the nine months ended September 30, 2023:

in thousands
Segment depreciation and amortization	$ (27,019)
Depreciation and amortization attributable to unconsolidated entities	7,286
Depreciation and amortization	$ (19,733)

20.Subsequent Events
DST Program

On October 15, 2024, we commenced our second DST Offering under our DST Program. The DST Properties for the second DST Offering are comprised of eight self-storage properties that were sourced from our existing real properties. As of November 11, 2024, we have not raised any proceeds from the second DST Offering.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
In this quarterly report on Form 10-Q, or this “Quarterly Report,” we refer to Invesco Real Estate Income Trust Inc. and its consolidated subsidiaries as “we,” “us,” “our Company,” or “our,” unless we specifically state otherwise or the context indicates otherwise. We refer to our external manager, Invesco Advisers, Inc., as our “Adviser,” and we refer to the indirect parent company of our Adviser, Invesco Ltd. together with its consolidated subsidiaries (which does not include us), as “Invesco.”
The following discussion should be read in conjunction with our condensed consolidated financial statements and the accompanying notes to our condensed consolidated financial statements, which are included in Item 1 of this Quarterly Report, as well as the information contained in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”).
Forward Looking Statements
This Quarterly Report may include statements that constitute “forward-looking statements” within the meaning of the United States securities laws and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements about possible or assumed future results of our business, investment strategies, financial condition, liquidity, results of operations, distributions, repurchases, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” “project,” “forecast” or similar expressions and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” and any other statement that necessarily depends on future events, we intend to identify forward-looking statements.
Forward-looking statements are subject to risks, uncertainties and assumptions and may be affected by known and unknown risks, trends, uncertainties and factors that are difficult to predict and are generally beyond our control. Although we make such statements based on assumptions we believe to be reasonable, there can be no assurance that actual results will not differ materially from our expectations. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved. We caution you not to rely unduly on any forward-looking statements and urge you to carefully consider the factors described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this Quarterly Report and our Annual Report on Form 10-K. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Overview
We are a Maryland corporation formed in October 2018. We invest primarily in stabilized, income-oriented commercial real estate in the United States. To a lesser extent, we also originate and acquire private real estate debt and invest in real estate-related securities. We own, and expect to continue to own, all or substantially all of our assets through Invesco REIT Operating Partnership L.P. (“INREIT OP” or “Operating Partnership”), of which we are the sole general partner.
We are externally managed and advised by our Adviser, a registered investment adviser and an indirect, wholly-owned subsidiary of Invesco Ltd., an independent global investment management firm. Our Adviser utilizes the personnel and global resources of Invesco Real Estate, the real estate investment center of Invesco, to provide investment management services to us. We qualified to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes commencing with the taxable year ended December 31, 2020. To maintain our REIT qualification, we must meet a number of organizational and operational requirements, including that we are generally required to distribute at least 90% of our REIT taxable income to our stockholders annually. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent we annually distribute all of our net taxable income (determined without regard to our net capital gain and dividends-paid deduction) to stockholders and maintain our qualification as a REIT. We operate our business in a manner that permits our exclusion from the definition of “Investment Company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”).
Our board of directors will at all times have ultimate oversight and policy-making authority over us, including responsibility for governance, financial controls, compliance and disclosure. However, under the advisory agreement between us and the Adviser, we have delegated to the Adviser the authority to source, evaluate and monitor our investment opportunities and make decisions related to the acquisition, management, financing and disposition of our assets, in accordance with our investment objectives, guidelines, policies and limitations, subject to oversight by our board of directors.
As of September 30, 2024, we own or have invested in 56 properties. See “Investment Portfolio—Real Estate” below for additional information on these investments. As of September 30, 2024, we also own real estate-related securities, have an investment in a commercial loan and have invested in an affiliated fund which invests primarily in mortgage loans that are collateralized by commercial and residential real estate throughout the United States.
Public Offering
In May 2021, we registered a public offering of up to $3.0 billion in shares of common stock, consisting of up to $2.4 billion in shares in our primary offering (the “Primary Offering”) and up to $600.0 million in shares under our distribution reinvestment plan (collectively, the “Offering”). We are offering to sell any combination of five classes of shares of our common stock, Class T shares, Class S shares, Class D shares, Class I shares and Class E shares, in the Offering, with a dollar value up to the maximum offering amount. The share classes have different upfront selling commissions and dealer manager fees and different ongoing stockholder servicing fees. The purchase price per share for each class of our common stock sold in the Offering will vary and will generally equal our prior month’s net asset value (“NAV”) per share for such class, as determined monthly, plus any applicable upfront selling commissions and dealer manager fees. On May 10, 2024, we filed a registration statement on Form S-11 with the SEC for our follow-on public offering, which was declared effective on November 12, 2024.
As of November 11, 2024, we have received aggregate gross proceeds of $215.6 million from the Offering. We intend to continue selling shares on a monthly basis.
Private Offerings
We are conducting private offerings of up to $1.0 billion in shares of our Class N common stock (“Class N shares” or “Class N common stock”) (the “Class N Private Offering”) and up to $20 million in shares of our Class E common stock (“Class E shares” and the “Class E Private Offering,” respectively) (collectively, the “Private Offerings”). As of November 11, 2024, we have received gross proceeds of $585.2 million in the Private Offerings, and we have repurchased $74.8 million of Class N shares, funded by proceeds from both the Offering and Private Offerings and general cash flows from operations. All of the Class N shares that were repurchased were classified as Class N redeemable common stock on our condensed consolidated balance sheets.

In August 2022, our board of directors authorized management to initiate, through the Operating Partnership, a program (the “DST Program”) to issue and sell up to a maximum aggregate offering amount of $3.0 billion of beneficial interests (“Interests”) in specific Delaware statutory trusts (the “DSTs”) holding real properties (the “DST Properties”). These Interests will be issued and sold to “accredited investors,” as that term is defined under Regulation D promulgated by the SEC under the Securities Act of 1933, as amended (the “Securities Act”) in private placements exempt from registration pursuant to Section 4(a)(2) of the Securities Act (the “DST Offerings”). Under the DST Program, each DST Property may be sourced from our real properties or from third parties, will be held in a separate DST, and will be leased back by a wholly-owned subsidiary of the Operating Partnership in accordance with a master lease agreement. Each master lease agreement will be guaranteed by the Operating Partnership, which will retain a fair market value purchase option (the “FMV Option”) giving it the right, but not the obligation, to acquire the interests in the applicable DST from the investors any time after two years from the closing of the applicable DST offering in exchange for units of the Operating Partnership (“OP Units”) or cash. After a one-year holding period, investors who acquire OP Units under the FMV Option generally have the right to cause the Operating Partnership to redeem all or a portion of their OP Units for, at our sole discretion, shares of our common stock, cash, or a combination of both.

The DST Program is giving us the opportunity to expand and diversify our capital-raising strategies by offering what we believe to be an attractive investment product for investors that may be seeking replacement properties to complete like-kind exchange transactions under Section 1031 of the Internal Revenue Code of 1986, as amended. Certain affiliates of the Adviser receive fees in connection with the sale of the Interests and the management of the DSTs. We intend to use the net offering proceeds from the DST Program to make investments in accordance with our investment strategy and policies, reduce our borrowings, repay indebtedness, fund the repurchase of shares of all classes of our common stock under our share repurchase plan and for other corporate purposes. We commenced our first DST Offering in February 2023 and our second DST Offering in October 2024. As of November 11, 2024, we have raised $28.5 million from the first DST Offering and no proceeds from the second DST Offering.
Factors Affecting Operating Results
Our results of operations are affected by a number of factors and depend on the rental income we generate from the properties that we acquire, the timing of lease expirations, operating expenses, income or loss from unconsolidated entities, general market conditions and the competitive environment for real estate assets. Of these factors, inflation, interest rates and near-term economic uncertainty had the most direct impacts on our performance and financial condition during the third quarter of 2024.
Market Conditions
Our business is affected by conditions in the financial markets and economic conditions in the United States and to a lesser extent, elsewhere in the world. Investors continue to digest inflation and economic trend data, along with various geopolitical factors. Of note, the United States Presidential election will capture global attention over the balance of the year and could have near-term impacts in the equity and credit markets. These macro variables can affect financing costs, property and securities valuations, capital raising, real estate transaction volume, rental income and operating expenses. Optimism for a resurgence in real estate transaction activity was boosted when the Federal Reserve cut the federal funds rate by 50 basis points in September and an additional 25 basis points in November, potentially kick-starting a new cycle for real estate values in 2025. This emerging value cycle may look different than previous recoveries, however, due to potential economic cooling, divergence in pricing by sector, supply and demand fundamentals and outlooks on long-term secular drivers.
Rental Property Operating Results
We generate rental property income primarily from rental revenue received by the properties that we acquire. The amount of rental revenue depends upon a number of factors, including our ability to enter into leases with above or at market value rents for the properties that we acquire, and rent collection, which primarily relates to each future tenant’s financial condition and ability to make rent payments to us on time. Rental property operating expenses include real estate taxes, property insurance, repairs and maintenance, property management fees, utilities and other costs associated with owning real estate.

Our investments are diversified across sectors, including student-housing, multifamily, self-storage, industrial and healthcare.
While market volatility and certain fundamental factors have affected and may continue to affect the commercial real estate market and our performance, we believe there are positive long-term fundamentals within our portfolio.

Q3 2024 Highlights
Operating Results
•We declared monthly net distributions totaling $9.3 million for the three months ended September 30, 2024. The details of the average annualized distributions rates and total returns are shown in in the following table:

	Class T	Class S	Class D	Class I	Class E	Class N
Average Annualized Distribution Rate(1)	5.7%	5.6%	5.9%	6.0%	5.7%	5.8%
Year-to-Date Total Return, without upfront selling commissions(2)	(0.3)%	(0.2)%	(0.1)%	—%	0.6%	0.7%
Year-to-Date Total Return, assuming maximum upfront selling commissions(2)	(3.8)%	(3.7)%	(1.6)%	—%	0.6%	0.7%
Inception-to-Date Total Return, without upfront selling commissions(2)(3)	4.9%	5.0%	5.1%	5.5%	7.0%	8.9%
Inception-to-Date Total Return, assuming maximum upfront selling commissions(2)(3)	3.8%	3.9%	4.7%	5.5%	7.0%	8.9%
(1)The annualized distribution rate is calculated as the current month’s distribution annualized and divided by the prior month’s NAV, which is inclusive of all fees and expenses. The percent shown is the average annualized distribution rate for the three months ended September 30, 2024.
(2)Total return is calculated as the change in NAV per share during the respective periods plus any distributions per share declared in the period and assumes any distributions are reinvested in accordance with our distribution reinvestment plan.
(3)The inception date was June 1, 2021 for Class T, S and D shares; May 21, 2021 for Class I shares; May 14, 2021 for Class E shares and September 28, 2020 for Class N shares.
Capital Activity
•We raised $8.9 million of net proceeds from the sale of our common stock during the three months ended September 30, 2024 and also raised a total of $25.9 million in proceeds from the DST program as of September 30, 2024.
Financings
•We entered into a loan amendment to the existing Revolving Credit Facility on October 11, 2024. It is secured by an incremental capital commitment from Invesco Realty, Inc. of $35.0 million which provides us with more favorable pricing and lower limitations.
Investments
•We purchased $9.6 million and sold $9.5 million in real estate-related securities bringing our total investment in real estate-related securities to $40.6 million during the three months ended September 30, 2024.
•We purchased a 61,200 square foot, fully-leased, industrial property in the Charlotte, North Carolina metropolitan statistical area for $8.7 million.
•We received proceeds of $21.8 million from the repayment of the 9801 Blue Grass commercial loan upon maturity during the three months ended September 30, 2024.

Investment Portfolio
Summary of Portfolio
The following chart summarizes the allocation of our investment portfolio based on fair value as of September 30, 2024:
Investment Allocation (1)
The following charts describe the diversification of our investments in real estate based on fair value as of September 30, 2024:
Property Type (2)
Geography (3)

(1)Investment allocation is measured as the asset value of each investment category (real estate property investments, private real estate debt, real estate-related securities or cash) against the total asset value of all investment categories, excluding the value of any third-party interests in such assets. Real estate investments include our direct property investments, unconsolidated investments, private real estate debt, and our interest in retail properties through INREIT’s interest in ITP Investments LLC. See “—Real Estate” and “—Real Estate Debt” below for additional information on these investments. Totals may not sum to 100% due to rounding.
(2)Property Type weighting is measured as the asset value of real estate investments for each sector category (Healthcare, Industrial, Office, Multifamily, Grocery-Anchored Retail, Self-Storage, Student Housing, Private Real Estate Debt, Other) against the total asset value of all real estate investments, excluding the value of any third-party interests in such real estate investments. The Other segment includes non-controlling interests in retail properties through our interest in ITP Investments LLC. Totals may not sum to 100% due to rounding.
(3)Geography weighting excludes the asset value of any investments in private real estate debt, real estate-related securities or cash and is measured as the asset value of direct real estate properties and unconsolidated investments for each geographical category (East, Midwest, South, West) against the total asset value of all real estate property investments. Totals may not sum to 100% due to rounding.
As of September 30, 2024, we own interests in 56 properties, which we acquired for a total purchase price of $894.8 million, inclusive of closing costs. Our diversified portfolio of income producing assets consists of healthcare, office, industrial, self-storage, multifamily, student housing and grocery-anchored retail properties, as well as real estate debt investments, concentrated in growth markets across the United States.
The following table provides a summary of our real estate portfolio as of September 30, 2024:

Segment	Number of Properties(1)	Sq. Feet / Units /Beds	Occupancy Rate	Gross Asset Value ($ in thousands)(1)	Segment Revenue ($ in thousands)(2)	Percentage of Total Segment Revenue(3)
Student Housing	2	1,489 beds	93%	$ 289,370	$ 16,201	26%
Healthcare	20	1,030,397 sq. ft.	95%	168,336	2,589	4%
Multifamily	1	360 units	97%	146,005	8,951	15%
Industrial	7	1,493,632 sq. ft.	79%	155,631	7,218	12%
Self-Storage	10	627,190 sq. ft.	87%	112,357	7,050	11%
Grocery-Anchored Retail	1	122,225 sq. ft.	100%	60,101	4,200	7%
Other(5)	14	4,790,073 sq. ft.	93%	53,402	5,871	10%
Office	1	80,980 sq. ft.	100%	28,900	2,249	4%
Total	56			$ 1,014,102	$ 54,329	89%
(1)Based on fair value as of September 30, 2024. The Gross Asset Value includes investments in both consolidated and unconsolidated real estate. The unconsolidated investments, excluding preferred equity investments, are included at our pro-rata share of the investment. For our preferred equity investments, we include the fair value of our preferred equity investment. See “—Real Estate” below for additional information on these investments.
(2)Segment revenue is presented for the nine months ended September 30, 2024. Healthcare and Other segment revenue includes income from unconsolidated entities.
(3)The Percentage of Total Segment Revenue does not equal 100% as it is exclusive of real estate debt. See the table below for the remainder of our segment revenue.
(4)The full amount of the Other segment is comprised of non-controlling interests we own in retail properties through our interest in ITP Investments LLC. See “—Real Estate” below for additional information on these investments.
The following table provides a summary of our real estate debt as of September 30, 2024:

Segment	Number of Instruments	Fair Value ($ in thousands)(1)	Segment Revenue ($ in thousands)(2)	Percentage of Total Segment Revenue(3)
Real Estate Debt	3	$ 64,694	$ 6,991	11%
(1)Based on fair value as of September 30, 2024. The Fair Value includes an investment in a commercial mortgage, the investment in an affiliated debt fund and unconsolidated preferred equity. See “—Real Estate Debt” below for additional information on these investments.

(2)Segment revenue is presented for the nine months ended September 30, 2024. The Real Estate Debt segment revenue includes income from unconsolidated entities as a result of the San Simeon Holdings LLC (“San Simeon Preferred Equity”) investment, income from commercial loans and income from the investment in an affiliated fund.
(3)The Percentage of Total Segment Revenue is exclusive of the real estate portfolio. See the table above for the remainder of our segment revenue.
Real Estate
The following table provides information regarding our portfolio of real estate as of September 30, 2024:

Segment and Investment	Number of Properties	Location(s)	Acquisition Date(s)	Ownership Interest	Purchase Price ($ in thousands)	Sq. Feet / Units /Beds	Occupancy
Healthcare:
Sunbelt Medical Office Portfolio(1)	20	CA, CO, FL, TN, TX	September 2020 / December 2020 / February 2021	42.5%	$ 86,416	1,030,397 sq. ft.	95%
Total Healthcare	20				86,416	1,030,397 sq. ft.

Office:
Willows Commerce 9805	1	Redmond, WA	December 2020	100%	35,729	80,980 sq. ft.	100%
Total Office	1				35,729	80,980 sq. ft.

Industrial:
13034 Excelsior	1	Norwalk, CA	December 2020	100%	18,594	53,527 sq. ft.	100%
5201 Industry	1	Pico Rivera, CA	December 2020	100%	12,483	40,480 sq. ft.	100%
Midwest Industrial Portfolio(2)	4	IL, OH, MO	September 2021 / January 2022 / March 2022	95%	115,566	1,338,425 sq. ft.	76%
4535 International Business	1	Charlotte, NC	July 2024	100%	8,731	61,200 sq. ft.	100%
Total Industrial	7				155,374	1,493,632 sq. ft.

Self-Storage:
Salem Self-Storage Portfolio	3	Salem, OR	September 2021	100%	47,872	240,704 sq. ft.	89%
South Loop Storage	1	Houston, TX	September 2021	100%	11,141	66,981 sq. ft.	93%
University Parkway Storage	1	Winston-Salem, NC	April 2022	100%	12,154	52,275 sq. ft.	96%
Bend Self-Storage Portfolio	2	Bend, OR	June 2022	100%	18,078	62,805 sq. ft.	92%
Clarksville Self-Storage Portfolio	3	Clarksville, TN	July 2022	100%	24,529	204,425 sq. ft.	83%
Total Self-Storage	10				113,774	627,190 sq. ft.

Multifamily:
Everly Roseland(3)	1	Roseland, NJ	April 2022	57%	162,023	360 units	97%
Total Multifamily	1				162,023	360 units

Student Housing:
Bixby Kennesaw	1	Kennesaw, GA	September 2021	98%	78,663	656 beds	90%
The Carmin	1	Tempe, AZ	December 2021	98%	163,692	833 beds	98%
Total Student Housing	2				242,355	1,489 beds

Grocery-Anchored Retail:
Cortlandt Crossing	1	Mohegan Lake, NY	February 2022	100%	65,553	122,225 sq. ft.	100%
Total Grocery-Anchored Retail	1				65,553	122,225 sq. ft.

Other:
Retail GP Fund(4)	14	Various(3)	Various(3)	4.5% - 13.5%	33,592	4,790,073 sq. ft.	93%
Total Other	14				33,592	4,790,073 sq. ft.
Total Investment Properties	56				$ 894,816

(1)We hold our interest in the Sunbelt Medical Office Portfolio through a 50% ownership interest in the Invesco JV, a joint venture between INREIT OP and Invesco U.S. Income Fund L.P., an affiliate of Invesco. The Invesco JV holds an 85% ownership interest in a joint venture with a third-party. We account for our investment using the equity method of accounting. The dates of acquisition and aggregate purchase price in the table above reflect the dates of our investments and the total amount of our investment in the Invesco JV.
(2)Meridian Business 940, Capital Park 2919, 3101 Agler and Earth City 13330 are collectively presented as Midwest Industrial Portfolio.
(3)We hold our interest in Everly Roseland through a 60% consolidated ownership interest in Everly Roseland Co-Invest, a co-investment between INREIT OP and Invesco Real Estate Atlas US Everly LLC (“Atlas US”), an affiliate of Invesco. Invesco Global Property Plus Fund (“IGP+”), the majority owner in Atlas US, owns more than 10% of our outstanding common stock as of the date of this Report. The Everly Roseland Co-Invest holds a 95% consolidated ownership interest in a joint venture with a third-party.
(4)We hold an 85% ownership interest in a joint venture, ITP Investments LLC (“ITP LLC”). ITP LLC has a 90% interest in PT Co-GP Fund, LLC (“Retail GP Fund”), which was formed to invest in retail properties through non-controlling general partner interests. The ownership interest and aggregate purchase price in the table above reflects ITP LLC’s ownership interest and the total amount paid by ITP LLC to obtain non-controlling general partner interests in the retail properties. The properties were acquired over several transactions from October 2021 to June 2024 and are located throughout the United States.
Lease Expirations
The following schedule details the expiring leases at our consolidated office, industrial, and grocery-anchored retail properties, as well as our unconsolidated healthcare properties by annualized base rent and square footage as of September 30, 2024. The table below excludes our self-storage, multifamily and student housing properties as substantially all leases at such properties expire within 12 months.

Year	Number of Expiring Leases	Annualized Base Rent (in thousands) (1)(2)	% of Total Annualized Base Rent Expiring	Square Feet	% of Total Square Feet Expiring
2024 (remaining)	18	$ 1,652	4%	55,077	2%
2025	32	2,784	7%	98,898	4%
2026	38	6,576	16%	292,968	13%
2027	28	2,994	7%	328,986	14%
2028	34	4,827	10%	137,579	6%
2029	27	6,102	15%	505,290	22%
2030	13	2,556	6%	100,111	4%
2031	10	1,325	3%	134,064	6%
2032	10	895	2%	30,397	1%
2033	4	289	1%	9,595	—%
Thereafter	32	11,989	29%	648,988	28%
Total	246	$ 41,988	100%	2,341,953	100%
(1)Annualized base rent is determined from the annualized September 30, 2024 base rent per leased square foot of the applicable year and excludes tenant recoveries, straight-line rent and above-market and below-market lease amortization.
(2)Includes 100% of the Sunbelt Medical Office Portfolio.
Real Estate Debt
We hold an investment in San Simeon Preferred Equity. San Simeon Preferred Equity owns San Simeon Apartments, a 431 unit multifamily property in Houston, Texas which is 95% occupied. Our investment is structured as a preferred membership interest, and we account for our investment in the San Simeon Apartments using the equity method of accounting. At September 30, 2024, our total equity investment was $28.2 million.
We have an investment in Invesco Commercial Mortgage Income - U.S. Fund, L.P. (“CMI”), an affiliate of Invesco managed by our Adviser, which invests primarily in mortgage loans that are collateralized by commercial and residential real estate throughout the United States. As of September 30, 2024, our investment in CMI was $22.9 million.

The following table summarizes our investments in commercial loans as of September 30, 2024 and December 31, 2023:

				Current Principal Balance		Fair Value
in thousands	Origination Date	Loan Type	Interest Rate(1)	September 30, 2024	December 31, 2023	September 30, 2024	December 31, 2023	Maturity Date
9801 Blue Grass Loan	9/1/2022	Mezzanine	N/A	$ —	$ 21,800	$ —	$ 21,689	9/9/2024
5805 N Jackson Gap Loan	1/20/2023	Mezzanine	13.10%	13,007	13,007	12,972	12,937	2/9/2025
Total				$ 13,007	$ 34,807	$ 12,972	$ 34,626
(1)Represents the interest rate as of September 30, 2024. Loans earn interest at Secured Overnight Financing Rate (“SOFR”) plus a spread.
During the quarter ended September 30, 2024, the commercial loan issued to 9801 Blue Grass, was repaid at par value upon maturity. The loan had an interest rate of 12.57% as of December 31, 2023.
We elected the fair value option and, accordingly, there are no capitalized origination costs or fees associated with the loans.
Investments in Liquid Real Estate-Related Securities
As of September 30, 2024, our liquid real estate-related securities portfolio consisted of investments in commercial mortgage backed securities (“CMBS”) and common stock of REITs. The following table details our investments in real estate-related securities as of September 30, 2024:

September 30, 2024
in thousands	Principal Balance	Unamortized Premium (Discount)	Amortized Cost / Cost(1)	Unrealized Gain (Loss), Net	Fair Value	Period-end Weighted Average Yield	Weighted-Average Maturity Date
Non-agency CMBS	$ 35,500	$ (1,196)	$ 34,304	$ 47	$ 34,351	7.80%	8/9/2025
Common stock of REITs	N/A	N/A	5,544	664	6,208	4.19%	N/A
Total	$ 35,500	$ (1,196)	$ 39,848	$ 711	$ 40,559
(1)For non-agency CMBS, the amount presented represents amortized cost. For common stock of REITs, the amount presented represents cost.
Results of Operations
The following table sets forth the results of our operations:

	Three Months Ended September 30,		$ Change	Nine Months Ended September 30,		$ Change
in thousands	2024	2023		2024	2023
Revenues
Rental revenue	$ 14,694	$ 16,012	$ (1,318)	$ 43,746	$ 47,064	$ (3,318)
Income from commercial loans	1,012	1,136	(124)	3,282	3,310	(28)
Other revenue	813	915	(102)	2,218	2,393	(175)
Total revenues	16,519	18,063	(1,544)	49,246	52,767	(3,521)
Expenses
Rental property operating	6,554	6,913	(359)	18,972	19,505	(533)

General and administrative	2,180	959	1,221	4,943	3,580	1,363
Management fee - related party	515	446	69	1,478	1,260	218
Depreciation and amortization	5,733	6,203	(470)	17,676	19,733	(2,057)
Total expenses	14,982	14,521	461	43,069	44,078	(1,009)
Other income (expense), net
Income (loss) from unconsolidated entities, net	(952)	1,778	(2,730)	129	2,138	(2,009)
Gain (loss) on real estate-related securities, net	1,631	(448)	2,079	3,386	(525)	3,911
Income from investment in affiliated fund, net	200	493	(293)	1,356	75	1,281
Gain (loss) on derivative instruments, net	(1,382)	1,384	(2,766)	888	3,753	(2,865)
Unrealized gain on commercial loans	36	—	36	146	—	146
Impairment loss on investments in real estate	—	(1,743)	1,743	—	(1,743)	1,743
Interest income	484	—	484	1,259	—	1,259
Interest expense	(6,196)	(7,118)	922	(18,269)	(20,830)	2,561
Other income (expense), net	180	(174)	354	(309)	(102)	(207)
Total other income (expense), net	(5,999)	(5,828)	(171)	(11,414)	(17,234)	5,820
Net loss attributable to Invesco Real Estate Income Trust Inc.	$ (4,462)	$ (2,286)	$ (2,176)	$ (5,237)	$ (8,545)	$ 3,308
Dividends to preferred stockholders	$ —	$ (2)	$ 2	$ (4)	$ (6)	$ 2
Issuance and redemption costs of redeemed preferred stock	—	—	—	(24)	—	(24)
Net loss attributable to non-controlling interests in consolidated joint ventures	987	29	958	1,484	745	739
Net loss attributable to non-controlling interest in INREIT OP	15	11	4	57	43	14
Net loss attributable to common stockholders	$ (3,460)	$ (2,248)	$ (1,212)	$ (3,724)	$ (7,763)	$ 4,039

Rental Revenue, Other Revenue and Rental Property Operating Expenses
Our rental revenue primarily consists of fixed contractual base rent from our tenants and is recognized on a straight-line basis over the non-cancelable terms of the related leases. Our rental property operating expenses generally include the costs of ownership of real estate, including insurance, utilities, real estate taxes and repair and maintenance expense. Rental revenue decreased by $1.3 million, other revenue decreased by $0.1 million and rental property operating expenses decreased by $0.4 million for the three months ended September 30, 2024 as compared to the same period in 2023. Rental revenue decreased by $3.3 million, other revenue decreased by $0.2 million and rental property operating expenses decreased by $0.5 million for the nine months ended September 30, 2024 as compared to the same period in 2023. The decrease in rental revenue is due primarily to the sale of a multifamily property at the end of 2023, which reduced multi-family rent revenue and property operating expense for the comparative periods, as well as normal fluctuations in operating expenses attributed across all properties. Other revenue is consistent with comparative periods in 2023 and the decrease is due to normal fluctuations in other revenue spread amongst all properties.

Income from Commercial Loans and Unrealized Gain on Commercial Loans
During the three and nine months ended September 30, 2024, income from commercial loans decreased $0.1 million and approximately $28,000, respectively, compared to the three and nine months ended September 30, 2023. This is due to the Blue Grass commercial loan that matured in early September 2023 and was repaid. Unrealized gain on commercial loans was consistent and increased by $0.1 million compared to the three and nine months ended September 30, 2023 driven by changes to the interest rate environment as compared to 2023.
General and Administrative
During the three and nine months ended September 30, 2024, general and administrative expenses increased $1.2 million and $1.4 million, respectively, compared to the three and nine months ended September 30, 2023. The increase was due to higher corporate level expenses during 2024 compared to the prior period.
Management Fee - Related Party
During the three and nine months ended September 30, 2024, the management fee increased $0.1 million and $0.2 million, respectively, compared to the three and nine months ended September 30, 2023 due to the additional 1.0% management fee payable from selling interests in the DST Program that we began receiving proceeds for at the end of September 2023.
Depreciation and Amortization
During the three and nine months ended September 30, 2024, depreciation and amortization decreased $0.5 million and $2.1 million compared to the three and nine months ended September 30, 2023 primarily due to the sale of a large multifamily property at the end of 2023 which is no longer contributing toward this expense in 2024.
Income (Loss) from Unconsolidated Entities, Net
During the three months ended September 30, 2024, we had a loss from unconsolidated entities of $1.0 million as compared to income from unconsolidated entities of $1.8 million during the three months ended September 30, 2023. During the nine months ended September 30, 2024, our income from unconsolidated entities, net decreased $2.0 million compared to the nine months ended September 30, 2023. The change for the three and nine months ended September 30, 2024 was due to Vida JV LLC derivatives and a decrease in income at Retail GP Fund due to higher depreciation and amortization in 2024 driven by additional investments in seven properties since October 2023. The Retail GP Fund had higher income in the comparable period due to a gain on sale of an investment. There have been no sales of investments in 2024.
Gain (Loss) on Real Estate-Related Securities, Net
During the three and nine months ended September 30, 2024, our gains on real estate-related securities increased by $2.1 million and $3.9 million, respectively, compared to the three and nine months ended September 30, 2023. The increase was primarily due to an increase in unrealized gains from improved market conditions on CMBS investments.

Income from Investment in Affiliated Fund, Net
During the three and nine months ended September 30, 2024, income from investment in affiliated fund was consistent and increased by $1.3 million, respectively, compared to the three and nine months ended September 30, 2023. In the first quarter of the prior period, the investment in affiliated fund had net realized and unrealized losses of $1.6 million which did not recur in the current period.
Gain (Loss) on Derivative Instruments, Net
During the three months ended September 30, 2024, we had a loss from derivative instruments of $1.4 million as compared to a gain on derivative instruments of $1.4 million during the three months ended September 30, 2023. During the nine months ended September 30, 2024, our gains on derivative instruments decreased $2.9 million compared to the nine months ended September 30, 2023. The majority of the change for the three and nine months ended September 30, 2024 is primarily a result of unrealized losses in 2024 compared to 2023. The decrease was also driven by a decrease in contractual interest received from the derivative instruments.
Impairment Loss on Investments in Real Estate
During the three and nine months ended September 30, 2024, impairment loss on investments in real estate decreased by $1.7 million, compared to the three and nine months ended September 30, 2023. In the third quarter of the prior period, we recorded impairment of investments in real estate of $1.7 million related to the sale of the Cortona Apartments which did not recur in the current period.
Interest Income
During the three and nine months ended September 30, 2024, interest income increased by $0.5 million and $1.3 million, respectively, compared to the three and nine months ended September 30, 2023. The increase was primarily due to the commencement of interest earned on cash and cash equivalents beginning at the end of 2023.
Interest Expense
During the three and nine months ended September 30, 2024, interest expense decreased $0.9 million and $2.6 million, respectively, compared to the three and nine months ended September 30, 2023. The decrease is primarily due to the repayment of the mortgage associated with a property sold towards the end of 2023 and no outstanding balance on our revolving line of credit.
Funds from Operations, Adjusted Funds from Operations and Funds Available for Distribution
We believe funds from operations (“FFO”) is a meaningful non-GAAP measure. Our condensed consolidated financial statements are presented in accordance with GAAP under historical cost accounting which, among other things, requires depreciation of real estate investments to be calculated on a straight-line basis. As a result, our operating results imply that the value of our real estate investments will decrease evenly over a set time period. However, we believe that the value of our real estate investments will fluctuate over time based on market conditions and as such, depreciation under historical cost accounting may be less informative. FFO is a standard REIT industry metric defined by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income or loss (computed in accordance with GAAP), excluding (i) gains or losses from sales of depreciable real property, (ii) impairment write-downs on depreciable real property, plus (iii) real estate-related depreciation and amortization and (iv) similar adjustments for non-controlling interests and unconsolidated entities.

We also believe that adjusted FFO (“AFFO”) is a meaningful non-GAAP measure of our operating results. AFFO further adjusts FFO to reflect the performance of our portfolio by adjusting for items we believe are not directly attributable to our operations. Our adjustments to FFO to arrive at AFFO include removing the impact of (i) straight-line rental income, (ii) amortization of capitalized tax abatements, (iii) amortization of above- and below-market lease intangibles, (iv) amortization of deferred financing costs, (v) organization expenses advanced by the Adviser, as well as repayment of those expenses, (vi) unrealized losses (gains) from changes in fair value of financial instruments, (vii) non-cash share based compensation awards and amortization of unvested restricted stock awards, (viii) non-cash performance participation interest or other non-cash incentive compensation even if repurchased by us, (ix) debt extinguishment charges and (x) similar adjustments for non-controlling interests and unconsolidated entities. We may add additional adjustments from FFO to arrive at AFFO as appropriate. Beginning December 31, 2023 and going forward, the accrued preferred returns and other operating expenses advanced by the Adviser will be included as a component of funds available for distribution (“FAD”) and excluded from AFFO so that AFFO more appropriately reflects the performance of our portfolio as these items are directly attributable to our operations. AFFO and FAD in this Form 10-Q for the three and nine months ended September 30, 2024 and 2023 have been adjusted to reflect this change.
We also believe FAD is a meaningful non-GAAP measure that provides useful information for considering our operating results and certain other items relative to the amount of our distributions by removing the impact of certain non-cash items from our operating results. FAD is calculated as AFFO excluding (i) realized losses (gains) on investments in financial instruments and (ii) management fees paid in shares of our common stock or INREIT OP units even if repurchased by us, and including deductions for (a) recurring tenant improvements, leasing commissions, and other capital projects, (b) stockholder servicing fees paid during the period, (c) certain operating expenses advanced by the Adviser, as well as repayment of those expenses, (d) accrued preferred return from preferred membership interest, (e) accrued preferred return from preferred equity investment, (f) accrued property incentive fees and (g) similar adjustments for non-controlling interests and unconsolidated entities. FAD is not indicative of cash available to fund our cash needs and does not represent cash flows from operating activities in accordance with GAAP, as it excludes adjustments for working capital items and actual cash receipts from interest income recognized on investments in commercial loans. Cash flows from operating activities in accordance with GAAP would generally be adjusted for such items. Furthermore, FAD is adjusted for stockholder servicing fees and recurring tenant improvements, leasing commissions and other capital expenditures, which are not considered when determining cash flows from operating activities in accordance with GAAP.
FFO, AFFO, and FAD should not be considered to be more relevant or accurate than the GAAP methodology in calculating net income (loss) or in evaluating our operating performance. In addition, FFO, AFFO, and FAD should not be considered as alternatives to net income (loss) as indications of our performance or as alternatives to cash flows from operating activities as indications of our liquidity, but rather should be reviewed in conjunction with these and other GAAP measurements. Further, FFO, AFFO, and FAD are not intended to be used as liquidity measures indicative of cash flow available to fund our cash needs, including our ability to make distributions to our stockholders. In addition, our methodology for calculating AFFO and FAD may differ from the methodologies employed by other companies to calculate the same or similar supplemental performance measures, and accordingly, our reported AFFO and FAD may not be comparable to the AFFO and FAD reported by other companies.
The following table presents a reconciliation of FFO, AFFO and FAD to net income attributable to our stockholders:

	Three Months Ended September 30,		Nine Months Ended September 30,
in thousands	2024	2023	2024	2023
Net loss	$ (3,460)	$ (2,248)	$ (3,724)	$ (7,763)
Adjustments to arrive at FFO:
Impairment of investments in real estate	—	1,743	—	1,743
Real estate depreciation and amortization	5,733	6,203	17,676	19,733

Amount attributed to unconsolidated entities for above adjustment	2,754	2,125	7,203	7,230
Amount attributed to non-controlling interests for above adjustment	(613)	(567)	(1,900)	(1,696)
Amount attributed to unconsolidated entities for net gain on disposition of real estate	—	(1,031)	(106)	(1,078)
FFO attributable to our stockholders	4,414	6,225	19,149	18,169
Adjustments to arrive at AFFO:
Straight-line rental income	(160)	(287)	(498)	(911)
Amortization of capitalized tax abatement(1)	42	145	125	434
Amortization of above-market and below-market lease intangibles	(47)	(55)	(158)	(165)
Amortization of deferred financing costs	368	357	993	1,210
Unrealized losses (gains) from changes in the fair value of financial instruments(2)	1,323	303	(393)	2,387
Non-cash share based compensation awards	19	20	57	59
Amount attributed to unconsolidated entities for unrealized losses (gains) on fair value of financial instruments	1,594	586	2,847	1,326
Amount attributed to unconsolidated entities for above adjustments	12	(107)	(47)	(467)
Amount attributed to non-controlling interests for above adjustments	(661)	169	(456)	217
AFFO attributable to our stockholders	6,904	7,356	21,619	22,259
Adjustments to arrive at FAD:
Non-cash management fee	515	446	1,478	1,260
Recurring tenant improvements, leasing commissions and other capital expenditures(3)	(268)	(1,214)	(605)	(2,292)
Accrued preferred return from preferred membership interest	(295)	(279)	(868)	(811)
Accrued preferred return from preferred equity investment	(91)	(88)	(263)	(261)
Stockholder servicing fees	(47)	(27)	(129)	(63)
Recurring capital expenditures attributed to unconsolidated entities(3)	(105)	24	(1,293)	(1,077)
Recurring capital expenditures attributed to non-controlling interests(3)	(50)	258	—	454
Realized (gains) losses on financial instruments(4)	621	1,251	2,009	2,494
Accrued property incentive fees	(464)	—	203	—
FAD attributable to our stockholders	$ 6,720	$ 7,727	$ 22,151	$ 21,963
(1)We obtained a tax abatement in conjunction with our purchase of the 3101 Agler property with an expiration date of December 31, 2031. We are amortizing the tax abatement over its remaining useful life as a component of property operating expenses in the condensed consolidated statements of operations. As of September 30, 2024, accumulated amortization of the capitalized tax abatement was $0.4 million.
(2)Unrealized losses (gains) from changes in fair value of financial instruments primarily relates to mark-to-market changes on our investments in real estate-related securities, investment in affiliated fund, investments in commercial loans and derivatives.

(3)Recurring capital expenditures are required to maintain our investments. Capital expenditures exclude underwritten tenant improvements, leasing commissions and capital expenditures with useful lives over 10 years.
(4)Realized (gains) losses on financial instruments relates to the sale of real estate related securities, realized (gains) losses from derivative instruments and income from our investment in affiliated fund.
Net Asset Value
We calculate our NAV for each class of shares based on the net asset values of our investments (including loans and real estate-related securities), the addition of any other assets (such as cash on hand), and the deduction of any liabilities (including mortgages, other indebtedness, the allocation/accrual of any performance participation to the Special Limited Partner and the deduction of any stockholder servicing fees specifically applicable to such class of shares). NAV is not a measure used under GAAP and the valuations of and certain adjustments made to our assets and liabilities used in the determination of NAV will differ from GAAP. You should not consider NAV to be equivalent to stockholders’ equity or any other GAAP measure.
The following table reconciles stockholders’ equity under GAAP per our condensed consolidated balance sheets to our NAV:

in thousands	September 30, 2024
Stockholders' equity	$ 78,992
Adjustments:
Class N redeemable common stock(1)	420,164
Unrealized net real estate and borrowings appreciation(2)	(4,003)
Accumulated depreciation and amortization(3)	115,926
Organization costs, offering costs and certain operating expenses(4)	12,000
Redeemable non-controlling interests attributable to INREIT OP(5)	2,926
Accrued stockholder servicing fee(6)	2,487
Impairment of investments in real estate(7)	6,182
Straight-line rent receivable(8)	(7,108)
Other	299
NAV	$ 627,865
(1)MassMutual’s Class N shares have been classified as redeemable common stock, which is not a component of stockholders’ equity on our condensed consolidated balance sheets in this Quarterly Report on Form 10-Q, because MassMutual has the contractual right to redeem the shares under certain circumstances. MassMutual's redemption rights are not transferable. We include the value of these shares as a component of our NAV.
(2)Our investments in real estate are presented under historical cost in our condensed consolidated financial statements in this Quarterly Report on Form 10-Q. Additionally, our mortgage notes, revolving credit facility and financing obligation (“Borrowings”) are presented at their carrying value in our condensed consolidated financial statements. As such, any increases or decreases in the fair market value of our investments in real estate or our Borrowings are not included in our condensed consolidated financial statements. For purposes of determining our NAV, our investments in real estate and our Borrowings are recorded at fair value.

(3)We depreciate our investments in real estate and amortize certain other assets and liabilities in accordance with GAAP. Such depreciation and amortization, including depreciation and amortization related to our investments in unconsolidated entities, is excluded for purposes of determining our NAV.
(4)The Adviser advanced all of our organization and offering expenses (other than upfront selling commissions, dealer manager fees and ongoing stockholder servicing fees) incurred through December 31, 2022. We will reimburse the Adviser for all of our advanced expenses ratably over the 60 months following the earlier of (1) the date our NAV reaches $1.0 billion and (2) December 31, 2027.
The Adviser advanced all of our operating expenses on our behalf through December 31, 2021. These costs include certain prepaid expenses that are classified as other assets in our GAAP condensed consolidated financial statements in this Quarterly Report on Form 10-Q that have also been excluded from our NAV. From January 2022 to September 2022, we began ratably reimbursing the Adviser over 60 months for the operating expenses incurred prior to December 31, 2021 and will recommence reimbursements to the Adviser following the earlier of (1) the date that our NAV reaches $1.0 billion and (2) December 31, 2027.
Under GAAP, organization and operating costs are expensed as incurred and offering costs are charged to equity as such amounts are incurred. For NAV, all such costs will be recognized as a reduction to NAV as they are reimbursed ratably over 60 months. The adjustment presented represents the difference between the organization costs, offering costs and certain operating expenses advanced by the Adviser and the amount that has been reimbursed to the Adviser.
(5)The Class E units in INREIT Operating Partnership held by Invesco REIT Special Limited Partner L.L.C. have been classified as redeemable common stock, which is not a component of stockholders’ equity on our condensed consolidated balance sheets in this Quarterly Report on Form 10-Q. We include the value of these units as a component of our NAV. These Class E units are classified as redeemable non-controlling interest in INREIT Operating Partnership on our condensed consolidated balance sheets because Invesco REIT Special Limited Partner L.L.C. has the contractual right to redeem the units under certain circumstances.
(6)Accrued stockholder servicing fee represents the accrual for the cost of the stockholder servicing fee for Class T, Class S, and Class D shares. Under GAAP, we accrued the full cost of the stockholder servicing fee payable over the life of each share (assuming such share remains outstanding the length of time required to pay the maximum stockholder servicing fee) as an offering cost at the time we sold the Class T, Class S, and Class D shares. For purposes of calculating NAV, we recognize the stockholder servicing fee as a reduction of NAV on a monthly basis when such fee is paid.
(7)We record impairment of investments in real estate in accordance with GAAP. Any impairment recorded for GAAP is excluded for purposes of determining our NAV.
(8)We record straight-line rent in accordance with GAAP. Any resulting straight-line rent receivable or liability is excluded for purposes of determining our NAV.
The following table provides a breakdown of the major components of our total NAV as of September 30, 2024:

in thousands, except share/unit data
Components of NAV	September 30, 2024
Investments in real estate	$ 802,342
Investments in unconsolidated entities	150,069
Investments in real estate-related securities	40,559
Investment in commercial loan	12,972
Investments in affiliated fund	23,168
Cash and cash equivalents	69,326
Restricted cash	10,324
Other assets	3,705
Mortgage notes, revolving credit facility and financing obligation, net	(387,301)
Subscriptions received in advance	(6,204)
Other liabilities	(22,648)
Management fee payable	(342)
Accrued stockholder servicing fees	(15)
Non-controlling interests in joint-ventures	(68,090)
Net asset value	$ 627,865
Number of outstanding shares/units	22,439,173

The following table provides a breakdown of our total NAV and NAV per share/unit by class as of September 30, 2024:

in thousands, except share/unit data
NAV Per Share/Unit	Class T Shares	Class S Shares	Class D Shares	Class I Shares	Class E Shares	Class N Shares	Operating Partnership Units(1)	Total
Net asset value	$ 17,041	$ 19,327	$ 23,625	$ 125,996	$ 34,895	$ 404,055	$ 2,926	$ 627,865
Number of outstanding shares/units	628,551	711,547	870,916	4,623,637	1,213,198	14,289,603	101,721	22,439,173
NAV Per Share/Unit as of September 30, 2024	$ 27.1109	$ 27.1622	$ 27.1270	$ 27.2504	$ 28.7630	$ 28.2761	$ 28.7630
(1)Includes the limited partnership interest of the Operating Partnership held by the Special Limited Partner.
Our real estate properties are valued by an independent advisor using a discounted cash flow methodology. The following table summarizes the weighted averages of the key unobservable inputs used in the September 30, 2024 valuations:

Property Type	Discount Rate	Exit Capitalization Rate
Healthcare	7.1%	5.7%
Office	8.8%	7.3%
Industrial	7.6%	6.0%
Self-Storage	7.8%	5.8%
Multifamily	7.0%	5.5%
Student Housing	7.4%	5.6%
Retail	8.3%	7.3%

These assumptions are determined by an independent advisor, and reviewed by the Adviser. A change in these assumptions would impact the calculation of the value of our property investments. For example, assuming all other factors remain unchanged, the changes listed below would result in the following effects on our investment values:

Input	Hypothetical Change	Healthcare Investment Values	Office Investment Values	Industrial Investment Values	Self-Storage Investment Values	Multifamily Investment Values	Student Housing Investment Values	Retail Investment Values
Discount Rate (weighted average)	0.25% decrease	+1.9%	+1.8%	+2.0%	+1.9%	+2.0%	+1.9%	+1.8%
Discount Rate (weighted average)	0.25% increase	(1.9)%	(1.8)%	(2.0)%	(1.8)%	(1.9)%	(1.9)%	(1.8)%
Exit Capitalization Rate (weighted average)	0.25% decrease	+2.9%	+2.0%	+2.8%	+2.7%	+3.0%	+2.8%	+1.9%
Exit Capitalization Rate (weighted average)	0.25% increase	(2.6)%	(1.9)%	(2.6)%	(2.5)%	(2.7)%	(2.6)%	(1.8)%

Distributions
The net distribution varies for each class based on the applicable stockholder servicing fee, which is deducted from the monthly distribution per share and paid directly to the applicable distributor. The table below details the net distribution for each of our share classes for the nine months ended September 30, 2024:

Declaration Date	Class T Shares	Class S Shares	Class D Shares	Class I Shares	Class E Shares	Class N Shares
January 31, 2024	$ 0.1307	$ 0.1325	$ 0.1359	$ 0.1395	$ 0.1395	$ 0.1395
February 29, 2024	0.1309	0.1325	0.1359	0.1392	0.1392	0.1392
March 28, 2024	0.1307	0.1303	0.1360	0.1395	0.1395	0.1395
April 30, 2024	0.1295	0.1286	0.1346	0.1380	0.1380	0.1380
May 31, 2024	0.1307	0.1298	0.1360	0.1395	0.1395	0.1395
June 28, 2024	0.1295	0.1286	0.1346	0.1380	0.1380	0.1380
July 31, 2024	0.1307	0.1296	0.1360	0.1395	0.1395	0.1395
August 31, 2024	0.1308	0.1296	0.1360	0.1395	0.1395	0.1395
September 30, 2024	0.1296	0.1284	0.1347	0.1380	0.1380	0.1380
Total	$ 1.1731	$ 1.1699	$ 1.2197	$ 1.2507	$ 1.2507	$ 1.2507

For the three and nine months ended September 30, 2024, we declared distributions of $9.3 million and $27.5 million, respectively. For the three and nine months ended September 30, 2023, we declared distributions of $8.8 million and $25.9 million, respectively.

The following tables summarizes our distributions declared during the three and nine months ended September 30, 2024 and 2023:

	Three Months Ended
	September 30, 2024		September 30, 2023
in thousands	Amount	Percentage	Amount	Percentage
Distributions
Payable in cash	$ 3,755	40%	$ 3,708	42%
Reinvested in shares	5,524	60%	5,069	58%
Total distributions	$ 9,279	100%	$ 8,777	100%
Sources of Distributions
Cash flows from operating activities	$ 6,883	74%	$ 5,494	63%
Distributions of capital from investments in unconsolidated entities(1)	2,334	25%	2,632	30%
DRIP(3)	62	1%	334	4%
Financing proceeds	—	— %	317	3%
Total sources of distributions	$ 9,279	100%	$ 8,777	100%

Cash flows from operating activities	$ 6,883		$ 5,494
Funds from Operations(2)	$ 4,414		$ 6,225

	Nine Months Ended
	September 30, 2024		September 30, 2023
in thousands	Amount	Percentage	Amount	Percentage
Distributions
Payable in cash	$ 11,209	41%	$ 20,254	78%
Reinvested in shares	16,256	59%	5,686	22%
Total distributions	$ 27,465	100%	$ 25,940	100%
Sources of Distributions
Cash flows from operating activities	$ 13,628	50%	$ 16,350	63%
Distributions of capital from investments in unconsolidated entities(1)	5,612	20%	5,374	20%
DRIP(3)	1,479	5%	928	4%
Financing proceeds	6,746	25%	3,288	13%
Total sources of distributions	$ 27,465	100%	$ 25,940	100%

Cash flows from operating activities	$ 13,628		$ 16,350
Funds from Operations(2)	$ 19,149		$ 18,169
(1)Represents distributions received from equity method investments that are classified as cash flows from investing activities. These equity method investments currently include our interest in a joint venture through which we own our interest in the Sunbelt Medical Office Portfolio, our preferred membership interest in San Simeon Preferred Equity, which owns a multifamily property, and our interest in a joint venture through which we hold our interests in a fully integrated retail platform operating company and non-controlling interests we own in fourteen retail properties. Distributions received from equity method investments are classified as either cash flows from operating or investing activities based on the cumulative earnings approach. See Note 2 — “Summary of Significant Accounting Policies” to our consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2023 for additional details on the cumulative earnings approach. In addition, this amount represents distributions from our investment in an affiliated fund. The distributions received from this investment are classified as investing activities.
(2)See “—Funds from Operations, Adjusted Funds from Operations and Funds Available for Distribution” above for description of Funds from Operations (“FFO”), for reconciliation of FFO to GAAP net income (loss) attributable to INREIT stockholders and for considerations on how to review this metric.
(3)Shareholders may elect to have their distributions reinvested in shares of our common stock through our distribution reinvestment plan.
Liquidity and Capital Resources
Liquidity

We believe that with respect to liquidity, we are well positioned with $144.6 million of immediate liquidity as of September 30, 2024, made up of $75.3 million of undrawn capacity on our Revolving Credit Facility and $69.3 million of cash and cash equivalents. In addition, we hold $40.6 million in investments in real estate-related securities that could be liquidated to satisfy any potential liquidity requirements.
Our primary needs for liquidity and capital resources are to fund our investments, to make distributions to our stockholders, to repurchase shares of our common stock under our share repurchase plan, to pay our offering costs and operating fees and expenses and to pay interest on our borrowings. We will obtain the funds required to purchase investments and conduct our operations from the net proceeds of our Private Offerings, our Offering, DST Program and any future offerings we may conduct, including through the DST Program, from secured and unsecured borrowings from banks and other lenders and from any undistributed funds from operations. Generally, cash needs for items other than asset acquisitions are met from operations, and cash needs for asset acquisitions are funded by our Private Offerings, the Offering, DST Program and debt financings. However, there may be a delay between the sale of our shares and our purchase of assets that could result in a delay in the benefits to our stockholders, if any, of returns generated from our investment operations.

Our target leverage ratio is approximately 50% to 60%. As used herein, “leverage ratio” is measured by dividing (x) the sum of the Company’s consolidated property-level debt, entity-level debt and debt-on-debt, net of cash and restricted cash, by (y) the asset value of the Company’s real estate investments, private real estate debt investments and equity in the Company’s real estate-related securities portfolio (in each case measured using the greater of fair market value and cost), including the Company’s net investment in unconsolidated investments. For purposes of determining the asset value of the Company’s real estate investments, the Company includes the asset value of the DST Properties (as defined in any Prospectus) due to the master lease structure, including the Company’s fair market value purchase option. The leverage ratio calculation does not include (i) indebtedness incurred in connection with funding a deposit in advance of the closing of an investment, (ii) indebtedness incurred as other working capital advances, (iii) indebtedness on the Company’s real estate securities investments or (iv) the pro rata share of debt within the Company’s unconsolidated investments. Further, the refinancing of any amount of existing indebtedness will not be deemed to constitute incurrence of new indebtedness for purposes of the leverage ratio calculation so long as no additional amount of net indebtedness is incurred in connection therewith (excluding the amount of transaction expenses associated with such refinancing). Our charter prohibits us from borrowing more than 300% of our net assets, which approximates borrowing 75% of the cost of our investments. We may exceed this limit if a majority of our independent directors approves each borrowing in excess of the limit and we disclose the justification for doing so to our stockholders.
If we are unable to raise substantial funds in the Offering or Private Offerings, we will make fewer investments resulting in less diversification in terms of the type, number and size of investments we make. Further, we have certain fixed operating expenses, including certain expenses as a publicly offered REIT, regardless of whether we are able to raise substantial funds in the Offering and Private Offerings. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions.
The Adviser and its affiliates provide us with our management team, including our officers and appropriate support personnel. The Adviser or the Adviser's affiliates may provide us services that would otherwise be performed by third parties. In such event, we will reimburse the Adviser or the Adviser's affiliate the cost of performing such services provided that such reimbursements will not exceed the amount that would be payable if such services were provided by a third party in an arms-length transaction.
The Adviser advanced all of our organization and offering expenses (other than upfront selling commissions, dealer manager fees and ongoing stockholder servicing fees) incurred through December 31, 2022. We will begin reimbursement of advanced organization and offering expenses on the earlier of (1) the date that our NAV reaches $1.0 billion and (2) December 31, 2027. We will reimburse the Adviser for all of our advanced expenses ratably over the 60 months following such date. In January 2023, we began reimbursing the Adviser on a quarterly basis for organization and offering expenses incurred subsequent to December 31, 2022. As of September 30, 2024 and December 31, 2023, the Adviser and its affiliates have advanced organization costs and offering expenses of $8.4 million and $7.6 million, respectively, on our behalf in connection with the Offering and Private Offerings that are recorded as a component of due to affiliates on our condensed consolidated balance sheets in this Quarterly Report on Form 10-Q.
The Adviser has advanced all of our operating expenses (excluding the organizational and offering expenses discussed above) on our behalf through December 31, 2021. From January 2022 to September 2022, we began ratably reimbursing the Adviser over 60 months for the operating expenses incurred prior to December 31, 2021 and will recommence reimbursements to the Adviser following the earlier of (1) the date that our NAV reaches $1.0 billion and (2) December 31, 2027. In January 2022, we began reimbursing the Adviser on a quarterly basis for operating expenses incurred subsequent to December 31, 2021. As of September 30, 2024 and December 31, 2023, we have $8.3 million and $9.4 million, respectively, due to the Adviser for general and administrative expenses. These are recorded as a component of due to affiliates on our condensed consolidated balance sheets in this Quarterly Report on Form 10-Q.

Under our charter, we may reimburse the Adviser, at the end of each fiscal quarter, for total operating expenses paid by the Adviser. However, we may not reimburse the Adviser at the end of any fiscal quarter for total operating expenses (as defined in our charter) that, in the four consecutive fiscal quarters then ended, exceed the greater of 2% of average invested assets or 25% of net income determined without reduction for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of our assets for that period (the “2%/25% Guidelines”). We may reimburse the Adviser for expenses in excess of the 2%/25% Guidelines if a majority of our independent directors determines that such excess expenses (an “Excess Amount”) are justified based on unusual and non-recurring factors. Operating expenses for the four consecutive fiscal quarters ended September 30, 2024 did not exceed the charter-imposed limitation.
MassMutual committed to purchase $400.0 million of Class N common stock in our Class N Private Offering and fully met its commitment as of December 31, 2022.
On October 15, 2024, the Company and MassMutual entered into Amendment No. 2 to the Subscription Agreement, dated as of July 29, 2021 as amended by Amendment No. 1 on December 9, 2022 (as amended, the “Subscription Agreement”) with MassMutual (“Amendment No. 2”). Amendment No. 2 extends the commencement date of MassMutual’s liquidity rights from January 1, 2025 to January 1, 2026 and our ability to recycle MassMutual’s capital from December 31, 2024 to June 30, 2025.
Through June 30, 2025, we may choose to repurchase Class N shares from MassMutual on a monthly basis, subject to thresholds on a monthly basis at the then current Class N transaction price in an amount with an aggregate repurchase price no greater than (1) the aggregate purchase price paid by MassMutual for Class N shares less (2) $200.0 million less (3) the aggregate repurchase price paid to MassMutual by the Company. In any month, however, MassMutual may require us to make or elect to forego the next monthly repurchase. Under the terms of MassMutual’s subscription agreements, through June 30, 2025, we may require MassMutual to purchase additional Class N shares, in an amount equal to the aggregate purchase price paid by MassMutual for Class N shares that were subsequently repurchased by us.
Beginning January 1, 2026 and continuing until we have repurchased $200.0 million of MassMutual Shares, we are required to repurchase MassMutual shares on a monthly basis, subject to thresholds based on monthly net offering proceeds. In any month, MassMutual may choose to waive our obligation to repurchase shares. We are required to limit repurchases to ensure that the aggregate NAV of MassMutual shares is at least $50.0 million.
Beginning January 1, 2026, MassMutual holds the right to request that we repurchase MassMutual shares on a monthly basis, subject to thresholds based on monthly net offering proceeds and the Company’s NAV. This right to request that we repurchase MassMutual shares is in addition to the requirement to repurchase MassMutual shares described in the preceding paragraph.

Capital Resources
In September 2023, INREIT OP entered into an amendment to the existing Revolving Credit Facility with Bank of America, N.A. (“Bank of America”). The interest rate and spread terms remained identical to the terms outlined below. As a result of the amendment, the aggregate commitments were reduced to $100.0 million with an ability to request an increase up to $150.0 million in aggregate commitments. The amendment extended the maturity date to September 6, 2024 and granted an option to extend the term to September 5, 2025, subject to certain conditions. In July 2024, we exercised this extension right, extending the term of the Revolving Credit Facility to September 5, 2025. On October 11, 2024, we entered into a fifth amendment to the Revolving Credit Facility to provide for, among other things, a reduction in borrowing limitations from properties in the Company's DST Program in exchange for an incremental commitment by Invesco Realty, Inc. to provide up to $35.0 million of capital to the Company to repay outstanding obligations under the Revolving Credit Facility in the event of default, but is not available to fund our operating or investing activities.

Borrowings under the Revolving Credit Facility carry interest at a rate equal to (i) SOFR, (ii) SOFR with an interest period of one, three or six-months, or (iii) a Base Rate, where the base rate is the highest of (a) federal funds rate plus 0.5%, (b) the rate of interest as publicly announced by Bank of America N.A. as its “prime rate”, (c) SOFR with an interest period of one month plus 1.0%, or (d) 1.0%, in each case, plus an applicable margin that is based on our leverage ratio.
As of September 30, 2024 and December 31, 2023, the Company did not have an outstanding principal balance on its revolving credit facility. The weighted-average interest rate for the three and nine months ended September 30, 2024 was 7.08% and 7.10%, respectively. The weighted-average interest rate for the three and nine months ended September 30, 2023 was 6.99% and 6.62%, respectively. As of September 30, 2024, the borrowing capacity on the Revolving Credit Facility was $75.3 million. The borrowing capacity is less than the difference between the current facility capacity of $100.0 million and the current principal outstanding balance as the calculation of borrowing capacity is limited by the aggregate fair value and cash flows of our unencumbered properties.
As of September 30, 2024, we were in compliance with all loan covenants in our revolving credit facility agreement.
The following table summarizes certain characteristics of our mortgage notes that are secured by our properties:

in thousands					Principal Balance Outstanding
Indebtedness	Interest Rate(1)	Initial Maturity Date	Extended Maturity Date(6)	Maximum Principal Amount	September 30, 2024	December 31, 2023
Bixby Kennesaw	S + 1.71%(2)	9/24/2026	N/A	$ 53,000	$ 53,000	$ 53,000
The Carmin	S + 1.75%(3)	1/1/2025	1/1/2027	$ 65,500	65,500	65,500
Cortlandt Crossing	3.13%	3/1/2027	N/A	$ 39,660	39,660	39,660
Everly Roseland	S + 1.45%(4)	4/28/2027	4/28/2029	$ 113,500	111,134	110,874
Midwest Industrial Portfolio	4.44% and S + applicable margin(5)	7/5/2027	N/A	$ 70,000	70,000	70,000
Total mortgages payable					339,294	339,034
Deferred financing costs, net					(1,533)	(2,290)
Mortgage notes payable, net					$ 337,761	$ 336,744
(1)The term “S” refers to the relevant floating benchmark rate, SOFR.
(2)The weighted-average interest rate for the three and nine months ended September 30, 2024 was 7.03% and 7.04%, respectively. The weighted-average interest rate for the three and nine months ended September 30, 2023 was 6.87% and 6.48%, respectively.
(3)The weighted-average interest rate for the three and nine months ended September 30, 2024 was 7.09% and 7.08%, respectively. The weighted-average interest rate for the three and nine months ended September 30, 2023 was 6.81% and 6.33%, respectively.
(4)The weighted-average interest rate for the three and nine months ended September 30, 2024 was 6.75% and 6.77%, respectively. The weighted-average interest rate for the three and nine months ended September 30, 2023 was 6.70% and 6.38%, respectively.

(5)The mortgage note secured by Meridian Business 940, Capital Park 2919, 3101 Agler and Earth City 13330 (collectively the “Midwest Industrial Portfolio”) bears interest at two rates. Of the $70.0 million principal balance, $35.0 million bears interest at a fixed rate of 4.44%, and $35.0 million bears interest at a floating rate of the greater of (a) 2.20% or (b) the sum of 1.70% plus SOFR. The weighted-average interest rate of the combined $70.0 million principal balance for the three and nine months ended September 30, 2024 was 5.71% and 5.73%, respectively, and 5.66% and 5.62% for the three and nine months ended September 30, 2023, respectively.
(6)We may elect to extend the maturity date upon meeting certain conditions, which may include payment of a non-refundable extension fee.
As of September 30, 2024, we were in compliance with all loan covenants in our mortgage notes.
In connection with The Carmin property, as of September 30, 2024 we hold a financing obligation on our condensed consolidated balance sheets of $53.7 million, net of debt issuance costs.
See Note 9 — “Borrowings” to our condensed consolidated financial statements included in this Quarterly Report on Form 10-Q for a discussion of our borrowing arrangements.
Other potential future sources of capital include incremental secured or unsecured financings from banks or other lenders and proceeds from the sale of assets. If necessary, we may use financings or other sources of capital in the event of unforeseen significant capital expenditures. We have not yet identified any sources for these types of financings.
At September 30, 2024, we had cash and cash equivalents of $69.3 million and restricted cash of $10.3 million. Our restricted cash consists of subscriptions received in advance, an interest reserve that we are contractually required to maintain on deposit under the terms of our preferred membership interest in a limited liability company, amounts in escrow for taxes and insurance related to mortgages at certain properties and security deposits.
We currently have no deposits or lines of credit with community or regional banking organizations, as such terms are defined by the Federal Reserve. The commercial loan we hold is a mezzanine loan for which the senior loan is held by a community or regional banking organization and in this case the senior loan is fully funded with no future funding obligation. Our Adviser and its affiliates use a formal bank monitoring program to seek to ensure a comprehensive and disciplined approach for the selection and ongoing monitoring of the financial institutions with whom funds and companies managed by our Adviser and its affiliates, such as our Company, do business. All financial institutions with which we do business must be initially approved by Invesco’s treasurer and are subject to ongoing monitoring.
Capital Uses
During periods when we are selling more shares than we are repurchasing, we primarily use our capital to acquire our investments, which we also fund with other capital resources. During periods when we are repurchasing more shares than we are selling, we primarily use our capital to fund repurchases. During the months ended July 31, 2024, August 31, 2024 and September 30, 2024, we received repurchase requests below the applicable repurchase limits under our Share Repurchase Plan and fulfilled all repurchase requests.

Our operating expenses include, among other things, the management fee we pay to the Adviser and the performance participation allocation that INREIT OP pays to the Special Limited Partner, both of which will impact our liquidity to the extent the Adviser or the Special Limited Partner elects to receive such payments in cash, or subsequently redeem shares or OP units previously issued to them. To date, the Adviser and the Special Limited Partner have both always elected to be paid in OP units, resulting in a non-cash expense.
Forward-Looking Statements Regarding Liquidity

We believe that our current level of cash and borrowing capacity under our Revolving Credit Facility, together with expected future cash flows from our Offering, Private Offerings, DST offerings and future operations, will be sufficient to meet the needs of our existing operations and planned requirements for the foreseeable future.
Cash Flows
The following table provides a breakdown of the net change in our cash and cash equivalents and restricted cash:

	Nine Months Ended September 30,
in thousands	2024	2023
Cash flows provided by operating activities	$ 13,628	$ 16,350
Cash flows used in investing activities	(1,744)	(36,619)
Cash flows (used in) provided by financing activities	24,394	(4,385)
Net (decrease) increase in cash and cash equivalents and restricted cash	$ 36,278	$ (24,654)
Operating Activities
Cash flows provided by operating activities of $13.6 million for the nine months ended September 30, 2024 consists of our net loss of $5.2 million adjusted for non-cash items and changes in assets and liabilities. The change in our assets and liabilities is primarily due to the timing of cash receipts and cash payments, including amounts we owe our affiliates.
Investing Activities
Cash flows used in investing activities decreased $34.9 million during the nine months ended September 30, 2024 compared to the corresponding period in 2023 primarily due to no additional investments in our affiliated fund and commercial loans and proceeds from sales of real estate-related securities and the repayment of the Blue Grass commercial loan. These decreases were partially offset by acquisitions of real estate, purchases of real estate-related securities and contributions in our investments in unconsolidated entities.
Financing Activities
Cash flows provided by financing activities increased $28.8 million for the nine months ended September 30, 2024 compared to the corresponding period in 2023 primarily due to an increase in contributions from non-controlling interests primarily related to DST proceeds of $18.8 million, a decrease in common stock distributions of $10.4 million, an increase in subscriptions in advance of $4.0 million, and a decrease in common stock repurchases of $1.9 million. This increase was partially offset by a decrease in proceeds from issuances of common stock of $5.6 million and a decrease in net proceeds from borrowings of $1.2 million from the Revolving Credit Facility and mortgages payable.
Critical Accounting Policies and Estimates
There have been no significant changes to our critical accounting policies and estimates that are disclosed in our Annual Report on Form 10-K for the year ended December 31, 2023.
Pending Accounting Pronouncements
See Note 2 — “Summary of Significant Accounting Policies” to our condensed consolidated financial statements in this Quarterly Report on Form 10-Q for a discussion of pending accounting pronouncements.
Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.
ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
The primary components of our market risk are related to interest rates, credit and real estate values. While we do not seek to avoid risk completely, we believe that risk can be quantified from historical experience, and we seek to actively manage that risk, to earn sufficient compensation to justify taking those risks and to maintain capital levels consistent with the risks we undertake.
Interest Rate Risk
We are exposed to interest rate changes primarily as a result of long-term debt used to maintain liquidity, fund capital expenditures and expand our investment portfolio and operations. Market fluctuations in real estate financing affect the availability and cost of funds needed to expand our investment portfolio. In addition, restrictions upon the availability of real estate financing or high interest rates for real estate loans could adversely affect our ability to dispose of real estate in the future. We seek to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs. We use derivative financial instruments to hedge exposures to changes in interest rates on loans secured by our assets.
Interest rate risk is highly sensitive to many factors, including governmental, monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. We are subject to interest rate risk in connection with floating rate debt secured by our properties, our Revolving Credit Facility, our investments in real estate securities, our investment in a commercial loan and our investment in an affiliated debt fund. We are also subject to interest rate risk through our investments in unconsolidated entities that have been financed with floating rate debt. We seek to manage our exposure to interest rate risk by utilizing a combination of fixed- and floating-rate financing with staggered maturity dates and through interest rate protection agreements to cap a portion of our variable rate debt. Additionally, we may hedge our interest rate risk by using derivative contracts to fix the interest expense on a portion of our floating-rate debt.
Certain of our mortgage notes and Revolving Credit Facility financings are variable rate and indexed to SOFR. As of September 30, 2024, we had borrowed $339.3 million under our mortgage notes and fully repaid the Revolving Credit Facility. Of our total borrowings, $264.6 million bears variable rate interest. As of September 30, 2024, a 100 basis point increase or decrease in SOFR assuming no changes in the composition of our borrowings over a twelve-month period results in a projected increase or decrease in interest expense of $0.6 million, net of the impact of our interest rate hedges.
We have invested a portion of our portfolio in fixed and floating rate real estate-related debt securities. On floating-rate securities, our net income will increase or decrease depending on interest rate movements. As of September 30, 2024, a 100 basis point increase or decrease in SOFR assuming no changes in the composition of our portfolio of real estate-related securities over a twelve-month period results in a projected increase or decrease in interest income of $0.2 million.
As of September 30, 2024, we have originated a $13.0 million variable rate mezzanine commercial loan that is indexed to SOFR. As of September 30, 2024, a 100 basis point increase or decrease in SOFR assuming no changes in the composition of our commercial loan results in a projected increase or decrease in interest income of $0.4 million.
Credit Risk
We are exposed to credit risk with respect to the tenants that occupy properties we own. To mitigate this risk, we undertake a credit evaluation of major tenants prior to making an investment. This analysis includes extensive due diligence of a potential tenant’s creditworthiness and business, as well as an assessment of the strategic importance of the property to the tenant’s core business operations.

Additionally, we are exposed to credit risk in the real estate-related debt investments that we make with respect to a borrower’s ability to make required interest and principal payments on scheduled due dates. We manage this risk by conducting a credit analysis prior to making an investment and by actively monitoring our portfolio and the underlying credit quality, including subordination and diversification of our real estate-related debt portfolio. In addition, we re-evaluate the credit risk inherent in our investments on a regular basis under fundamental considerations such as gross domestic product, unemployment, interest rates, retail sales, store closing/openings, corporate earnings, housing inventory, affordability and regional home price trends.
Finally, we may be exposed to counterparty credit risk under the terms of a derivative contract. If the fair value of a derivative contract is positive, the counterparty will owe us, which creates credit risk for us. If the fair value of a derivative contract is negative, we will owe the counterparty and, therefore, do not have credit risk. We will seek to minimize the credit risk in derivative instruments by entering into transactions with high-quality counterparties.
Real Estate Market Value Risks
Commercial property values are subject to volatility and may be adversely affected by a number of factors, including but not limited to: national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors); local real estate conditions; changes or continued weakness in specific industry segments; construction quality, age and design; demographic factors; and retroactive changes to building or similar codes. Changes in commercial property values are difficult to predict with accuracy. We model a range of valuation scenarios and the resulting impacts to our business.
ITEM 4. CONTROLS AND PROCEDURES
Evaluation of Disclosure Controls and Procedures
An evaluation of the effectiveness of the design and operation of our “disclosure controls and procedures” (as defined in Rule 13a-15(e) and 15(d)-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), as of the end of the period covered by this Quarterly Report was made under the supervision and with the participation of our management, including our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”). Based upon this evaluation, our CEO and CFO have concluded that as of the end of the period covered by this Quarterly Report our disclosure controls and procedures (a) are effective to reasonably ensure that information required to be disclosed by us in reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by SEC rules and forms and (b) include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in reports filed or submitted under the Exchange Act is accumulated and communicated to our management, including our CEO and CFO, as appropriate to allow timely decisions regarding required disclosure.
There are inherent limitations to the effectiveness of any system of disclosure controls and procedures, including the possibility of human error and the circumvention or overriding of the controls and procedures. Accordingly, even effective disclosure controls and procedures can only provide reasonable assurance of achieving their control objectives.
Changes in Internal Controls over Financial Reporting
There have been no changes in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that occurred during the quarter ended September 30, 2024 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II. OTHER INFORMATION
ITEM 1. LEGAL PROCEEDINGS
From time to time, we may be involved in various claims and legal actions arising in the ordinary course of business. As of September 30, 2024, we were not involved in any material legal proceedings.
ITEM 1A. RISK FACTORS
Except as set forth below, there were no material changes during the period covered by this Quarterly Report to the risk factors previously disclosed in Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023.

The following disclosure modifies the risk factor under the same caption contained in our Annual Report:

Non-U.S. stockholders may be required to file U.S. federal income tax returns and pay U.S. federal income tax upon their receipt of certain distributions from us or upon their disposition of shares of our common stock.
In addition to any potential withholding tax on ordinary dividends, a non-U.S. holder, other than a “qualified shareholder” or a “qualified foreign pension fund,” as each is defined in Section 897 of the Code, that disposes of a “U.S. real property interest” (“USRPI”) (which includes shares of stock of a U.S. corporation whose assets consist principally of USRPIs), or that receives a distribution from a REIT that is attributable to gains from such a disposition, is generally subject to U.S. federal income tax under the Foreign Investment in Real Property Tax Act of 1980, as amended (“FIRPTA”), on the amount received from (or, in the case of a distribution, to the extent attributable to gains from) such disposition. Subject to certain exceptions, FIRPTA gains must be reported on U.S. federal income tax returns and are taxable at regular U.S. federal income tax rates. Such tax does not apply, however, to gain on the disposition of stock in a REIT that is “domestically controlled.” Generally, a REIT is domestically controlled if less than 50% of its stock, by value, has been owned directly or indirectly by non-U.S. persons during a continuous five-year period ending on the date of disposition or, if shorter, during the entire time period of the REIT’s existence. We cannot assure you that we will qualify as a domestically controlled REIT. If we were to fail to so qualify, amounts received by a non-U.S. holder on certain dispositions of shares of our common stock (including repurchases) would be subject to tax under FIRPTA, unless (1) our shares of common stock were regularly traded on an established securities market and (2) the non-U.S. holder did not, at any time during a specified testing period, hold more than 10% of our common stock. We do not expect our shares to be regularly traded on an established securities market. Final Treasury regulations that are effective as of April 25, 2024 (the “Final Regulations”), modify prior tax guidance relating to the manner in which we determine whether we are a domestically controlled REIT. The Final Regulations provide a look-through rule for our stockholders that are non-publicly traded partnerships, non-public REITs, non-public regulated investment companies, or non-public domestic C corporations owned more than 50% directly or indirectly by foreign persons (“foreign-controlled domestic corporations”) and treat “qualified foreign pension funds” as foreign persons. The look-through rule in the Final Regulations applicable to foreign-controlled domestic corporations will not apply to a REIT for a period of up to ten years if it is able to satisfy certain requirements, including not undergoing a significant change in its ownership and not acquiring a significant amount of new USRPIs, in each case since April 24, 2024, the date the Final Regulations were issued. If a REIT fails to satisfy such requirements during the ten-year period, then the look-through rule in the Final Regulations applicable to foreign-controlled domestic corporations will apply to such REIT beginning on the day immediately following the date of such failure. While we cannot predict when we will commence being subject to such look-through rule in the Final Regulations, we may not be able to satisfy the applicable requirements for the duration of the ten-year period. Prospective investors are urged to consult with their tax advisors regarding the application and impact of these rules.
Even if we are domestically controlled, a non-U.S. holder, other than a “qualified shareholder” or a “qualified foreign pension fund,” that receives a distribution from us that is attributable to gains from the disposition of a USRPI as described above, including in connection with a repurchase of our common stock, is generally subject to U.S. federal income tax under FIRPTA to the extent such distribution is attributable to gains from such disposition, regardless of whether the difference between the fair market value and the tax basis of the USRPI giving rise to such gains is attributable to periods prior to or during such non-U.S. holder’s ownership of our common stock, unless the relevant class of stock is regularly traded on an established securities market in the United States and such non-U.S. holder did not own more than 10% of such class at any time during the one-year period ending on the date of such distribution. In addition, a repurchase of our common stock, to the extent not treated as a sale or exchange, may be subject to withholding as an ordinary dividend.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES, USE OF PROCEEDS AND ISSUER PURCHASES OF EQUITY SECURITIES
Unregistered Sales of Equity Securities
On July 1, 2024, we issued 5,758 unregistered Class E shares of common stock to the Adviser for payment of management fees for total consideration of $0.2 million.
On August 1, 2024, we issued 5,659 unregistered Class E shares of common stock to the Adviser for payment of management fees for total consideration of $0.2 million.
On September 1, 2024, we issued 5,924 unregistered Class E shares of common stock to the Adviser for payment of management fees for total consideration of $0.2 million.
On July 12, 2024, we issued 291 unregistered Class E shares of common stock as part of the distribution reinvestment program for total consideration of approximately $8,500.
On August 10, 2024, we issued 270 unregistered Class E shares of common stock as part of the distribution reinvestment program for total consideration of approximately $7,900.
On September 10, 2024, we issued 264 unregistered Class E shares of common stock as part of the distribution reinvestment program for total consideration of approximately $7,700.
On July 12, 2024, we issued 56,769 unregistered Class N shares of common stock as part of the distribution reinvestment program for total consideration of $1.6 million.
On August 10, 2024, we issued 57,773 unregistered Class N shares of common stock as part of the distribution reinvestment program for total consideration of $1.7 million.
On September 10, 2024, we issued 58,194 unregistered Class N shares of common stock as part of the distribution reinvestment program for total consideration of $1.7 million.
The transactions described above were exempt from the registration provisions of the Securities Act by virtue of Section 4(a)(2) thereof because they were not part of any public offering and did not involve any general solicitation or general advertising.
Use of Offering Proceeds from the Offering
On May 14, 2021, our Registration Statement on Form S-11 (File No. 333-254931) for the Offering of up to $3.0 billion in shares of common stock (in any combination of purchases of Class T, Class S, Class D, Class I and Class E shares of our common stock), consisting of up to $2.4 billion in shares in our primary offering and up to $600 million in shares pursuant to its distribution reinvestment plan, was declared effective under the Securities Act. The offering price for each class of our common stock is determined monthly and is made available on our website and in prospectus supplement filings.

The following table presents information about the Offering and use of proceeds there from as of September 30, 2024:

in thousands except share amounts	Class T Shares	Class S Shares	Class D Shares	Class I Shares	Class E Shares	Total
Offering proceeds:
Shares sold	281,256	376,248	549,102	3,616,683	2,043,645	6,866,934
Gross offering proceeds	$ 8,968	$ 10,940	$ 16,976	$ 109,566	$ 60,062	$ 206,512
Selling commissions and other dealer manager fees	(256)	(102)	(20)	—	—	(378)
Stockholder servicing fees	(108)	(68)	(63)	—	—	(239)
Net offering proceeds	$ 8,604	$ 10,770	$ 16,893	$ 109,566	$ 60,062	$ 205,895
We intend to use the net proceeds from such sales for the purposes set forth in the prospectus for the Offering.
We primarily used the net proceeds from the Offering, along with net proceeds from dispositions of investments in real estate and unregistered sales of common stock, towards the acquisition of $935.7 million of real estate and real estate-related investments, $43.9 million in real estate-related securities and the repurchase of $161.5 million of shares of common stock. In addition to the net proceeds from the Offering, dispositions and unregistered sales of common stock, we financed our investments with $424.1 million from mortgages payable and financing obligations. The amounts of real estate and real estate-related investments acquired and financing from mortgages payable and financing obligations reflect our pro-rata share with respect to joint ventures. See Item 2— “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Liquidity and Capital Resources” for additional details on our borrowings.
Issuer Purchases of Equity Securities
We have adopted a share repurchase plan, whereby on a monthly basis, stockholders may request that we repurchase all or any portion of their shares of any class, subject to the terms and conditions of the share repurchase plan. We may choose to repurchase all, some or none of the shares that have been requested to be repurchased in any month, in our discretion, subject to any limitations in the share repurchase plan.
The aggregate amount of share repurchases is limited to no more than 2% of our aggregate NAV per month (measured using the aggregate NAV as of the end of the immediately preceding month) and no more than 5% of our aggregate NAV per calendar quarter (measured using the aggregate NAV as of the end of the immediately preceding three months).
Under our share repurchase plan, to the extent we choose to repurchase shares in any month, we will only repurchase shares as of the opening of the last calendar day of that month (each such date, a “Repurchase Date”). Repurchases will be made at the transaction price in effect on the Repurchase Date, except that shares that have not been outstanding for at least one year will be repurchased at 95% of the transaction price, subject to certain limited exceptions. Should repurchase requests, in our judgment, place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on our company as a whole, or should we otherwise determine that investing our liquid assets in real properties or other investments rather than repurchasing our shares is in the best interests of our company as a whole, we may choose to repurchase fewer shares in any month than have been requested to be repurchased, or none at all. Further, our board of directors may make exceptions to modify or suspend our share repurchase plan if it deems such action to be in our best interest and the best interest of our stockholders.
If the transaction price for the applicable month is not made available by the tenth business day prior to the last business day of the month (or is changed after such date), then no repurchase requests will be accepted for such month and stockholders who wish to have their shares repurchased the following month must resubmit their repurchase requests.

During the three months ended September 30, 2024, we repurchased shares of our common stock in the following amounts:

Month of:	Total Number of Shares Repurchased	Average Price Paid per Share	Total Number of Shares Repurchased as Part of Publicly Announced Plans or Programs(1)	Maximum Number of Shares Pending Repurchase Pursuant to Publicly Announced Plans or Programs (2)
July 2024	14,414	$ 27.75	14,414	—
August 2024	40,955	27.65	40,955	—
September 2024	202,283	27.47	202,283	—
	257,652	$ 27.52	257,652	—
(1)Publicly announced plans or programs include share repurchases under our share repurchase plan, if any.
(2)All repurchase requests under our share repurchase plan were satisfied.
During the three months ended September 30, 2024, we repurchased 13,853 Class E shares from the Adviser outside of the share repurchase plan related to shares that were previously issued to the Adviser as payment of management fees.
ITEM 3. DEFAULTS UPON SENIOR SECURITIES
None.
ITEM 4. MINE SAFETY DISCLOSURES
Not applicable.
ITEM 5. OTHER INFORMATION
None.

ITEM 6. EXHIBITS

Exhibit Number	Exhibit Description

3.1
Second Articles of Amendment and Restatement of Invesco Real Estate Income Trust Inc. (filed as Exhibit 3.1 to the Company’s Registration Statement on Form S-11 filed on March 31, 2021 and incorporated herein by reference).

3.2	Bylaws of Invesco Real Estate Income Trust Inc. (filed as Exhibit 3.2 to the Company’s Registration Statement on Form S-11 filed on March 31, 2021 and incorporated herein by reference).

4.1	Distribution Reinvestment Plan (filed as Exhibit 4.1 on Form 10-Q filed on May 12, 2023 and incorporated herein by reference).

10.1
Fifth Amendment to the Revolving Credit Facility, dated October 11, 2024, among Invesco REIT Operating Partnership LP, the Company, Bank of America, N.A. and the other parties thereto (filed as Exhibit 10.1 on Form 8-K filed on October 17, 2024 and incorporated herein by reference).

10.2
Amendment No. 2 to Subscription Agreement, dated October 15, 2024, between the Company and Massachusetts Mutual Life Insurance Company (filed as Exhibit 10.2 on Form 8-K filed on October 17, 2024 and incorporated herein by reference).

31.1*	Certification of Chief Executive Officer, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2*	Certification of Chief Financial Officer, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1**	Certification of Chief Executive Officer, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2**	Certification of Chief Financial Officer, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

101
The following financial information from the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, formatted in iXBRL (inline eXtensible Business Reporting Language): (i) Condensed Consolidated Balance Sheets; (ii) Condensed Consolidated Statements of Operations; (iii) Condensed Consolidated Statements of Changes in Equity and Redeemable Equity Instruments; and (iv) Condensed Consolidated Statements of Cash Flows

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
* Filed herewith
** Furnished herewith

The agreements and other documents filed as exhibits to this quarterly report are not intended to provide factual information or other disclosure other than with respect to the terms of the agreements or other documents themselves, and you should not rely on them for that purpose. In particular, any representations and warranties made by us in these agreements or other documents were made solely within the specific context of the relevant agreement or document and may not describe the actual state of affairs as of the date they were made or at any other time.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Invesco Real Estate Income Trust Inc.

/s/ R. Scott Dennis
R. Scott Dennis
Chairperson of the Board, President and Chief Executive Officer
(Principal Executive Officer)

/s/ Courtney Popelka
Courtney Popelka
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

Date: November 13, 2024